Exhibit 10.03

OFFICE LEASE

Between

DOUGLAS EMMETT 2000, LLC,

a Delaware limited liability company

as Landlord

and

REACHLOCAL, INC.,

a Delaware corporation

as Tenant

Dated

August 30, 2006

OFFICE LEASE

BASIC LEASE INFORMATION

	Date:	August 30, 2006
	Landlord:	DOUGLAS EMMETT 2000, LLC, a Delaware limited liability company

	Tenant:	REACHLOCAL, INC., a California corporation
SECTION
1.1	Premises:	21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367

1.4	Rentable Area of Initial Premises:	Approximately 8,486 square feet

	Rentable Area of Must-Take Space:	Approximately 2,607 square feet

	Rentable Area of Premises:	Approximately 11,093 square feet

1.4	Usable Area of Initial Premises:	Approximately 7,074 square feet

	Usable Area of Must-Take Space:	Approximately 2,173 square feet

	Usable Area of Premises:	Approximately 9,247 square feet

2.1	Term:	Five (5) years and two (2) months

	Commencement Date:	The date that is the later of (i) November 1, 2006, or (ii) the next business day after the date that the Improvements (as such term is defined in Exhibit “B” attached hereto) have been substantially completed.

	Anticipated Commencement Date (Initial Premises):	November 1, 2006

	Must-Take Space Rent Commencement:	March 1, 2007

	Expiration Date:	Five (5) years and two (2) months after the Commencement Date, plus as many days as may be necessary so that the Term of this Lease ends on the last day of a calendar month

3.1	Initial Fixed Monthly Rent:	$18,923.78 for Initial Premises
$24,737.39 beginning on the Must-Take-Space Commencement Date

3.3	Fixed Monthly Rent Increase:	Three and one-half percent (3.5%) per annum

	Date of First Increase:	See Section 3.3

	Frequency of Increase:	Annually

3.7	Security Deposit:	$29,380.26

4.1	Tenant’s Share:	2.34%
	Tenant’s Common Area Share:	1.56%

4.2	Base Year for Operating Expenses:	2007

6.1	Use of Premises:	General office use consistent with the operation of a first-class office building in the Woodland Hills area
16.1	Tenant’s Address for Notices:
	Before the Commencement Date:	17835 Ventura Blvd #310 Encino, California 91316
Attn: Mr. Zorik Gordon

	After the Commencement Date:	21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367

	Contact:	Mr. Zorik Gordon

	Landlord’s Address for Notices:	Douglas Emmett 2000, LLC c/o Douglas, Emmett and Company Director of Property Management 808 Wilshire Boulevard, Suite 200 Santa Monica, California 90401

20.5	Brokers:	Douglas, Emmett and Company 808 Wilshire Boulevard, Suite 200 Santa Monica, California 90401

and

Studley
10960 Wilshire Blvd., Suite 1700 Los Angeles, California 91367

21.1	Parking Permits:	(a) Twenty-eight (28) unreserved permits on a “must-take” basis as of the Commencement Date (Initial Premises) until February 28, 2007, and commencing on March 1, 2007 and thereafter throughout the Term, a total of thirty-seven (37) unreserved permits on a “must-take” basis;

(b), Two (2) reserved permits on a “must-take” basis until the expiration of the initial Term;

(c) Commencing on the Commencement Date, two (2) reserved permits on a month to month basis, terminable by either Landlord or Tenant upon thirty (30) days prior notice; and

(d) Landlord shall use commercially reasonable efforts but shall not be obligated to provide Tenant with up to an additional eighteen (18) unreserved parking permits on a month-to-month basis and subject to availability.

Other terms shall be as set forth in Section 21.1.

Except as noted hereinbelow, the foregoing Basic Lease Information is hereby incorporated into and made a part of the Lease. The Section reference in the left margin of the Basic Lease Information exists solely to indicate where suck reference initially appears in the Lease document. Except as specified hereinbelow, each such reference in the Lease document shall incorporate the applicable Basic Lease Information. However, in the event of any conflict between any reference contained in the Basic Lease Information and the specific wording of the Lease, the wording of the Lease shall control.

OFFICE LEASE

Exhibits

A –	Premises Plan
A-l –	Initial Premises Plan
A-2 –	Must-Take Premises Plan
A-3 –	Project Site Plan
B –	Improvement Construction Agreement (Landlord’s Contractor)
B-l –	Construction by Tenant During Term
C –	Rules and Regulations
D –	Memorandum of Lease Term Dates and Rent
E –	Proforma Letter of Credit

OFFICE LEASE

This Office Lease, dated August 30, 2006, is by and between DOUGLAS EMMETT 2000, LLC, a Delaware limited liability company (“Landlord”), with an office at 808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401, and REACHLOCAL, INC., a California corporation (“Tenant”), with an office at 17835 Ventura Blvd., Suite 310, Encino, California 91316.

ARTICLE 1

DEMISE OF PREMISES

Section 1.1. Demise. Subject to the covenants and agreements contained in this Lease, Landlord leases to Tenant and Tenant hires from Landlord, Suite Number 1600 (collectively referring to the Initial Premises and the Must-Take Space, the “Premises”) on the sixteenth (16th) floor, in the building located at 21700 Oxnard Street, Woodland Hills, California 91367 (the “Building”).

The “Initial Premises” shall mean and refer to a portion of Suite Number 1600, consisting of approximately 8,486 rentable square feet, and the configuration of the Initial Premises is shown on Exhibit A-l, attached hereto and made a part hereof by reference.

The “Must Take Space” shall mean and refer to a portion of Suite Number 1600, consisting of approximately 2,607 rentable square feet, and the configuration of the Must-Take Space is shown on Exhibit A-2, attached hereto and made a part hereof by reference.

The configuration of the Premises, which includes the Initial Premises and the Must-Take Space, consisting of approximately 11,093 rentable square feet, is shown on Exhibit A, attached hereto and made a part hereof by reference.

Tenant acknowledges that it has made its own inspection of and inquiries regarding the Premises, which are already improved. Therefore, except for the improvements to be completed by Landlord pursuant to Exhibit B, attached hereto and made a part hereof by reference, Tenant accepts the Premises in their “as-is” condition. Landlord hereby confirms that (i) the primary building systems serving the Premises (the “Primary Building Systems”) shall be in good order, condition and repair as of the Commencement Date, and (ii) Landlord shall maintain and operate the Primary Building Systems in first-class condition throughout the Term. Tenant further acknowledges that Landlord has made no representation or warranty, express or implied, except as are contained in this Lease and its Exhibits, regarding the condition, suitability or usability of the Premises or the Building for the purposes intended by Tenant.

The Building is part of a multi-building office and retail project owned by Landlord known as “Warner Center Towers”. The term “Project,” as used in this Lease, shall mean (i) the Building, (ii) the “Common Areas” (as hereinafter defined), (iii) those certain office buildings on the Project Site Plan attached hereto as Exhibit A-3 (the “Other Office Buildings”), (iv) the land (which is improved with landscaping, parking facilities and other improvements) upon which each of the foregoing items (i) through (iii) are located, and (v) at Landlord’s reasonable discretion, subject to the conditions set forth in Section 1.8, below, any additional real property, areas, land, buildings or other improvements owned by Landlord added thereto on, adjacent to, or outside of the Project.

Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Exhibit C of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, which may include, without limitation, interior and exterior walkways, parking garages and other areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to as “Common Areas”).

The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas.” The term “Project Common Areas”, as used in this Lease, shall include, but shall not be limited to, the parking areas, drives, entrances, passageways, sidewalks, city sidewalks adjacent the Project, elevators, fixtures, systems, ramps, gardens, parks, landscaped and other unpaved areas (whether above or below grade), parking lot lighting facilities and equipment, traffic and monument sign structures all as used in connection with Project and other like areas which may be designated by Landlord. The term “Building Common Areas”, as used in this Lease, shall include, but shall not be limited to, main and auxiliary lobbies, common entrances and hallways, loading docks, atrium areas, restrooms, elevators, stairways and accessways, common pipes, conduits, wires, equipment, trash areas, parking facilities, concierge areas, fire control rooms, and other like areas which may be designated by Landlord.

Section 1.2. Tenant’s Non-Exclusive Use. Subject to the contingencies contained herein, Tenant is granted the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms, parking facilities, lobbies and other public or Common Areas located on the Project. However, the manner in which such public and Common Areas are maintained and operated shall be consistent with the operation of a first-class office building in the Woodland Hills area, but shall otherwise be at the reasonable discretion of Landlord, and Tenant’s use thereof shall be subject to such reasonable and non-discriminatory rules, regulations and restrictions as Landlord may make from time to time.

Section 1.3. Landlord’s Reservation of Rights. Landlord specifically reserves to itself use, control and repair of the structural portions of all perimeter walls of the Premises, any balconies, terraces or roofs adjacent to the Premises (including any flagpoles or other installations on said walls, balconies, terraces or roofs) and any space in and/or adjacent to the Premises used for shafts, stairways, pipes, conduits, ducts, mail chutes, conveyors, pneumatic tubes, electric or other utilities, sinks, fan rooms or other Building facilities, and the use thereof, as well as access thereto through the Premises. Landlord also specifically reserves to itself the following rights:

a)	To designate all sources furnishing sign painting or lettering;

b)	To constantly have pass keys to the Premises;

c)	To grant to anyone the exclusive right to conduct any particular business or undertaking in the Building, so long as Landlord’s granting of the same does not prohibit Tenant’s use of the Premises for Tenant’s Specified Use, as defined in Article 6;

d)	To enter the Premises at any reasonable time with reasonable notice (except for emergencies) to inspect, repair, alter, improve, update or make additions to the Premises or the Building, so long as Tenant’s access to and use and occupancy of the Premises is not materially impaired thereby and provided that Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s normal business operations in the Premises in connection with any such entry;

e)	During the last six (6) months of the Term, to exhibit the Premises to prospective future tenants upon not less than twenty-four (24) hours prior notice (which notice requirement may be satisfied telephonically to a representative designated by Tenant) and accompanied by a representative of Tenant;

f)	Subject to the provisions of Article 12, to, at any time, and from time to time (following reasonable prior notice to Tenant), whether at Tenant’s request or pursuant to governmental requirement, repair, alter, make additions to, improve, or decorate all or any portion of the Project, Building or Premises, so long as Tenant’s access to and use and occupancy of the Premises is not materially impaired thereby and provided that Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s normal business operations in the Premises in connection therewith. In connection therewith, and without limiting the generality of the foregoing rights, Landlord shall specifically have the right to remove, alter, improve or rebuild all or any part of the lobby of the Building as the same is presently or shall hereafter be constituted;

g)	Subject to the provisions of Article 12, Landlord reserves the right to close temporarily, make alterations or additions to or change the location of elements of the Project and the Common Areas appurtenant thereto at any reasonable time with reasonable notice (which notice requirement may be satisfied telephonically to a representative designated by Tenant), except for emergencies, so long as Tenant’s access to and use and occupancy of the Premises and/or the parking facilities is not materially impaired thereby and provided that Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s normal business operations in the Premises in connection therewith; and/or

h)	To take such other actions as may reasonably be necessary when the same are required to preserve, protect or improve the Premises, the Building, or Landlord’s interest therein.

Except as set forth in this Lease, and except when and where Tenant’s right of access is temporarily excluded as the result of (i) an emergency or (ii) a requirement of law, Tenant shall have the right of ingress and egress to the Premises, the Building, and the parking areas twenty-four (24) hours per day, seven (7) days per week during the Term.

Section 1.4. Area. Landlord and Tenant agree that the usable area (“Usable Area”) of the Premises have been measured using the June, 1996 standards published by the Building Owners’ and Managers’ Association (“BOMA Standard”), as a guideline, and that Landlord is utilizing a deemed add-on factor of 19.96% to compute the rentable area (“Rentable Area”) of the Initial Premises, the Must-Take Space and the Premises. Rentable Area herein is calculated as 1.1996 times the estimated Usable Area, regardless of what the actual square footage of the Common Areas of the Building may be, and whether or not they are more or less than 19.96% of the total estimated Usable Area of the Building. The purpose of this calculation is solely to provide a general basis for comparison and pricing of this space in relation to other spaces in the market area.

Landlord and Tenant further agree that even if the Rentable Area or Usable Area of the Premises and/or the total Building Area are later determined to be more or less than the figures stated herein, for all purposes of this Lease, the figures stated herein shall be conclusively deemed to be the actual Rentable Area or Usable Area of the Premises, as the case may be.

Section 1.5. Quiet Enjoyment. Contingent upon Tenant keeping, observing and performing all of the covenants, agreements, terms, provisions and conditions of this Lease on its part to be kept, observed and performed, and subject to the limitations imposed under Article 14 of this Lease, Tenant shall lawfully and quietly hold, occupy and enjoy the Premises during the Term.

Section 1.6. No Light, Air or View Easement. Any diminution or shutting off of light, air or view by any structure which is now or may hereafter be erected on lands adjacent to the Building shall in no way affect this Lease or impose any liability on Landlord. Noise, dust or vibration or other ordinary incidents to new construction of improvements on lands adjacent to the Building, whether or not by Landlord, shall in no way affect this Lease or impose any liability on Landlord.

Section 1.7. Intentionally Omitted.

Section 1.8. Development of the Project.

a) Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord (at no cost to Tenant), any additional documents needed to conform this Lease to the circumstances resulting from such subdivision, provided that no such documentation shall adversely affect Tenant’s rights or obligations under this Lease in any material respect.

b) If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, provided that the same creates no material adverse effect upon Tenant’s rights or obligations under this Lease, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, provided that the same creates no material adverse effect upon Tenant’s rights or obligations under this Lease, (iii) for the allocation of a portion of the Operating Expenses for the Project to the Other Improvements /or the allocation of a portion of and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project, provided that the same creates no material adverse effect upon Tenant’s rights or obligations under this Lease in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

ARTICLE 2

COMMENCEMENT DATE AND TERM

Section 2.1. Commencement Date and Term. The terms of this Lease shall be effective as of the date of this Lease.

Section 2.1.1. Initial Premises. Subject to any Tenant Delay (as defined in Exhibit B), Landlord shall deliver the Initial Premises to Tenant on the date that is the later of (i) November 1, 2006, or (ii) the next business day after the date that Improvements (as such term is defined in Exhibit B attached hereto) have been substantially completed (the “Commencement Date”). The anticipated Commencement Date is November 1, 2006. The Term of this Lease (“Term”) shall commence on the Commencement Date and shall end, unless sooner terminated as otherwise provided herein, at midnight on the last calendar day of the calendar month in which the five (5) year two month anniversary of the Commencement Date occurs (the “Termination Date”).

Landlord and Tenant shall promptly execute a Memorandum of Lease Term Dates and Rent substantially in the form attached hereto as Exhibit D, confirming the finalized Commencement Date and Term as soon as they are determined.

For purposes of establishing the Commencement Date, substantial completion shall be defined as that point in the construction process when all of the structural, mechanical, plumbing and electrical work specified herein has been performed; the paint, carpet, hard flooring materials, base moldings, and millwork, if any, have been installed, and the other finish work specified in Tenant’s plans has been completed in such a manner that Tenant could, if it took possession of the Premises, enjoy beneficial occupancy thereof except for any minor punch list items, which shall be completed promptly thereafter.

Tenant’s taking possession of the Initial Premises and/or commencing Tenant’s normal business operations in the Initial Premises shall be deemed conclusive evidence that, as of the Commencement Date:

a)	Landlord has substantially completed the Improvements (for the Premises, including the Initial Premises and the Must-Take Space) contemplated hereunder, except for any minor punchlist items to be completed; and

b)	the Premises are in good order and repair, subject to the foregoing clause (a) and any latent defects of which Tenant provides Landlord notice within twelve (12) months after substantial completion.

Provided that no Tenant Delay occurs, Tenant may take possession of the Initial Premises up to two (2) weeks prior to the anticipated Commencement Date, solely for the purpose of installing Tenant’s furniture, fixtures and equipment, computer and telephone cabling and, following completion of said installations, for conducting business operations from the Initial Premises. Said early possession shall be subject to Tenant complying with all of the provisions and covenants contained herein, except that Tenant shall not be obligated to pay Fixed Monthly Rent or Additional Rent until the Commencement Date. If Tenant’s early possession does so delay completion of the Improvements, the Commencement Date shall be the later of (i) the date the Improvements would have been completed had no such delay occurred, or (ii) November 1, 2006.

If for any reason (including Landlord’s inability to complete the Improvements called for hereunder) Landlord is unable to deliver possession of the Initial Premises to Tenant on the anticipated Commencement Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any damage resulting from Landlord’s inability to deliver such possession. However, Tenant shall not be obligated to pay the Fixed Monthly Rent or Additional Rent that Tenant is required to pay pursuant to Section 3.1 until such possession of the Premises has been delivered to Tenant by Landlord. Except for such delay in the commencement of Rent, Landlord’s failure to give possession on the anticipated Commencement Date shall in no way affect Tenant’s obligations hereunder.

If possession of the Initial Premises is not tendered by Landlord within sixty (60) days after the anticipated Commencement Date, then Tenant shall have the right to terminate this Lease by giving written notice to Landlord, any time after expiration of said sixty (60) day period. If a notice of termination is given by Tenant in accordance with the foregoing, this Lease shall terminate unless Landlord thereafter delivers the Premises to Tenant with the Improvements substantially completed within ten (10) days after Landlord’s receipt of said notice, in which event this Lease shall continue in full force and effect.

If, due to Force Majeure, Landlord is unable to tender possession of the Initial Premises within one hundred eighty (180) days after the anticipated Commencement Date, then this Lease, and the rights and obligations of Landlord and Tenant hereunder, shall terminate automatically, without further liability by either party to the other, and without further documentation being required.

Section 2.1.2. Must-Take Space. Tenant shall accept delivery of the Must Take Space from Landlord, and Landlord shall deliver the Must-Take Space to Tenant, on January 1, 2007. The lease term for the Must Take Space shall commence, and Tenant shall commence payment of the Fixed Monthly Rent and the Additional Rent for the Must-Take Space, on March 1, 2007 (the Fixed Monthly Rent payable by Tenant for the Premises (including the Must-Take Space and the Initial Premises), shall be as set forth in Section 3.3), provided that in no event shall the commencement of Rent for the Must-Take Space occur prior to the Commencement Date (as defined in Section 2.1, above). The lease term for the Must-Take Space shall run coterminous with the Term and shall expire on the Termination Date. Except for the Improvements to be performed by Landlord in accordance with Exhibit B, no other improvements or allowance shall be provided to Tenant by Landlord for the Must-Take Space and Tenant shall accept the Must-Take Space in its “as is” condition.

Section 2.2. Holding Over. If Tenant fails to deliver possession of the Premises on the Termination Date, but holds over after the expiration or earlier termination of this Lease without the express prior written consent of Landlord, such tenancy shall be construed as a tenancy from month-to-month (terminable by either Landlord or Tenant upon thirty (30) days’ prior written notice to the other) on the same terms and conditions as are contained herein, except that the Fixed Monthly Rent payable by Tenant during such period of holding over for the first two (2) months following the Termination Date or any earlier termination of this Lease shall automatically increase as of the Termination Date to an amount equal to one hundred twenty-five percent (125%) of the Fixed Monthly Rent payable by Tenant for the calendar month immediately prior to the date when Tenant commences such holding over and shall thereafter automatically increase to one hundred fifty percent (150%) of the Fixed Monthly Rent payable by Tenant for the calendar month immediately prior to the date when Tenant commences such holding over (the “Holdover Rent”). Tenant’s payment of such Holdover Rent, and Landlord’s acceptance thereof, shall not constitute a waiver by Landlord of any of Landlord’s rights or remedies with respect to such holding over, nor shall it be deemed to be a consent by Landlord to Tenant’s continued occupancy or possession of the Premises past the time period covered by Tenant’s payment of the Holdover Rent.

Furthermore, if Tenant fails to deliver possession of the Premises to Landlord within ten (10) business days after the expiration or earlier termination of this Lease, then, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees and expenses) and liability resulting from such failure, including without limiting the foregoing, any claims made by any succeeding tenant arising out of Tenant’s failure to so surrender, and any lost profits to Landlord resulting therefrom.

Notwithstanding the provisions contained hereinabove regarding Tenant’s liability for a continuing holdover, Landlord agrees to use commercially reasonable efforts to insert into any future lease of another tenant proposing to occupy the Premises provisions similar to those contained in Section 2.1, permitting mitigation of Tenant’s damages arising out of Tenant’s temporary holdover.

ARTICLE 3

PAYMENT OF RENT, LATE CHARGE

Section 3.1. Payment of Fixed Monthly Rent and Additional Rent. “Rent” shall mean: all payments of monies in any form whatsoever required under the terms and provisions of this Lease, and shall consist of:

a)	“Fixed Monthly Rent”, which shall be payable in accordance with Section 3.3 below; plus

b)	Additional Rent as provided in Article 4 and elsewhere in this Lease.

Section 3.2. Manner of Payment. Tenant shall pay Fixed Monthly Rent and Additional Rent immediately upon the same becoming due and payable, without demand therefor, and without any abatement, set off or deduction whatsoever, except as may be expressly provided in this Lease. Notwithstanding the foregoing, and as a courtesy to Tenant, Landlord shall deliver prior monthly invoices to Tenant that sets forth the monthly installment of Fixed Monthly Rent and any Additional Rent next coming due. Landlord’s failure to submit statements to Tenant stating the amount of Fixed Monthly Rent or Additional Rent then due, including Landlord’s failure to provide to Tenant a calculation of the adjustment as required in Section 3.3 or the Escalation Statement referred to in Article 4, shall not constitute Landlord’s waiver of Tenant’s requirement to pay the Rent called for herein, provided that until Landlord has provided a statement showing a recalculation of Additional Rent, Tenant shall not be in default hereunder if Tenant timely pays Additional Rent in the amount previously billed to Tenant. Tenant’s failure to pay Additional Rent as provided herein shall constitute a material default equal to Tenant’s failure to pay Fixed Monthly Rent when due.

Rent shall be payable in advance on the first day of each and every calendar month throughout the Term, in lawful money of the United States of America, to Landlord at 21800 Oxnard Street, Suite 1000, Woodland Hills, California 91367, or at such other place(s) as Landlord designates in writing to Tenant. Tenant’s obligation to pay Rent shall begin on the Commencement Date and continue throughout the Term, without abatement, setoff or deduction, except as otherwise specified hereinbelow.

Concurrent with Tenant’s execution and delivery to Landlord of this Lease, Tenant shall pay to Landlord the Fixed Monthly Rent due for the first month of the Term for which Fixed Monthly Rent is due.

Section 3.3. Fixed Monthly Rent; Fixed Monthly Rent Increase. Commencing on the Commencement Date and continuing through February 28, 2007, the Fixed Monthly Rent for the Initial Premises payable by Tenant shall be $18,923.78 per month.

Commencing on March 1, 2007 and continuing through the last day of the twelfth (12th) full calendar month of the Term, the Fixed Monthly Rate for the Premises payable by Tenant shall be $24,737.39 per month.

Commencing the first calendar day of the thirteenth (13th) full calendar month of the Term, and continuing through the last calendar day of the twenty-fourth (24th) full calendar month of the Term, the Fixed Monthly Rate for the Premises payable by Tenant shall increase from $24,737.39 per month to $25,603.20 per month.

Commencing the first calendar day of the twenty-fifth (25th) full calendar month of the Term, and continuing through the last calendar day of the thirty-sixth (36th) full calendar month of the Term, the Fixed Monthly Rate for the Premises payable by Tenant shall increase from $25,603.20 per month to $26,499.31 per month.

Commencing the first calendar day of the thirty-seventh (37th) full calendar month of the Term, and continuing through the last calendar day of the forty-eight (48th) full calendar month of the Term, the Fixed Monthly Rent payable by Tenant shall increase from $26,499.31 per month to $27,426.79 per month.

Commencing the first calendar day of the forty-ninth (49th) full calendar month of the Term, and continuing through the last calendar day of the sixtieth (60th) full calendar month of the Term, the Fixed Monthly Rate for the Premises payable by Tenant shall increase from $27,426.79 per month to $28,386.72 per month.

Commencing the first calendar day of the sixty-first (61st) full calendar month of the Term, and continuing throughout the remainder of the initial Term, the Fixed Monthly Rate for the Premises payable by Tenant shall increase from $28,386.72 per month to $29,380.26.

Section 3.4. Tenant’s Payment of Certain Taxes. Tenant shall, within thirty (30) days following Tenant’s receipt of substantiating documentation from Landlord, reimburse Landlord, as Additional Rent, for any and all taxes, surcharges, levies, assessments, fees and charges payable by Landlord when:

a)	assessed on, measured by, or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or

b)	on or measured by any rent payable hereunder, including, without limitation, any gross income tax, gross receipts tax, or excise tax levied by the City or County of Los Angeles or any other governmental body with respect to the receipt of such rent (computed as if such rent were the only income of Landlord), but solely when levied by the appropriate City or County agency in lieu of, or as an adjunct to, such business license(s), fees or taxes as would otherwise have been payable by Tenant directly to such taxing authority;

c)	upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or

d)	solely because Landlord and Tenant entered into this transaction or executed any document transferring an interest in the Premises to Tenant. If it becomes unlawful for Tenant so to reimburse Landlord, the rent payable to Landlord under this Lease shall be revised to net Landlord the same rent after imposition of any such tax as would have been payable to Landlord prior to the imposition of any such tax.

Said taxes shall be due and payable whether or not now customary or within the contemplation of Landlord and Tenant. Notwithstanding the above, in no event shall the provisions of this Section 3.4 serve to entitle Landlord to reimbursement from Tenant for any federal, state, county or city income tax payable by Landlord or the managing agent of Landlord.

Section 3.5. Certain Adjustments. If:

a)	the Commencement Date occurs on other than January 1st of a calendar year, or the Lease expires or terminates on other than December 31st of a calendar year;

b)	the size of the Premises changes during a calendar year;

c)	or any abatement of Fixed Monthly Rent or Additional Rent occurs during a calendar year,

then the amount payable by Tenant or reimbursable by Landlord during such year shall be adjusted proportionately on a daily basis, and the obligation to pay such amount shall survive the expiration or earlier termination of this Lease.

If the Commencement Date occurs on other than the first day of a calendar month, or the Lease expires on a day other than the last day of a calendar month, then the Fixed Monthly Rent and Additional Rent payable by Tenant shall be appropriately apportioned on a prorata basis for the number of days remaining in the month of the Term for which such proration is calculated.

Section 3.6. Late Charge and Interest. Tenant acknowledges that late payment by Tenant to Landlord of Fixed Monthly Rent or Additional Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which are extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by any encumbrance covering the Premises. Therefore, if any installment of Fixed Monthly Rent or Additional Rent and other payment due from Tenant hereunder is not received by Landlord within five (5) business days of the date it becomes due, Tenant shall pay to Landlord on demand an additional sum equal to five percent (5%) of the overdue amount as a late charge. The parties agree that this late charge represents a fair and reasonable settlement against the costs that Landlord will incur by reason of Tenant’s late payment. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord.

Every installment of Fixed Monthly Rent and Additional Rent and any other payment due hereunder from Tenant to Landlord which is not paid within twelve (12) days after the same becomes due and payable shall, in addition to any Late Charge already paid by Tenant, bear interest at the rate of ten percent (10%) per annum from the date that the same originally became due and payable until the date it is paid. Landlord shall bill Tenant for said interest, and Tenant shall pay the same within five (5) days of receipt of Landlord’s billing. Notwithstanding the foregoing, Tenant shall not be assessed any late charge for the first late payment in each twelve (12) month period of the Term so long as Tenant pays such amount within five (5) business days of Tenant’s receipt of written notice that such amount has not been paid.

Section 3.7. Security Deposit. Concurrent with Tenant’s execution and tendering of this Lease to Landlord, Tenant shall deposit the sum of $29,380.26 (the “Security Deposit”), which amount Tenant shall thereafter at all times maintain on deposit with Landlord as security for Tenant’s full and faithful observance and performance of its obligations under this Lease (expressly including, without limitation, the payment as and when due of the Fixed Monthly Rent, Additional Rent and any other sums or damages payable by Tenant hereunder and the payment of any and all other damages for which Tenant shall be liable by reason of any act or omission contrary to any of said covenants or agreements). Landlord shall have the right to commingle the Security Deposit with its general assets and shall not be obligated to pay Tenant interest thereon.

If at any time Tenant defaults in the performance of any of its obligations under this Lease, after the expiration of notice and the opportunity to cure, then, Landlord may:

a)	with respect to a monetary default, apply as much of the Security Deposit as may be necessary to cure Tenant’s non-payment of the Fixed Monthly Rent, Additional Rent and/or other sums or damages due from Tenant; and/or;

b)	with respect to non-monetary defaults, apply so much of the Security Deposit as may be necessary to reimburse all expenses incurred by Landlord in curing such default; or

c)	if the Security Deposit is insufficient to pay the sums specified in Section 3.7 (a) or (b), elect to apply the entire Security Deposit in partial payment thereof, and proceed against Tenant pursuant to the provisions of Article 17 and Article 18 herein.

If, as a result of Landlord’s application of any portion or all of the Security Deposit in accordance with the foregoing, the amount held by Landlord declines to less than $29,380.26, Tenant shall, within ten (10) days after demand therefor, deposit with Landlord additional cash sufficient to bring the then-existing balance held as the Security Deposit to the amount specified hereinabove. Tenant’s failure to deposit said amount shall constitute a material breach of this Lease.

At the expiration or earlier termination of this Lease, Landlord shall deduct from the Security Deposit being held on behalf of Tenant any unpaid sums, costs, expenses or damages payable by Tenant pursuant to the provisions of this Lease; and/or any costs required to cure Tenant’s default or performance of any other covenant or agreement of this Lease, and shall, within thirty (30) days after the expiration or earlier termination of this Lease, return to Tenant, without interest, all or such part of the Security Deposit as then remains on deposit with Landlord.

ARTICLE 4

ADDITIONAL RENT

Section 4.1. Certain Definitions. As used in this Lease:

a)	“Escalation Statement” means a statement by Landlord, setting forth the amount of Operating Expenses (as hereinafter defined) payable by Tenant or by Landlord, as the case may be, for a specified calendar year pursuant to this Article 4.

b)	“Operating Expenses” mean the following in a referenced calendar year, including the Base Year as hereinafter defined in Section 4.2, calculated assuming the Building is at least ninety-five percent (95%) occupied: all costs of management, operation, maintenance, and repair of the Building.

By way of illustration only, Operating Expenses shall include, but not be limited to: management fees which shall not exceed those reasonable and customary in the geographic area in which the Building is located; water and sewer charges; any and all insurance premiums not otherwise directly payable by Tenant; license, permit and inspection fees; air conditioning (including repair of same); heat; light; power and other utilities; steam; labor; cleaning and janitorial services; guard services; supplies; materials; equipment and tools.

Operating Expenses shall also include the cost or portion thereof of those capital improvements made to the Building by Landlord during the Term:

i)	to the extent that such capital improvements reduce other direct expenses, when the same were made to the Building by Landlord after the Commencement Date, or

ii)	that are required under any governmental law or regulation that was not applicable to the Building as of the Commencement Date.

Said capital improvement costs, or the allocable portion thereof (as referred to in clauses (i) and (ii) above), shall be amortized over the useful life of any such capital improvement pursuant to real estate management principles consistent with the management of office projects in the West San Fernando Valley comparable to the Project, together with interest on the unamortized balance at the rate of nine percent (9%) per annum.

Operating Expenses shall also include all general and special real estate taxes, increases in assessments or special assessments and any other ad valorem taxes, rates, levies and assessments paid during a calendar year (or portion thereof) upon or with respect to the Building and the personal property used by Landlord to operate the Building, whether paid to any governmental or quasi-governmental authority, and all taxes specifically imposed in lieu of any such taxes (but excluding taxes referred to in Section 3.4 for which Tenant or other tenants in the Building are liable and all income, franchise, inheritance and estate taxes) including fees of counsel and experts, reasonably incurred by, or reimbursable by Landlord in connection with any application for a reduction in the assessed valuation of the Building and/or the land thereunder or for a judicial review thereof, (collectively “Appeal Fees”), but solely to the extent that the Appeal Fees result directly in a reduction of taxes otherwise payable by Tenant. However, in no event shall the portion of Operating Expenses used to calculate any billing to Tenant attributable to real estate taxes and assessments for any expense year be less than the billing for real estate taxes and assessments during the Base Year.

Operating Expenses shall also include, but not be limited to, the premiums for the following insurance coverage: all-risk, structural, fire, boiler and machinery, liability, earthquake and for replacement of Improvements to a maximum of Thirty-Five Dollars ($35.00) per usable square foot, and for such other coverage(s), and at such policy limit(s) as Landlord deems reasonably prudent and/or are required by any lender or ground lessor, which coverage and limits Landlord may, in Landlord’s reasonable discretion, change from time to time, provided the same shall at all times be commercially reasonable.

If, in any calendar year following the Base Year, as defined herein below (a “Subsequent Year”), a new expense item (e.g., earthquake insurance, concierge services; entry card systems), is included in Operating Expenses and/or Project Common Area Expenses which was not included in the Base Year Operating Expenses, then the cost of such new item shall be added to the Base Year Operating Expenses for purposes of determining the Additional Rent payable under this Article 4 for such Subsequent Year. During each Subsequent Year, the same amount shall continue to be included in the computation of Operating Expenses for the Base Year, resulting in each such Subsequent Year Operating Expenses only including the increase in the cost of such new item over the Base Year, as so adjusted. However, if in any Subsequent Year thereafter, such new item is not included in Operating Expenses, no such addition shall be made to Base Year Operating Expenses.

Conversely, as reasonably determined by Landlord, when an expense item that was originally included in the Base Year Operating Expenses and/or Project Common Area Expenses (as hereinafter defined) is, in any Subsequent Year, no longer included in Operating Expenses and/or Project Common Area Expenses, then the cost of such item shall be deleted from the Base Year Operating Expenses and/or Project Common Area Expenses for purposes of determining the Additional Rent payable under this Article 4 for such Subsequent Year. The same amount shall continue to be deleted from the Base Year Operating Expenses for each Subsequent Year thereafter that the item is not included. However, if such expense item is again included in the Operating Expenses and/or Project Common Area Expenses for any Subsequent Year, then the amount of said expense item originally included in the Base Year Operating Expenses shall again be added back to the Base Year Operating Expenses.

Expenses included in “Project Common Area Expenses” shall include the same categories of expenses as specified for the Building Operating Expenses in this clause (b) to the extent the same apply to the Project Common Areas. No Operating Expenses (whether Project Common Area Expenses or Building Operating Expenses) may be charged in a duplicative manner or both as Tenant’s Share of Operating Expenses and Tenant’s Common Area Share of Project Common Area Expenses. The exclusions to Operating Expenses set forth in clause (c) below shall apply to Project Common Area Expenses and Building Operating Expenses. Landlord shall have the right, from time to time, to equitably allocate some or all of the Project Common Area Operating Expenses among different portions or occupants of the Project (“Cost Pools”), in Landlord’s reasonable discretion. Cost pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and retail space tenants of a building of the Project or of the Project. The Operating Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

c) Exclusions to Operating Expenses. Notwithstanding anything contained in the definition of Operating Expenses as set forth in Subsection 4.1. b) of the Lease, Operating Expenses shall not include the following:

(i) Any ground lease rental;

(ii) The cost of repairs to the Building, if the cost of such repairs is reimbursed by the insurance carried by Landlord or subject to award under any eminent domain proceeding;

(iii) Costs, including permit, license and inspection costs, incurred with respect to the installation of Tenant’s or other occupants improvements or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for Tenant or other occupants of the Building;

(iv) Depreciation, amortization and interest payments, except as specifically permitted herein, except that Landlord shall be permitted to deduct the cost of depreciation, amortization and interest payments made for materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, so long as the cost of such purchases or service provided by Landlord is no more than the charge for such third party’s services. In such a circumstance, the inclusion of all depreciation, amortization and interest payments shall be determined pursuant to generally accepted accounting principles, consistently applied, amortized over the reasonably anticipated useful life of the capital item for which such amortization, depreciation or interest allocation was calculated.

(v) Marketing costs including leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building, and any advertising or promotional expenses, including tenant newsletters, promotional gifts, decorations, events or parties for existing or future occupants of the Building or for the celebration or acknowledgment of holidays;

(vi) Expenses for services not offered to Tenant or for which Tenant is charged and pays directly, whether or not such services or other benefits are provided to another tenant or occupant of the Building, including the costs of furnishing or installing non-Building standard replacement bulbs and ballasts in premises occupied by Tenant or other tenants of the Building;

(vii) Costs incurred due to Landlord’s or any tenant of the Building’s violation, other than Tenant, of the terms and conditions of any lease or rental agreement in the Building;

(viii) That portion of any billing by Landlord, its subsidiaries or affiliates, for goods and/or services in the Building, to the extent that such billing exceeds the costs of such goods and/or services if rendered by an unaffiliated third parties on a competitive basis;

(ix) Costs incurred by Landlord for structural earthquake repairs necessitated by the January 17, 1994 earthquake that occurred in the vicinity of the Building;

(x) Interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the land thereunder;

(xi) Costs associated with operating the entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Building, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, cost (including attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to Landlord’s ownership of the Building;

(xii) Promotional expenditures and signs identifying the owner of the Building, or other tenants’ signs;

(xiii) Electric, gas or other power costs for with Landlord has been directly reimbursed by another tenant or occupant of the Building, or for which any tenant directly contracts with the local public service company;

(xiv) Penalties, fines, fees, expenses and interest incurred as a result of Landlord’s negligence or willful failure to make any payment and/or to file any income tax or informational return(s) when due, unless such non-payment is due to Tenant’s nonpayment of Rent;

(xv) Costs incurred by Landlord to comply with notices of violation of the Americans With Disabilities Act, as amended, or violations of Codes (as defined in Section 10.1 below) when such notices are for conditions existing prior to the Commencement Date;

(xvi) Any charitable or political contributions;

(xvii) The purchase or rental price of any sculpture, paintings or other object of art (except for Project fountains), whether or not installed in, on or upon the Building (provided that costs related to any Common Area fountains shall be included);

(xviii) Any compensation or expenses reimbursed to clerks, attendants or other persons working in any commercial concession(s), or any other expense arising out of Landlord’s operation thereof, including the parking facilities (provided that all repair, replacements, and maintenance costs of the parking facilities shall be included in Operating Expenses, subject to the other exclusions set forth in this Lease including the exclusions listed in item (xxii) below), and any services provided, taxes attributable to and costs incurred in connection with the operation of any retail or restaurant operations in the Building, or for the installation or operation of any specialty service, observatory, broadcasting facilities, luncheon club, museum, athletic, sports or recreational facility or club, or for a child care facility;

(xix) Any accelerated payment(s) (except for property tax payments) made at Landlord’s election on obligations undertaken by Landlord, which would not otherwise become due, to the extent that such accelerated payment(s) exceed the amount otherwise payable had Landlord not elected to accelerate payment thereof. Notwithstanding such exclusion, the balance of such accelerated payment shall be included by Landlord in operating expense calculations for succeeding years, as if the payment had been made when originally due prior to such acceleration;

(xx) Costs, including attorneys’ fees and settlement judgments and/or payments in lieu thereof, arising from actual or potential claims, disputes, litigation or arbitration pertaining to Landlord and/or the Building;

(xxi) Costs of any items to the extent Landlord receives reimbursement from insurance proceeds (such proceeds to be excluded from Operating Expenses in the year in which received, except that any deductible amount under any insurance policy shall be included within Operating Expenses) or from a third party;

(xxii) Reserves of any kind, including but not limited to replacement reserves, and/or reserves for bad debt or lost rent or any similar charge not involving the payment of money to third parties;

(xxiii) Costs of repairs which would have been covered by casualty insurance but for Landlord’s failure to maintain casualty insurance to cover the replacement value of the Building as required by this Lease;

(xxiv) Capital expenditures not otherwise permitted hereunder;

(xxv) Costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant in the Building that are payable by such tenant;

(xxvi) Any expenses incurred by Landlord for use of any portions of the Building to accommodate events including, but not limited to, shows, promotions, kiosks, displays, filming, photography, private events, parties or ceremonies, and advertising for such events, beyond the normal expenses otherwise attributable to providing Building services, such as lighting and HVAC to such public portions of the Building in normal Building operations during standard Building hours of operation, but Operating Expenses shall include the costs incurred by Landlord for events primarily intended to benefit Tenant and other tenants of the Building;

(xxvii) Any entertainment, dining or travel expenses of Landlord or its property manager for any purpose, other than costs directly related to carrying out the management services for the Building and providing the services to Tenant and to other tenants of the Building (but excluding those costs relating to providing services to any individual tenant which are not provided to tenants of the Building generally);

(xxviii) Any “above-standard” cleaning, including, but not limited to, construction cleanup or special cleaning associated with parties/events and specific tenant requirements in excess of service provided to Tenant under this Lease (or available to Tenant even though Tenant may elect not to receive all such services from Landlord), including related trash collection, removal, hauling and dumping;

(xxix) Costs incurred in removing and storing the property of former tenants or occupants of the Project;

(xxx) Insurance deductible amounts which are in excess of $300,000 in any single Subsequent Year provided that the portion of the subject deductibles in excess of $300,000 (if any) for such single Subsequent Year shall be amortized over the useful life of the improvements repaired or replaced as reasonably determined by Landlord, together with a commercially reasonable interest factor consistent with that used by other similarly situated owners in making such calculation;

(xxxi) The cost of furnishing and installing non-Building standard replacement bulbs and ballasts in tenant spaces;

(xxxii) The costs arising out of Landlord’s abatement, mitigation, remediation and/or encapsulation of any Hazardous Materials when the same are located in, on or about the Building and/or the real property underlying the Building, to the extent such Hazardous Materials came in, on or about the Building in violation of any then-effective federal, state, county or local law (except and to the extent such Hazardous Materials were brought into the Building and/or the real property underlying the Building by Tenant or any of its contractors, invitees or employees); and

(xxxiii) The assessment or billing of Operating Expenses that results in Landlord being reimbursed more than one hundred percent (100%) of the total expenses for the calendar year in question.

d) “Tenant’s Share” means 2.34%.

e) “Tenant’s Common Area Share” means 1.56%.

Section 4.2. Calculation of Tenant’s Share of Increases in Operating Expenses. If, commencing with the calendar year 2008, the Operating Expenses and/or Project Common Area Expenses for any calendar year during the Term, or portion thereof, (including the last calendar year of the Term), have increased over the Operating Expenses and/or Project Common Area Expenses for the calendar year 2007 (the “Base Year”), Landlord shall prepare an Escalation Statement which sets forth the amount of such expenses due for the calendar year in question and shall deliver the same to Tenant. Within thirty (30) days after Tenant’s receipt of an Escalation Statement, Tenant shall pay to Landlord, as Additional Rent, an amount equal to the product obtained by multiplying such increase by Tenant’s Share, with respect to Building Operating Expenses, and Tenant’s Common Area Share, with respect to Project Common Area Expenses. The Escalation Statement shall be in Landlord’s customary form and shall be delivered to Tenant within one hundred eighty (180) days after the end of the subject calendar year.

Landlord may, at or after the start of any calendar year subsequent to the Base Year, notify Tenant of the amount which Landlord estimates will be Tenant’s monthly share of any such increase in Operating Expenses and Project Common Area Expenses for such calendar year over the Base Year and the amount thereof shall be added to the Fixed Monthly Rent payments required to be made by Tenant in such year. If Tenant’s Share of any such increase in rent payable hereunder as shown on the Escalation Statement is greater or less than the total amounts actually billed to and paid by Tenant during the year covered by such statement, then within thirty (30) days thereafter, Tenant shall pay in cash any sums owed Landlord or, if applicable, Tenant shall either receive a credit against any Fixed Monthly Rent and/or Additional Rent next accruing for any sum owed Tenant, or if Landlord’s Escalation Statement is rendered after the expiration or earlier termination of this Lease and indicates that Tenant’s estimated payments have exceeded the total amount to which Tenant was obligated, then provided that Landlord is not owed any other sum by Tenant, Landlord shall issue a cash refund to Tenant within thirty (30) days after Landlord’s completion of such Escalation Statement.

Within one hundred fifty (150) days after receipt of an Escalation Statement by Tenant, if Tenant disputes the amount of Additional Rent set forth therein, Tenant shall deliver a written notice to Landlord describing its dispute with reasonable particularity and identifying the amount at issue. Provided Tenant has paid all amounts that are required to be paid under the applicable Escalation Statement (subject to Tenant’s right to contest the payment of any disputed amount as described herein), then promptly after receipt of Tenant’s notice, Landlord and Tenant shall meet and confer (which may be conducted via telephone conference call) in good faith to resolve such dispute. Landlord acknowledges and agrees that Tenant reserves all of its rights and remedies under applicable law and may exercise any of the same in the event, despite Tenant’s and Landlord’s good faith diligent efforts to resolve the dispute, Tenant and Landlord are not able to resolve the dispute.

Section 4.3. Tenant’s Payment of Direct Charges as Additional Rent. Tenant shall promptly and duly pay all costs and expenses incurred for or in connection with any Tenant Change (as defined in Section 12.12 below) or Tenant Service (as defined in Section 8.10 below), and discharge any mechanic’s or other lien created against the Premises, Building or the Project arising as a result of or in connection with any Tenant Change or Tenant Service as Additional Rent by paying the same, bonding or manner otherwise provided by law.

Any other cost, expense, charge, amount or sum (other than Fixed Monthly Rent) payable by Tenant as provided in this Lease shall also be considered Additional Rent.

Certain individual items of cost or expense may, in the reasonable determination of Landlord, be separately charged and billed to Tenant by Landlord, either alone or in conjunction with another party or parties, if they are deemed in good faith by Landlord to apply solely to Tenant and/or such other party or parties and are not otherwise normally recaptured by Landlord as part of normal Operating Expenses. If costs are shared with other tenants, Tenant will pay its equitable share of such costs, as reasonably determined by Landlord. Insofar as is reasonable, Landlord shall attempt to give Tenant prior notice and the opportunity to cure any circumstance that would give rise to such separate and direct billing.

Said separate billing shall be paid as Additional Rent, regardless of Tenant’s Share. Such allocations by Landlord shall be binding on Tenant unless patently unreasonable, and shall be payable within ten (10) days after receipt of Landlord’s billing therefor.

ARTICLE 5

ETHICS

Section 5.1. Ethics. Landlord and Tenant agree to conduct their business or practice in compliance with any appropriate and applicable codes of professional or business practice.

ARTICLE 6

USE OF PREMISES

Section 6.1. Use. The Premises shall only be used as general office use consistent with the operation of a first-class office building in the Woodland Hills area (the “Specified Use”) and for no other purposes, without Landlord’s prior written consent, which consent shall be in Landlord’s reasonable discretion. Any proposed revision of the Specified Use by Tenant shall be for a use consistent with those customarily found in first-class office buildings in the Woodland Hills, California, area. Reasonable grounds for Landlord withholding its consent shall include, but not be limited to:

a)	the proposed use will place a disproportionate burden on the Building systems;

b)	the proposed use is for governmental or medical purposes or for a company whose primary business is that of conducting boiler-room type transactions or sales;

c)	the proposed use would generate excessive foot traffic to the Premises and/or Building.

So long as Tenant is in control of the Premises, Tenant covenants and agrees that it shall not use, suffer or permit any person(s) to use all or any portion of the Premises for any purpose in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the City or County of Los Angeles, or other lawful authorities having jurisdiction over the Building.

Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or unreasonably interfere with the rights of other tenants or occupants of the Building, or injure or annoy them. Tenant shall not use or allow the Premises to be used for any pornographic or violent purposes, nor shall Tenant cause, commit, maintain or permit the continuance of any nuisance or waste in, on or about the Premises. Tenant shall not use the Premises in any manner that in Landlord’s reasonable judgment would adversely affect or interfere with any services Landlord is required to furnish to Tenant or to any other tenant or occupant of the Building, or that would interfere with or obstruct the proper and economical rendition of any such service.

Section 6.2. Exclusive Use. Landlord represents that Tenant’s Specified Use of the Premises does not conflict with exclusive use provisions granted by Landlord in other leases for the Building. Landlord further agrees that it shall, in the future, not grant an exclusive use privilege to any other tenant in the Building that will prevent Tenant from continuing to use the Premises for its Specified Use.

Tenant acknowledges and agrees that it shall not engage in any of the uses specified hereinbelow, for which Landlord has already granted exclusive rights: (a) on the ground floor of the Building, for retail brokerage and securities trading, and (b) on the fifth (5th) floor of the Building, operation of a staffing service providing either temporary and/or permanent staffing.

Provided that Tenant has received written notice of the same from Landlord, and further provided that Landlord does not grant a future exclusive use right that prohibits Tenant from engaging in the Specified Use, then Tenant agrees that it shall not violate any exclusive use provision(s) granted by Landlord to other tenants in the Building.

Section 6.3. Rules and Regulations. Tenant shall observe and comply with the rules and regulations set forth in Exhibit C, and such other and further reasonable and non-discriminatory rules and regulations as Landlord may make or adopt and communicate to Tenant at any time or from time to time, when said rules, in the reasonable judgment of Landlord, may be necessary or desirable to ensure the first-class operation, maintenance, reputation or appearance of the Building provided that the rules and regulations shall not be revised or enforced in any unreasonable manner by Landlord. However, if any conflict arises between the provisions of this Lease and any such rule or regulation, the provisions of this Lease shall control.

Provided Landlord makes commercially reasonable efforts to seek compliance by all occupants of the Building with the rules and regulations adopted by Landlord, Landlord shall not be responsible to Tenant for the failure of any other tenants or occupants of the Building to comply with said rules and regulations.

ARTICLE 7

CONDITION UPON VACATING AND REMOVAL OF PROPERTY

Section 7.1. Condition upon Vacating. At the expiration or earlier termination of this Lease, Tenant shall:

a)	terminate its occupancy of, quit and surrender to Landlord, all or such portion of the Premises upon which this Lease has so terminated, broom-clean and in the same condition as received except for:

i)	ordinary wear and tear, or

ii)	loss or damage by fire or other casualty; and

b)	surrender the Premises free of any and all debris and trash and any of Tenant’s personal property, furniture, fixtures and equipment that do not otherwise become a part of the Project, pursuant to the provisions contained in Section 7.2, hereinbelow; and

c)

at Tenant’s sole expense, forthwith and with all due diligence remove any Tenant Change made by Tenant and restore the Premises to their original condition, reasonable wear and tear excepted. However, Tenant shall only be obligated to remove said Tenant Change if it was made without Landlord’s approval and/or if Landlord notified Tenant of its obligation to do so at the time Landlord approved Tenant’s request for a Tenant Change. Notwithstanding the foregoing, Landlord may require Tenant to remove a Tenant Change only if such Tenant Change is not a typical general office improvement. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Tenant Change, Landlord may do so and may charge the cost thereof to Tenant.

Section 7.2. Tenant’s Property. All fixtures, equipment, improvements and installations attached or built into the Premises at any time during the Term shall, at the expiration or earlier termination of this Lease, be deemed the property of Landlord; become a permanent part of the Premises and remain therein. However, if said equipment, improvements and/or installations can be removed without causing any structural damage to the Premises, then, provided after such removal Tenant restores the Premises to the condition existing prior to installation of Tenant’s trade fixtures or equipment, Tenant shall be permitted, at Tenant’s sole expense, to remove said trade fixtures and equipment.

ARTICLE 8

UTILITIES AND SERVICES

Section 8.1. Normal Building Hours/Holidays. The “Normal Business Hours” of the Building, during which Landlord shall furnish the services specified in this Article 8 are defined as 8:00 a.m. to 6:00 p.m., Monday through Friday, and 9:00 a.m. to 1:00 p.m. on Saturday, any one or more Holiday(s) excepted.

The “Holidays” which shall be observed by Landlord in the Building are defined as any federally-recognized holiday and any other holiday specified herein, which are: New Years Day, Presidents’ Day, Memorial Day, the 4th of July, Labor Day, Thanksgiving Day, the day after Thanksgiving, and Christmas Day (each individually a “Holiday”). Tenant acknowledges that the Building shall be closed on each and every such Holiday, and Tenant shall not be guaranteed access to Landlord or Landlord’s managing agent(s) on each such Holiday.

Section 8.2. Access to the Building and General Services. Subject to Force Majeure and any power outage(s) which may occur in the Building when the same are out of Landlord’s reasonable control, Landlord shall furnish the following services to the Premises twenty-four (24) hours per day, seven (7) days per week:

a)	during Normal Business Hours, bulb replacement for building standard lights;

b)	access to and use of the parking facilities for persons holding valid parking permits;

c)	access to and use of the elevators and Premises;

d)	use of electrical lighting on an as-needed basis within the Premises; and

e)	use of a reasonable level of water for kitchen and toilet facilities in the Premises and Common Area bathrooms.

Section 8.3. Janitorial Services. Landlord shall furnish the Premises with reasonable and customary janitorial services consistent with the operation of a first-class office building in the Woodland Hills area, five (5) days per business week, except when the Building is closed on any Holiday. Landlord shall retain the sole discretion to choose and/or revise the janitorial company providing said services to the Premises and/or Building.

Section 8.4. Security Services. Tenant acknowledges that Landlord currently provides uniformed guard service to the Building twenty-four (24) hours per day, seven (7) days per week, solely for the purposes of providing surveillance of, information and directional assistance to persons entering the Building.

Tenant acknowledges that such guard service shall not provide any measure of security or safety to the Building or the Premises, and that Tenant shall take such actions as it may deem necessary and reasonable to ensure the safety and security of Tenant’s property or person or the property or persons of Tenant’s agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders. Tenant agrees and acknowledges that, except for and to the extent of the negligence or willful misconduct of Landlord or its directors, employees, officers, partners or shareholders, Landlord shall not be liable to Tenant in any manner whatsoever arising out of the failure of Landlord’s guard service to secure any person or property from harm.

Tenant agrees and acknowledges that Landlord, in Landlord’s sole discretion, shall have the option, but not the obligation, to add, decrease, revise the hours of and/or change the level of services being provided by any guard company serving the Building so long as the level of security services provided to the Building is consistent with the level of security services provided by landlords of comparable office buildings in the Woodland Hills area. Tenant further agrees that Tenant shall not engage or hire any outside guard or security company without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

Section 8.5. Utilities. During Normal Business Hours Landlord shall furnish a reasonable level of water, heat, ventilation and air conditioning (“HVAC”) to the Premises, but in no event in amounts less than that found in offices within comparable first-class office buildings in the Woodland Hills area, and a sufficient amount of electric current to provide customary business lighting and to operate ordinary office business machines, such as a single personal computer and ancillary printer per one hundred and twenty (120) rentable square feet contained in the Premises, facsimile machines, small copiers customarily used for general office purposes, and such other equipment and office machines as do not result in above-standard use of the existing electrical system. So long as the same remain reasonably cost competitive, Landlord shall retain the sole discretion to choose the utility vendor(s) to supply such services to the Premises and the Building.

Except with the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned and/or delayed, Tenant shall not install or use any equipment, apparatus or device in the Premises that requires the installation of a 220-voltage circuit; consumes more than five (5) kilowatts per hour per item; or the aggregate use of which will in any way increase the connected load to more than 5 Watts per square foot, or cause the amount of electricity to be furnished or supplied for use in the Premises to more than 1.2 kWh per usable square foot, per month.

Except with the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall not connect any electrical equipment to the electrical system of the Building, except through electrical outlets already existing in the Premises, nor shall Tenant pierce, revise, delete or add to the electrical, plumbing, mechanical or HVAC systems in the Premises.

Section 8.6. After Hours HVAC and/or Excess Utility Usage. If Tenant requires HVAC service during other than Normal Business Hours (“Excess HVAC”), a representative of Tenant shall be entitled to order Excess HVAC by using the Building’s dial-in service. Tenant shall be given a personal identification number for such service. Otherwise, Landlord shall have no obligation to provide Excess HVAC. Tenant’s request shall be deemed conclusive evidence of its willingness to pay the costs specified. There shall be a four (4) hour minimum charge for Excess HVAC except when Tenant’s request is for the provision of Excess HVAC immediately after Normal Business Hours (i.e., as of the date of this Lease commencing at 6:00 p.m. on a weeknight that is not a holiday). Landlord’s current charge for Excess HVAC is $60.00 per hour, which hourly charge shall not increase during the initial twelve (12) months of the Term, but thereafter shall be subject to increases based on increases in Landlord’s actual cost to provide Excess HVAC. Notwithstanding the foregoing, Tenant shall be entitled to use forty (40) hours of Excess HVAC per each twelve (12) month period during the initial Term commencing with the Commencement Date without charge, provided that any unused credit for Excess HVAC shall not be carried over until the following year.

If Tenant requires electric current in excess of the amounts specified hereinabove, water or gas in excess of that customarily furnished to the Premises as office space (“Excess Utility Use”), Tenant shall first procure Landlord’s prior written consent to such Excess Utility Use, which Landlord may reasonably refuse.

In lieu of Landlord’s refusal, Landlord may cause a meter or sub-meter to be installed to measure the amount of water, gas and/or electric current consumed by Tenant in the Premises. The cost of any such meter(s), and the installation, maintenance, and repair thereof, shall be paid by Tenant as Additional Rent.

After completing installation of said meter(s), and/or if Tenant requests Excess HVAC, then Tenant shall pay Landlord, as Additional Rent, within thirty (30) calendar days after Tenant’s receipt of Landlord’s billing, for the actual amount of all Excess Utility Use and/or Excess HVAC, as the case may be. Said billing shall be calculated on the usage indicated by such meter(s), sub-meter(s), or Tenant’s written request therefor, and shall be issued by Landlord at the rates charged for such services by the local public utility furnishing the same, plus any additional expense reasonably incurred by Landlord in providing said Excess Utility Use and/or in keeping account of the water, steam, compressed air and electric current so consumed, plus an administrative and billing fee equal to fifteen percent (15%) of the costs so billed.

Section 8.7. Changes Affecting HVAC. Tenant shall also pay as Additional Rent for any additional costs Landlord incurs to repair any failure of the HVAC equipment and systems to perform their function when said failure arises out of or in connection with any Tenant Changes to, the arrangement of partitioning in the Premises after the Commencement Date due to Tenant’s modification of the Improvements, or from Tenant’s failure to keep all HVAC vents within the Premises free of obstruction.

Section 8.8. Damaged or Defective Systems. Tenant shall give prompt notice to Landlord after Tenant becomes aware of any alleged damage to, or defective condition in any part or appurtenance of the Building’s sanitary, electrical, HVAC or other systems serving, located in, or passing through, the Premises. Provided that the repair or remedy of said damage or defective condition is within the reasonable control of Landlord, it shall be remedied by Landlord with reasonable diligence. Otherwise, Landlord shall make such commercially reasonable efforts as may be available to Landlord to effect such remedy or repair, but except and to the extent of Landlord’s negligence and/or willful misconduct or that of its agents, contractors, directors, employees, officers, partners, and/or shareholders, Landlord shall not be liable to Tenant for any failure thereof.

Tenant shall not be entitled to claim any damages arising from any such damage or defective condition nor shall Tenant be entitled to claim any eviction by reason of any such damage or defective condition unless:

a)	to the extent the same was caused by Landlord’s negligence or willful misconduct while operating or maintaining the Premises or the Building;

b)	the damage or defective condition has substantially prevented Tenant from conducting its normal business operations or obtaining access to at least seventy-five percent (75%) of the Premises; and

c)	Landlord shall have failed to commence the remedy thereof and proceeded with reasonable diligence to complete the same after Landlord’s receipt of notice thereof from Tenant.

Furthermore, if and to the extent such damage or defective condition was caused by, or is attributed to, a Tenant Change or the unreasonable or improper use of such system(s) by Tenant or its employees, licensees or invitees:

d)	the cost of the remedy thereof shall be paid by Tenant as Additional Rent pursuant to the provisions of Section 4.3;

e)	in no event shall Tenant be entitled to any abatement of rent as specified above; and

f)	Tenant shall be estopped from making any claim for damages arising out of Landlord’s repair thereof.

Section 8.9. Limitation on Landlord’s Liability for Failure to Provide Utilities and/or Services. Except for and to the extent of Landlord’s negligence or willful misconduct or that of its agents, contractors, directors, employees, licensees, officers, partners or shareholders, and subject to the provisions of Section 8.8 above, Tenant hereby releases Landlord from any liability for damages, by abatement of rent or otherwise, for any failure or delay in furnishing any of the services or utilities specified in this Article 8 (including, but not limited to telephone and telecommunication services), or for any diminution in the quality or quantity thereof.

Tenant’s release of Landlord’s liability shall be applicable when such failure, delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by Landlord’s inability to secure electricity, gas, water or other fuel at the Building after Landlord’s reasonable effort to do so, by accident or casualty whatsoever, by act or default of Tenant or parties other than Landlord, or by any other cause beyond Landlord’s reasonable control. Such failures, delays or diminution shall never be deemed to constitute a constructive eviction or disturbance of Tenant’s use and possession of the Premises, or serve to relieve Tenant from paying Rent or performing any of its obligations under the Lease.

Furthermore, Landlord shall not be liable under any circumstances for a loss of, injury to, or interference with, Tenant’s business, including, without limitation, any loss of profits occurring or arising through or in connection with or incidental to Landlord’s failure to furnish any of the services or utilities required by this Article 8.

Landlord shall use commercially reasonable efforts to remedy any delay, defect or insufficiency in providing the services and or utilities required hereunder.

Notwithstanding the foregoing, if Tenant is prevented from using and does not use, the Premises or any portion thereof, as a result of Landlord’s failure to provide utilities to the Building as required by this Lease (an “Abatement Event”), then Tenant shall give Landlord notice (“Notice”) of such Abatement Event and if such Abatement Event continues for six (6) consecutive business days or twenty-five (25) days in a twelve (12) month period after Landlord’s receipt of any such Notice (the “Eligibility Period”), and such failure is not attributable to or caused by the acts of Tenant, then the Rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use (“Unusable Area”), bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, the Unusable Area for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Fixed Monthly Rent and Additional Rent for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Fixed Monthly Rent and Additional Rent shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event.

Section 8.10. Tenant Provided Services. Tenant shall make no contract or employ any labor in connection with the maintenance, cleaning or other servicing of the physical structures of the Premises (collectively and individually a “Tenant Service”) without the prior consent of Landlord, which consent shall not be unreasonably withheld. Tenant shall not permit the use of any labor, material or equipment in the performance of any Tenant Service if the use thereof, in Landlord’s reasonable judgment, would violate the provisions of any agreement between Landlord and any union providing work, labor or services in or about the Premises, Building and/or create labor disharmony in the Building.

ARTICLE 9

TENANT’S INDEMNIFICATION AND LIMITATION ON LANDLORD’S LIABILITY

Section 9.1. Tenant’s Indemnification and Hold Harmless. For the purposes of this Section 9.1, “Indemnitee(s)” shall jointly and severally refer to Landlord and Landlord’s agents, clients, contractors, directors, employees, officers, partners, and/or shareholders.

Tenant shall indemnify and hold Indemnitees harmless from and against all claims, suits, demands, damages, judgments, costs, interest and expenses (including attorneys fees and costs incurred in the defense thereof) to which any Indemnitee may be subject or suffer when the same arise out of the negligence or willful misconduct of Tenant or the negligence or willful misconduct of Tenant’s agents, contractors, directors, employees, licensees, officers, partners or shareholders in connection with the use of, work in, construction to, or actions in, on, upon or about the Premises, including any actions relating to the installation, placement, removal or financing of any Tenant Change, improvements, fixtures and/or equipment in, on, upon or about the Premises.

Tenant’s indemnification shall extend to any and all claims and occurrences, whether for injury to or death of any person or persons, or for damage to property (including any loss of use thereof), or otherwise, occurring during the Term or prior to the Commencement Date (if Tenant has been given early access to the Premises for whatever purpose), and to all claims arising from any condition of the Premises due to or resulting from any default by Tenant in the keeping, observance or performance of any covenant or provision of this Lease, or from the negligence or willful misconduct of Tenant or the negligence or willful misconduct of Tenant’s agents, contractors, directors, employees, licensees, officers, partners or shareholders.

Section 9.2. Nullity of Tenant’s Indemnification in Event of Negligence. Notwithstanding anything to the contrary contained in this Lease, Tenant’s indemnification shall not extend to the negligence or willful misconduct of Landlord or the negligence or willful misconduct of Landlord’s agents, contractors, directors, employees, officers, partners or shareholders, nor to such events and occurrences for which Landlord otherwise carries insurance coverage. Notwithstanding anything to the contrary set forth in this Lease, because Tenant compensates Landlord for insurance obtained by Landlord as part of Tenant’s Share of Operating Expenses, and because of the existence of the waivers of subrogation, Tenant shall be relieved of its indemnity obligation only with respect to any liabilities for Landlord’s property damage, even if such damage results from the negligent acts or omissions or willful misconduct of Tenant or those of its agents, contractors, servants, employees or licensees, to the extent such liabilities are covered by insurance carried by Landlord and paid for in part by Tenant as part of Operating Expenses.

Section 9.3. Tenant’s Waiver of Liability. Provided that any injury or damage suffered by Tenant or Tenant’s agents, clients, contractors, directors, employees, invitees, officers, partners, and/or shareholders did not arise out of the negligence or willful misconduct of Landlord or the negligence or willful misconduct of Landlord’s agents, contractors, employees, officers, partners or shareholders, Tenant shall make no claim against Landlord and Landlord shall not be liable or responsible in any way for, and Tenant hereby waives all claims against Landlord with respect to or arising out of injury or damage to any person or property in or about the Premises by or from any cause whatsoever under the reasonable control or management of Tenant.

Section 9.4. Limitation of Landlord’s Liability. Tenant expressly agrees that, notwithstanding anything in this Lease and/or any applicable law to the contrary, the liability of Landlord and Landlord’s agents, contractors, directors, employees, licensees, officers, partners or shareholders, including any successor in interest thereto (collectively and individually the “Landlord Parties”), and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building.

Tenant specifically agrees that neither Landlord nor any of the Landlord Parties shall have any personal liability therefor. Further, Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

Section 9.5. Transfer of Landlord’s Liability. Tenant expressly agrees that, to the extent that any transferee assumes the obligations of Landlord hereunder in writing, and provided Landlord has either transferred the complete Security Deposit held pursuant to this Lease or refunded the same to Tenant as of the date of such transfer, then the covenants and agreements on the part of Landlord to be performed under this Lease which arise and/or accrue after the date of such transfer shall not be binding upon Landlord herein named from and after the date of transfer of its interest in the Building.

Section 9.6. Landlord’s Indemnification. Notwithstanding any contrary provision of this Lease, Landlord shall indemnify, and hold Tenant and Tenant’s agents, clients, directors, officers, partners, employees, shareholders and contractors harmless from and against, any and all claims, causes of action, liabilities, losses, reasonable costs and expenses, including reasonable attorney’s fees and court costs, arising from or in connection with:

a) Any activity occurring, or condition existing, at or in the Building and/or the Project (other than in the Premises) when and to the extent such activity or condition is under the reasonable control of Landlord, except and to the extent the same is caused by the negligence or willful misconduct of Tenant or Tenant’s employees, agents, licensee, invitees, or contractors, or by Tenant’s breach or default in the performance of any obligation under this Lease;

b) Any activity occurring, or condition existing in the Premises when and to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors; or

c) Any breach by Landlord of any of Landlord’s obligations under this Lease.

ARTICLE 10

COMPLIANCE WITH LAWS

Section 10.1. Tenant’s Compliance with Laws. Tenant shall not use, permit to be used, or permit anything to be done in or about all or any portion of the Premises which will in any way violate any laws, statutes, ordinances, rules, orders or regulations duly issued by any governmental authority having jurisdiction over the Premises, or by the Board of Fire Underwriters (or any successor thereto) (collectively “Codes”).

Section 10.2. Tenant to Comply at Sole Expense. Tenant shall, at its sole expense, promptly remedy any violation of such Codes, provided, however, that nothing contained in this Section 10.2 shall require Tenant to make any structural changes to the Premises, unless such changes are required due to either Tenant or Tenant’s agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders use of the Premises for purposes other than general office purposes consistent with first class office buildings in the Woodland Hills, California, area. The foregoing Tenant obligation is subject to Landlord’s obligation, at Landlord’s sole cost and expense, to deliver the Premises and Improvements in compliance with all Codes.

Section 10.3. Conclusive Evidence of Violation. The judgment of any court of competent jurisdiction in any action against Tenant, whether or not Landlord is a party thereto, that Tenant has so violated any one or more Codes shall be conclusive evidence of such violation as between Landlord and Tenant.

Section 10.4. Landlord’s Compliance. If Landlord receives written notice from any applicable governmental authority of the violation of Codes relating to the Building, then, unless such cure is the responsibility of Tenant, Landlord shall, subject to Landlord’s right to dispute such violation, cure such violation if the existence of such violation materially and adversely affects Tenant’s occupancy of the Premises.

ARTICLE 11

ASSIGNMENT AND SUBLETTING

Section 11.1. Permission Required for Assignment or Sublet. Subject to the express provisions of Section 11.2.(a) below, unless Landlord’s prior written consent has been given, which consent shall not be unreasonably withheld, conditioned and/or delayed (subject to the express provisions of this Article 11), this Lease shall not, nor shall any interest herein, be assignable as to the interest of Tenant by operation of law; nor shall Tenant:

a)	assign Tenant’s interest in this Lease; or

b)	sublet the Premises or any part thereof or permit the Premises or any part thereof to be utilized by anyone other than Tenant, whether as by a concessionaire, franchisee, licensee, permittee or otherwise (collectively, a “sublease”).

In addition, except for Transfers under clauses (a) or (b), Tenant shall not mortgage, pledge, encumber or otherwise transfer this Lease, the Term and/or estate hereby granted or any interest herein without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion.

Any assignment, mortgage, pledge, encumbrance, transfer or sublease (collectively, any “Transfer”) without Landlord’s prior written consent shall be voidable, and, in Landlord’s sole election, shall constitute a material default under this Lease.

Section 11.2. Affiliated Companies/Restructuring of Business Organization. Any contrary provision of this Article 11 notwithstanding, the assignment by Tenant of all of its rights under this Lease or the subletting by Tenant of all or any portion of the Premises to (i) a parent or subsidiary or employee of Tenant, (ii) any person or entity which controls, is controlled by or under common control with Tenant, (iii) any entity which purchases all or substantially all of the assets or ownership interests or stock of Tenant, (iv) any entity into which Tenant is merged or consolidated, (v) any entity which results from the merger or consolidation of entities which control, are controlled by or under common control with Tenant, or (vi) the temporary use or occupancy of portions of the Premises by a party or parties in connection with the transaction of business with Tenant or with an entity which is controlled by, controls or is under common control with Tenant (all such persons or entities described in (i), (ii), (iii), (iv), (v) and (vi) being sometimes hereinafter referred to as “Affiliates”) shall not be deemed a Transfer under this Article 11 and thus shall not be subject to Landlord’s prior consent or any of the other terms under this Article 11 that would otherwise be applicable to Transfers, and Landlord shall not be entitled to any Net Rental Profit resulting therefrom, provided that:

a) Any such Affiliate was not formed as a subterfuge to avoid the obligations of this Article 11;

b) Tenant gives Landlord prior or concurrent notice of any such assignment or sublease to an Affiliate;

c) The successor of Tenant and Tenant have as of the effective date of any such assignment or sublease a tangible net worth, in the aggregate, computed in accordance with generally accepted accounting principles (but excluding good will as an asset), which is sufficient to meet the obligations of Tenant under this Lease;

d) Any such assignment or sublease shall be subject and subordinate to all of the terms and provisions of this Lease, and such assignee or sublessee shall be deemed to have assumed all of the obligations of Tenant under this Lease with respect to that portion of the Premises which is the subject of such Transfer (other than the amount of Fixed Monthly Rent payable by Tenant with respect to a sublease); and

e) Tenant and any guarantor shall remain fully liable for all obligations to be performed by Tenant under this Lease.

Section 11.3. Request to Assign or Sublease. If at any time during the Term, Tenant wishes to assign this Lease or any interest therein, or to sublet all or any portion of the Premises, then at least thirty (30) days prior to the date when Tenant desires the assignment or sublease to be effective, Tenant shall give written notice to Landlord setting forth the name, address, and business of the proposed assignee or sublessee, business and personal credit applications completed on Landlord’s standard application forms, and information (including references and such financial documentation as Landlord shall reasonably prescribe) concerning the character and financial condition of the proposed assignee or sublessee, the effective date of the assignment or sublease, and all the material terms and conditions of the proposed assignment, and with reference solely to a sublease: a detailed description of the space proposed to be sublet, together with any rights of the proposed sublessee to use Tenant’s improvements and/or ancillary services with the Premises.

Section 11.4. Landlord’s Consent. Landlord shall have twenty (20) days after Tenant’s notice of assignment and/or sublease is received with the financial information reasonably requested by Landlord to advise Tenant of Landlord’s (i) consent to such proposed assignment or sublease, (ii) withholding of consent to such proposed assignment or sublease or (iii) election to terminate this Lease, such termination to be effective as of the date of the commencement of the proposed assignment or subletting. If Landlord shall exercise its termination right hereunder, Landlord shall have the right to enter into a lease or other occupancy agreement directly with the proposed assignee or subtenant, and Tenant shall have no right to any of the rents or other consideration payable by such proposed assignee or subtenant under such other lease or occupancy agreement, even if such rents and other consideration exceed the rent payable under this Lease by Tenant. Landlord shall have the right to lease the Premises to any other tenant, or not lease the Premises, in its sole and absolute discretion. Landlord and Tenant specifically agree that Landlord’s right to terminate this Lease under clause (iii) above is a material consideration for Landlord’s agreement to enter into this Lease and such right may be exercised in Landlord’s sole and absolute discretion and no test of reasonableness shall be applicable thereto provided, however, that Landlord may exercise the termination right described in said clause (iii) only if Tenant proposes to assign this Lease or sublet more than seventy-five percent (75%) of the Premises and provided further that if Landlord elects to terminate this Lease pursuant to clause (iii), then Tenant may, within ten (10) business days after receipt of notice of Landlord’s election to terminate this Lease, revoke its request for consent, in which case this Lease shall remain in full force and effect.

Tenant acknowledges that Landlord’s consent shall be based upon the criteria listed in Sections 11.4 (a) through (e) below, and subject to Landlord’s right to unilaterally disapprove of any proposed assignment and/or sublease, based on the existence of any condition contained within Section 11.5 hereinbelow. If Landlord provides its consent within the time period specified, Tenant shall be free to complete the assignment and/or sublet such space to the party contained in Tenant’s notice, subject to the following conditions:

a)	The assignment and/or sublease shall be on substantially the same terms as were set forth in the notice given to Landlord;

b)	The assignment and/or sublease shall be documented in a written format that is reasonably acceptable to Landlord, which form shall specifically include the assignee’s and/or sublessee’s acknowledgement and acceptance of the obligation contained in this Lease, in so far as applicable;

c)	The assignment and/or sublease shall not be valid, nor shall the assignee or sublessee take possession of the Premises, or subleased portion thereof, until an executed duplicate original of such sublease and/or assignment has been delivered to Landlord;

d)	The assignee and/or sublessee shall have no further right to assign this Lease and/or sublease the Premises;

e)	In the event of any Transfer, Landlord shall receive as Additional Rent hereunder (and without affecting or reducing any other obligation of Tenant under this Lease) fifty percent (50%) of Tenant’s “Net Rental Profit” derived from such Transfer. If Tenant shall elect to Transfer, Tenant shall use reasonable and good faith efforts to secure consideration from any such Transferee which would be generally equivalent to then-current market rent, but in no event shall Tenant’s monetary obligations to Landlord, as set forth in this Lease, be reduced. “Net Rental Profit” shall mean all rent, Additional Rent or other consideration actually received by Tenant during any month during the term of such sublease from such subtenant and/or actually paid by such subtenant on behalf of Tenant in connection with the subletting in excess of the rent, Additional Rent and other sums payable by Tenant under this Lease in such month during the term of the sublease on a per square foot basis if less than all of the Premises is transferred, after deducting (x) the amount of Rent required to be paid by Tenant for any “down time”, not to exceed two (2) months’ Rent, plus (y) the reasonable expenses incurred by Tenant in connection with such Transfer for (i) advertising costs, (ii) any improvement allowance or other economic concessions (e.g., space planning allowance or moving expenses) paid by Tenant in connection with such Transfer, (iii) any brokerage commissions incurred by Tenant in connection with the Transfer, and (v) reasonable attorneys’ fees incurred by Tenant in connection with the Transfer.

Tenant shall deliver to Landlord a statement within thirty (30) days after the end of each calendar year and/or within thirty (30) days after the expiration or earlier termination of the Term of this Lease in which any Transfer has occurred, specifying for each such Transfer:

i)	the date of its execution and delivery, the number of square feet of the Rentable Area demised thereby, and the Term thereof, and

ii)	a computation in reasonable detail showing the amounts (if any) paid and payable by Tenant to Landlord pursuant to this Section 11.4 with respect to such Transfer for the period covered by such statement, and the amounts (if any) paid and payable by Tenant to Landlord pursuant to this Section 11.4 with respect to any payments received from a Transferee during such period but which relate to an earlier period.

Section 11.5. Reasonable Grounds for Denial of Assignment and/or Sublease. Landlord and Tenant agree that, in addition to such other reasonable grounds as Landlord may assert for withholding its consent, it shall be reasonable under this Lease and any applicable law for Landlord to withhold its consent to any proposed Transfer, where any one or more of the following conditions exists:

a)	The proposed sublessee or assignee (a “Transferee”) is, in Landlord’s reasonable judgment, of a character or reputation which is not consistent with those businesses customarily found in a Class A office building;

b)	The Transferee is engaged in a business or intends to use all or any portion of the Premises for purposes which are not consistent with those generally found in the Building or other Class A office buildings in the vicinity of the Building, provided, however, that in no event shall Landlord be permitted to decline Tenant’s request for a Transfer solely on the basis of said Transferee’s intent to change the Specified Use from that of Tenant, unless such proposed change shall violate any Exclusive Use provision already granted by Landlord;

c)	The Transferee is either a governmental agency or instrumentality thereof;

d)	The Transfer will result in more than a reasonable and safe number of occupants within the Premises;

e)	The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the sublease, if a sublessee, or the Lease, if an assignee, on the date consent is requested, or has demonstrated a prior history of credit instability or unworthiness;

f)	The Transfer will cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give another occupant of the Building a right to cancel its lease;

g)	The Transferee will retain any right originally granted to Tenant to exercise a right of expansion, right of first offer or other similar right held by Tenant; or

h)	The proposed Transferee is engaged in on-going negotiations with Landlord to lease comparable space in the Building at the time Tenant requests approval of the proposed Transfer as evidenced by a term sheet or letter of intent that has been delivered to the proposed Transferee; or

i)	The Transferee intends to use all or a portion of the Premises for medical procedures or for a primary business which is a boiler-room type sales or marketing organization.

If Landlord withholds or conditions its consent and Tenant believes that Landlord did so contrary to the terms of this Lease, Tenant may, as its sole remedy, prosecute an action for declaratory relief to determine if Landlord properly withheld or conditioned its consent, and Tenant hereby waives all other remedies, including without limitation those set forth in California Civil Code Section 1995.310.

Section 11.6. Tenant’s Continued Obligation. Any consent by Landlord to an assignment of this Lease and/or sublease of the Premises shall not release Tenant from any of Tenant’s obligations hereunder or be deemed to be a consent by Landlord to any subsequent hypothecation, assignment, subletting, occupation or use by another person, and Tenant shall remain liable to pay the Rent and/or perform all other obligations to be performed by Tenant hereunder. Landlord’s acceptance of Rent or Additional Rent from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease. Landlord’s consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.

If any assignee or sublessee of Tenant or any successor of Tenant defaults in the performance of any of the provisions of this Lease, whether or not Landlord has collected Rent directly from said assignee or sublessee, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, sublessee or other successor-in-interest.

Provided that in no event shall any further assignment, sublease, amendment or modification to this Lease serve to either increase Tenant’s liability or expand Tenant’s duties or obligations hereunder, or relieve Tenant of its liability under this Lease, then Landlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with any assignee, without notifying Tenant or any successor of Tenant, and without obtaining their consent thereto.

Section 11.7. Tenant to Pay Landlord’s Costs. If Tenant requests the consent of Landlord to any Transfer, then Tenant, whether or not Landlord shall grant consent thereto, shall, concurrent with Tenant’s submission of any written request therefor, pay to Landlord (a) the non-refundable sum of Five Hundred Dollars ($500.00) as reasonable consideration for Landlord’s considering and processing the applicable request., plus (b) the amount of reasonably estimated by Landlord as its anticipated legal fees to be incurred by Landlord in connection therewith, not to exceed Five Hundred Dollars ($500) except in the event Tenant requests material modifications to Landlord’s customary consent form documents (provided the same are commercially reasonable), in which case there shall be no limit on attorney fees incurred as long as such fees are reasonable.

Section 11.8. Successors and Assigns. Subject to the provisions contained herein, the covenants and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant, their respective successors and assigns and all persons claiming by, through or under them.

Section 11.9. Permitted Subleases. Tenant shall have the right, without the payment of a Net Rental Profit, without payment of a fee under Section 11.7, and without the requirement of obtaining Landlord’s consent but upon at least ten (10) business days’ prior notice to Landlord, to sublease up to twenty percent (20%) of the Usable Area in the Premises (the “Permitted Sublease”) to individuals or entities on and subject to the following conditions: (i) such individuals or entities shall not be permitted to occupy a separately demised portion of the Premises which contains an entrance to such portion of the Premises other than the primary entrance to the Premises; and (ii) none of the conditions set forth in Section 11.5 (other than subparagraph e thereof) shall exist with respect to such individuals or entities.

ARTICLE 12

MAINTENANCE, REPAIRS, DAMAGE, DESTRUCTION, RENOVATION AND/OR

ALTERATION

Section 12.1. Tenant’s Obligation to Maintain. Except as provided in Section 12.1(b) below, Tenant shall, at Tenant’s sole expense, maintain the Premises in good order and repair, and shall also keep clean any portion of the Premises which Landlord is not obligated to maintain under the terms of this Lease. Such obligation shall include the clean-out; repair and/or replacement of Tenant’s garbage disposal(s), Instant-Heat or other hot water producing equipment, if any, and the cleaning and removal of any dishes and/or food prior to the same becoming unsanitary.

a) Further, but subject to the provisions set forth in Section 19.4 below, Tenant shall pay the cost of any injury, damage or breakage in, upon or to the Premises to the extent created by Tenant’s negligence or willful misconduct or the negligence or willful misconduct of Tenant’s agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders.

b) Subject to Tenant’s obligation for reimbursement to Landlord, as specified in Article 4 herein, and subject to Tenant’s repair obligations set forth in this Article 12, Landlord shall make repairs to the following Building components as necessary to keep the Project in first-class condition: the Premises; the exterior walls, foundation, core area and roof of the Building, the Building Common Areas (including, without limitation, the restrooms and elevator lobbies on each floor of the Building), the structural portions of the Building including the floors of the Building, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts) exit stairs, the Building parking facilities, elevators cabs, and the Building mechanical, electrical and telephone closets, the mechanical, electrical, sprinkler, plumbing, life safety, HVAC and any other systems and equipment of the and the Improvements installed in the Premises. However, but subject to the release provisions set forth in Section 19.4 below, if such repairs, maintenance or cleaning are required due to Tenant’s negligence or willful misconduct or the negligence or willful misconduct of Tenant’s agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders, then, Tenant shall, within thirty (30) days after receipt of Landlord’s billing therefor, reimburse Landlord, as Additional Rent, for any expense of such repairs, cleaning and/or maintenance in excess of any insurance proceeds available for reimbursement thereof, including for any deductible anticipated in connection therewith. If Landlord performs such repairs to the Premises, Tenant may request that the same be performed during nonbusiness hours (and Landlord shall comply with such request if reasonable and commercially practicable) and Tenant shall pay, as Additional Rent, the additional cost incurred by Landlord in connection therewith.

c) Tenant hereby waives all right to make repairs at Landlord’s expense under the provisions of Section 1932(1), 1941 and 1942 of the Civil Code of California.

Section 12.2. Repair Period Notice. Tenant shall give prompt notice to Landlord of Tenant’s actual knowledge of any damage or destruction to all or any part of the Premises or Building resulting from or arising out of any fire, earthquake, or other identifiable event of a sudden, unexpected or unusual nature (individually or collectively a “Casualty”). The time periods specified in this Section 12.2. shall commence after Landlord becomes aware or is notified of the occurrence of a Casualty. After Landlord has become aware or is notified that a Casualty has occurred, Landlord shall, within the later of:

a)	sixty (60) days after the date on which Landlord determines the full extent of the damage caused by the Casualty; or

b)	thirty (30) days after Landlord has determined the extent of the insurance proceeds available to effectuate repairs, but

c)	in no event more than ninety (90) days after the Casualty,

provide written notice to Tenant indicating the anticipated time period for repairing the Casualty (the “Repair Period Notice”). The Repair Period Notice shall also state, if applicable, Landlord’s election either to repair the Premises, or to terminate this Lease, pursuant to the provisions of Section 12.3, and if Landlord elects to terminate this Lease as permitted under Section 12.3 below, Landlord shall use commercially reasonable efforts to provide Tenant with a minimum period of ninety (90) days within which to fully vacate the Premises.

Section 12.3. Landlord’s Option to Terminate or Repair. Notwithstanding anything to the contrary contained herein, Landlord shall have the option, but not the obligation to elect not to rebuild or restore the Premises and/or the Building if one or more of the following conditions is present:

a)	repairs to the Premises cannot reasonably be completed within one hundred and eighty (180) days after the date of the Casualty (when such repairs can be made without incurring material additional expense, including the payment of overtime or other premiums);

b)	repairs required cannot be made pursuant to the then-existing laws or regulations affecting the Premises or Building, or the Building cannot be restored except in a substantially different structural or architectural form than existed before the Casualty;

c)	the holder of any mortgage on the Building or ground or underlying lessor with respect to the Project and/or the Building shall require that all or such large a portion of the insurance proceeds be used to retire the mortgage debt, so that the balance of insurance proceeds remaining available to Landlord for completion of repairs shall be insufficient to repair said damage or destruction;

d)	the holder of any mortgage on the Building or ground or underlying lessor with respect to the Project and/or the Building shall terminate the mortgage, ground or underlying lease, as the case may be;

e)	provided Landlord has carried the coverage Landlord is required to obtain under Section 19.1 of this Lease, the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies;

f)	more than thirty-three and one-third percent (33 1/3%) of the Building is damaged or destroyed, whether or not the Premises is affected, provided that Landlord elects to terminate all other leases for offices of a similar or less size in the Building.

If none of the foregoing conditions is present, Landlord shall, within a commercially reasonable time following the determination that none of the foregoing conditions is present (which determination shall be made within a reasonable time period following the Casualty), commence and diligently perform to completion repairs to the Building and the Premises.

If Landlord elects not to complete repairs to the Building or Premises, pursuant to this Section 12.3, Landlord’s election to terminate this Lease shall be stated in the Repair Period Notice, in which event this Lease shall cease and terminate as of the date Tenant ceases business operations from the Premises.

If one hundred percent (100%) of the Building is damaged or destroyed, as certified by an independent building inspector, this Lease shall automatically terminate effective as of the date such damage or destruction occurred, and without action beyond the giving of such notice being required by either Landlord or Tenant.

Upon any termination of this Lease pursuant to this Section 12.3, Tenant shall pay its pro rata share of Fixed Monthly Rent and Additional Rent, properly apportioned up to the date of such termination, reduced by any abatement of Rent to which Tenant is entitled under Section 12.5; after which both Landlord and Tenant shall thereafter be freed and discharged of all further obligations under the Lease, except for those obligations which by their provisions specifically survive the expiration or earlier termination of the Term.

Section 12.4. Tenant’s Option to Terminate. If

a)	the Repair Period Notice provided by Landlord indicates that the anticipated period for repairing the Casualty exceeds one hundred and eighty (180) days after the Casualty (the “Repair Period”), or

b)	the Casualty to the Premises occurs during the last twelve (12) months of the Term;

then Tenant shall have the option, but not the obligation, to terminate this Lease by providing written notice (“Tenant’s Termination Notice”) to Landlord within thirty (30) days after receiving the Repair Period Notice in the case of Section 12.4 (a); or within thirty (30) days after the Casualty, in the case of Section 12.4 (b). Furthermore, if:

c)	Landlord does not complete the repairs required hereinabove within the Repair Period, and

d)	further provided Landlord has not diligently commenced and continued to prosecute to completion repair of the damage and/or destruction caused by the Casualty, and

e)	Landlord has not completed the repairs thereafter on or before thirty (30) days after the expiration of the Repair Period,

then Tenant shall also have the option, but not the obligation, to terminate this Lease by giving Landlord written notice of its intention to so terminate, which notice shall be given not more than forty-five (45) days after expiration of the Repair Period.

Tenant’s failure to provide Landlord with Tenant’s Termination Notice within the time periods specified hereinabove shall be deemed conclusive evidence that Tenant has waived its option to terminate this Lease with respect to the particular Casualty in question.

Section 12.5. Temporary Space and/or Rent Abatement During Repairs or Renovation. During the Repair Period or during any additional period that Landlord completes Work (as defined hereinbelow) or Renovations (as defined in Section 12.11 hereinbelow), if available, and if requested by Tenant, Landlord shall make available to Tenant other space in the Building which, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business. However, if such temporary space is smaller than the Premises, Tenant shall pay Fixed Monthly Rent and Additional Rent for the temporary space based upon the calculated rate per Rentable square foot payable hereunder for the Premises, times the number of Rentable square feet available for Tenant’s use in the temporary space.

Subject to Tenant’s obligation to pay Rent during the time Tenant occupies any temporary space that is reasonably satisfactory to Tenant, if any part of the Premises is rendered untenantable by reason of such Casualty, Work or Renovation, then to the extent that all or said portion of the usable area of the Premises is so rendered untenantable by reason of such Casualty, Work or Renovation, Tenant shall be provided with a proportionate abatement of Fixed Monthly Rent and Additional Rent (and parking charges, to the extent Tenant is not using the Project parking facilities). Said proportional abatement shall be based on the Usable Square Footage of the Premises that cannot and is not actually used by Tenant, divided by the total Usable square feet contained in the Premises. That proportional abatement, if any, shall be provided during the period beginning on the later of:

a)	the date of the Casualty; or

b)	the actual date on which Tenant ceases to conduct Tenant’s normal business operations in all or any portion of the Premises,

and shall end on the date that is one (1) business day after Landlord achieves substantial completion of restoration of the Premises and delivers the restored Premises to Tenant. Tenant’s acceptance of said abatement of Rent shall be deemed conclusive evidence of Tenant’s waiver of any further claim or right of future claim for any loss or damage asserted by Tenant arising out of the Casualty Repair, Work or Renovation, as the case may be.

Section 12.6. Tenant’s Waiver of Consequential Damages. Subject to Section 12.4, the provisions contained in Section 12.5 are Tenant’s sole remedy arising out of any Casualty. Landlord shall not be liable to Tenant or any other person or entity for any direct, indirect, or consequential damage (including but not limited to lost profits of Tenant or loss of or interference with Tenant’s business), unless and to the extent caused by the negligence or willful misconduct of Landlord or the negligence or willful misconduct of Landlord’s agents, contractors, directors, employees, licensees, officers, partners or shareholders, due to, arising out of, or as a result of the Casualty (including but not limited to the termination of the Lease in connection with the Casualty).

Section 12.7. Repair Of The Premises When Casualty Not Caused By Tenant. If the cost of repair of any Casualty is covered (or would have been covered) under one or more of the insurance policies Landlord is required herein to provide, then, Landlord shall restore the base core and shell of the Premises to its condition prior to the Casualty and repair and/or replace the Improvements previously installed in the Premises, to a maximum of Thirty-Five Dollars ($35.00) per usable square foot. Tenant shall have the option to either, at Tenant’s sole expense, complete the balance of repairs needed to restore the Improvements contained in the Premises to their condition prior to the Casualty or to continue Tenant’s normal business operations in the Premises in the condition to which Landlord has so restored the Improvements.

If Landlord has elected to complete repairs to the Premises, and has not elected to terminate this Lease, as specified in Section 12.3, then Landlord shall act diligently to complete such repairs (which shall be completed no later than the expiration of the Repair Period), in a manner, and at times, which do not unreasonably interfere with Tenant’s use of that portion of the Premises, if any, remaining unaffected by the Casualty. Provided Landlord has elected or is obligated to make the repairs required hereunder, this Lease shall not be void or voidable during the Repair Period, nor shall Landlord be deemed to have constructively evicted Tenant thereby.

Section 12.8. Waiver. Tenant hereby waives the provisions of California Civil Code Sections 1932(2) and 1933(4) and the provisions of any successor or other law of like import.

Section 12.9. Repair of the Building. Except as specified hereinabove, unless Landlord terminates this Lease when and as permitted hereinabove, Landlord shall repair other affected portions of the Building, as well as the parking structure or other supporting structures and facilities within two hundred and seventy (270) days after Landlord becomes aware of such damage and/or destruction.

Section 12.10. Government-Required Repairs. If, during the Term, additional inspections other than those standard annual or biannual inspections to which the Building may generally be subject; testing, repairs and/or reconstruction (collectively the “Work”) are required by any governmental authority, or if, upon the recommendation of its engineers, Landlord independently elects to undertake all or any portion of the Work prior to being required to do so by such governmental authority, Landlord shall give notice thereof to Tenant and shall use its best efforts not to unreasonably interfere with Tenant’s use of the Premises while completing the Work, provided that Landlord’s performance of the Work shall not unreasonably interfere with Tenant’s business or Tenant’s use and occupancy of the Premises. Tenant shall cooperate fully with Landlord in connection with the Work and, upon the prior written request of Landlord, shall make the Premises available for completion of the Work. Tenant agrees that Landlord shall allocate all costs associated with completion of the Work to Operating Expenses, when and to the extent permitted under the provisions of Section 4.1 of this Lease.

If Landlord elects to undertake the Work during the Term, then Tenant shall be entitled to an abatement of rent, pursuant to the provisions of Section 12.5 hereinabove, and Landlord shall be completely responsible for repair of any damage to the Premises and all costs associated with the removal, moving and/or storage of Tenant’s furniture, artwork, office equipment and files. Landlord will restore any and all areas damaged by completion of the Work to their previous quality and pay all cleanup costs. Landlord further agrees that it shall use commercially reasonable efforts to see that all construction, such as coring or power nailing that could be disruptive to Tenant’s normal business operations shall, in so far as is reasonably possible, be performed between the hours of 7:00 p.m. to 7:00 a.m. Monday through Friday; after 1:00 p.m. on Saturdays and/or at any time on Sundays.

Except and to the extent of Landlord’s negligence and/or willful misconduct or the negligence and/or willful misconduct of Landlord’s agents, contractors, directors, employees, officers, partners, and/or shareholders, Tenant shall not have the right to terminate this Lease as a result of Landlord undertaking the Work, nor shall Tenant or any third party claiming under Tenant be entitled to make any claim against Landlord for any interruption, interference or disruption of Tenant’s business or loss of profits therefrom as a result of the Work, and Tenant hereby releases Landlord from any such claim which Tenant may have against Landlord arising from or relating to, directly or indirectly, the performance of the Work by Landlord.

Section 12.11. Optional Landlord Renovation. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate or decorate the Premises, Building, or any part thereof and that, except as set forth herein, no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant.

However, at any time and from time to time during the Term, Landlord may elect, in Landlord’s sole discretion, to otherwise renovate, improve, alter or modify elements of the Project, the Building and/or the Building (collectively, “Renovations”) including without limitation, the parking facilities, Common Areas, systems, equipment, roof, and structural portions of the same, which Renovations may include, without limitation:

a)	modifying the Common Areas and other tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions and building safety and security, and

b)	installing new carpeting, lighting and wall covering in the Building Common Areas.

In connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in or about the Building, limit or eliminate access to portions of the Building, Common Areas or parking facilities serving the Building, or perform other work in or about the Building, which work may create noise, dust or debris that remains in the Building.

Landlord shall have the right to access through the Premises as well as the right to take into and upon and through all or any part of the Premises, or any other part of the Building, all materials that may reasonably be required to make such repairs, alterations, decorating, additions or improvements pursuant to the provisions of this Section 12.11, provided however that no such access or use shall unreasonably interfere with Tenant’s business or Tenant’s use and occupancy of the Premises. So long as Tenant and its invitees shall continue to have reasonable access to the Premises, the Building and the parking facilities, in a manner and quality customary for first-class office buildings in the Woodland Hills area. Landlord shall also have the right, in the course of the Renovations, to close entrances, doors, corridors, elevators or other Building facilities, or temporarily to abate the operation of such facilities.

Landlord shall use its commercially reasonably efforts not to unreasonably interfere with Tenant’s use of or access to the Premises in connection with the performance of any such Renovations. Furthermore, and so long as Tenant is not required to vacate the Premises for any reason arising out of the Renovations, and maintains reasonable access to the Premises and the parking facilities, Tenant shall permit all of the Renovations to be done, and except and to the extent of Landlord’s negligence or willful misconduct or the negligence or willful misconduct of Landlord’s contractors, directors, employees, officers, partners or shareholders, without claiming Landlord is guilty of the constructive eviction or disturbance of Tenant’s use and possession.

Landlord shall not be liable to Tenant in any manner (except as expressly provided otherwise in this Lease), whether for abatement of any Rent or other charge, reimbursement of any expense, injury, loss or damage to Tenant’s property, business, or any person claiming by or under Tenant, by reason of interference with the business of Tenant or inconvenience or annoyance to Tenant or the customers of Tenant resulting from any Renovations done in or about the Premises or the Building or to any adjacent or nearby building, land, street or alley. However, Landlord agrees that the Renovations shall be scheduled insofar as is commercially reasonable to permit Tenant to continue its normal business operations, with advance notice thereof, and in such commercially reasonable manner so as to minimize Tenant’s inconvenience.

Section 12.12. Optional Tenant Changes During the Term. After completion of the initial Improvements contemplated hereunder, Tenant shall make no alteration, change, addition, removal, demolition, improvement, repair or replacement in, on, upon, to or about the Premises, or at any time to any portion of the Building (collectively or individually a “Tenant Change”), without the prior written consent of Landlord, which consent shall be in Landlord’s reasonable discretion. Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent but upon ten (10) days prior notice to Landlord, to make strictly cosmetic, non-structural additions and alterations (“Cosmetic Alterations”) to the Premises that do not (i) involve the expenditure of more than Twenty-Five Thousand Dollars ($25,000.00) in the aggregate in any twelve (12) month period during the Term, (ii) affect the exterior appearance of the Building, or (iii) affect the Building systems, floor slabs or the Building structure. Except as otherwise specified in Article 7, any Tenant Change shall, at the termination of this Lease, become a part of the Building and belong to Landlord, pursuant to the provisions of Article 7. Any application for Landlord’s consent to a Tenant Change, and the completion thereof, shall be in conformance with the provisions of Exhibit B-l, attached hereto and made a part hereof by reference.

Tenant shall not knowingly permit Tenant’s agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders to deface the walls, floors and/or ceilings of the Premises, nor mark, drive nails, screws or drill holes into, paint, or in any way mar any surface in the Building. Notwithstanding the above, Tenant is hereby permitted to install such pictures, certificates, licenses, artwork, bulletin boards and similar items as are normally used in Tenant’s business, so long as such installation is carefully attached to the walls by Tenant in a manner reasonably prescribed by Landlord.

If Tenant desires, as a part of any Tenant Change, to make any revisions whatsoever to the electrical, HVAC, mechanical, plumbing, or structural systems of the Building or Premises, such revisions must be completed by subcontractors specified by Landlord and in the manner and location(s) reasonably prescribed by Landlord. If Tenant desires to install any telephone outlets, the same shall be installed in the manner and location(s) reasonably prescribed by Landlord.

If Landlord consents to any requested Tenant Change, Tenant shall give Landlord a minimum of fifteen (15) days written notice prior to commencement thereof. Landlord reserves the option, but not the obligation, to enter upon the Premises for the purpose of posting and maintaining such notices on the Premises as may be reasonably necessary to protect Landlord against mechanic’s liens, material man’s liens or other liens, and/or for posting any other notices that may be proper and necessary in connection with Tenant’s completion of the Tenant Change.

If any alterations, additions or improvements made by Tenant result in Landlord being required to make any alterations to other portions of the Building in order to comply with any applicable statutes, ordinances or regulations (e.g., “handicap ordinances”) then Tenant shall reimburse Landlord upon demand for all direct costs and expenses incurred by Landlord in making such alterations. In addition, Tenant shall reimburse Landlord for any and all of Landlord’s reasonable out-of-pocket costs incurred in reviewing Tenant’s plans for any Tenant Change or for any other “peer review” work associated with Landlord’s review of Tenant’s plans for any Tenant Change, including, without limitation, Landlord’s reasonable out-of-pocket costs incurred in engaging any third party engineers, contractors, consultants or design specialists. Tenant shall pay such costs to Landlord within five (5) business days after Landlord’s delivery to Tenant of a copy of the invoice(s) for such work.

Section 12.13. Express Agreement. The provisions of this Lease, including those contained in this Article 12, constitute an express agreement between Landlord and Tenant that applies in the event of any Casualty to the Premises, Building or Project. Tenant, therefore, fully waives the provisions of any statute or regulations, including California Civil Code Sections 1932(2) and 1933(4), and any other law or statute which purports to govern the rights or obligations of Landlord and Tenant concerning a Casualty in the absence of express agreement. Tenant and Landlord expressly agree and accept that any successor or other law of like import shall have no application hereunder.

ARTICLE 13

CONDEMNATION

Section 13.1. Condemnation of the Premises. If more than twenty-five percent (25%) of the Premises is lawfully condemned or taken in any manner for any public or quasi-public use, or if any portion of the Building is condemned or taken in such a manner that Tenant is reasonably prevented from obtaining access to the Building or the Premises, this Lease may, within ten (10) business days of such taking, be terminated at the option of either Landlord or Tenant by one party giving the other thirty (30) days written notice of its intent to do so. If either Landlord or Tenant provide the other party written notice of termination, the Term and estate hereby granted shall forthwith cease and terminate as of the earlier of the date of vesting of title in such condemnation or taking or the date of taking of possession by the condemning authority.

If less than twenty-five percent (25%) of the Premises is so condemned or taken, then the term and estate hereby granted with respect to such part shall forthwith cease and terminate as of the earlier of the date of vesting of title in such condemnation or taking or the date of taking of possession by the condemning authority, and the Fixed Monthly Rent payable hereunder (and Additional Rent payable pursuant to Article 3 or Article 4) shall be abated on a prorated basis, by dividing the total number of Usable square feet so taken by the total number of Usable square feet contained in the Premises, then multiplying said percentage on a monthly basis, continuing from the date of such vesting of title to the date specified in this Lease for the expiration of the Term hereof.

Section 13.2. Condemnation of the Building. If less than twenty-five percent (25%) of the Building is so condemned or taken, then Landlord shall, to the extent of the proceeds of the condemnation payable to Landlord and with reasonable diligence, restore the remaining portion of the Building as nearly as practicable to its condition prior to such condemnation or taking; except that, if such proceeds constitute less than ninety percent (90%) of Landlord’s estimate of the cost of rebuilding or restoration, then Landlord may terminate this Lease on thirty (30) days prior written notice to Tenant, provided that Landlord elects to terminate all other leases for offices of a similar or less size in the Building.

If more than twenty-five percent (25%) of the Building, exclusive of the Premises, is so condemned or taken, but the Premises are unaffected thereby, then Landlord shall have the option but not the obligation, which election shall be in Landlord’s sole discretion, to terminate this Lease (provided that Landlord elects to terminate all other leases for offices of a similar or less size in the Building), effective the earlier of the date of vesting of title in such condemnation or the date Landlord delivers actual possession of the Building and Premises to the condemning authority, which election by Landlord shall be provided to Tenant in writing.

Section 13.3. Award. If any condemnation or taking of all or a part of the Building takes place, Tenant shall be entitled to join in any action claiming compensation therefore, and Landlord shall be entitled to receive that portion of the award made for the value of the Building, Premises, leasehold improvements made or reimbursed by Landlord, or bonus value of the Lease, and Tenant shall only be entitled to receive any award made for the value of the estate vested by this Lease in Tenant, including Tenant’s proximate damages to Tenant’s business and reasonable relocation expenses, and Tenant’s personal property. Nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant’s property or for moving to a new location.

Section 13.4. Condemnation for a Limited Period. Notwithstanding the provisions of Section 13.1, 13.2 or 13.3, except during the final twelve (12) months of the Term, if all or any portion of the Premises are condemned or taken for governmental occupancy for a limited period (i.e., anticipated to be no longer than sixty (60) days), then this Lease shall not terminate; there shall be no abatement of Fixed Monthly Rent or Additional Rent payable hereunder; and Tenant shall be entitled to receive the entire award therefor (whether paid as damages, rent or otherwise).

If, during the final twelve (12) months of the Term, all or any portion of the Premises are condemned or taken for governmental occupancy for a limited period anticipated to be in excess of sixty (60) days, or for a period extended after the expiration of the initial Term, Tenant shall have the option, but not the obligation, to terminate this Lease, in which case, Landlord shall be entitled to such part of such award as shall be properly allocable to the cost of restoration of the Premises, and the balance of such award shall be apportioned between Landlord and Tenant as of the date of such termination.

If the termination of such governmental occupancy is prior to expiration of this Lease, and Tenant has not elected to terminate this Lease, Tenant shall, upon receipt thereof and to the extent an award has been made, restore the Premises as nearly as possible to the condition in which they were prior to the condemnation or taking.

ARTICLE 14

MORTGAGE SUBORDINATION; ATTORNMENT AND MODIFICATION OF LEASE

Section 14.1. Subordination. This Lease, the Term and estate hereby granted, are and shall be subject and subordinate to the lien of each mortgage which may now or at any time hereafter affect Landlord’s interest in the real property, Building, parking facilities, Common Areas or portions thereof and/or the land thereunder (an “underlying mortgage”), regardless of the interest rate, the terms of repayment, the use of the proceeds or any other provision of any such mortgage. Notwithstanding the foregoing, Tenant’s agreement to be subordinate to any underlying mortgage that comes into existence after the date of full execution of this Lease is expressly conditioned on Landlord, Tenant and the party holding the secured interest in such underlying mortgage entering into a commercially reasonable subordination, non-disturbance and attornment agreement. Tenant shall from time to time execute and deliver such other instruments as Landlord or the holder of any such mortgage may reasonably request to confirm the subordination provided in this Section 14.1.

Section 14.2. Attornment. With respect to any underlying mortgage in existence as of the date of full execution of this Lease, Tenant confirms that if by reason of a default under such underlying mortgage the interest of Landlord in the Premises is terminated, Tenant shall attorn to the holder of the reversionary interest in the Premises and shall recognize such holder as Tenant’s landlord under this Lease, but in no event shall such holder be bound by any payment of Rent paid more than one month in advance of the date due under this Lease. Tenant shall, within fifteen (15) calendar days after request therefor, execute and deliver, at any time and from time to time, upon the request of Landlord or of the holder of an underlying mortgage any instrument which may be necessary or appropriate to evidence such attornment.

Section 14.3. Modification of Lease; Notice of Default. If any current or prospective mortgagee or ground lessor for the Building requires a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then in such event, Tenant agrees that this Lease may be so modified. Tenant agrees to execute and deliver to Landlord within fifteen (15) calendar days following the request therefor whatever documents, consistent with the foregoing, are required to effectuate said modification. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Term, Tenant agrees to execute and deliver to Landlord such short form of Lease within ten (10) calendar days following the request therefor. Further, Tenant shall give written notice of any default by Landlord under this Lease to any mortgagee and ground lessor of the Building of whom Tenant has notice (including all necessary contact information) and shall afford such mortgagee and ground lessor a reasonable opportunity to cure such default prior to exercising any remedy under this Lease.

ARTICLE 15

ESTOPPEL CERTIFICATES

Section 15.1. Estoppel Certificates. Tenant shall, within fifteen (15) business days after receipt of Landlord’s written request therefor, execute, acknowledge and deliver to Landlord an Estoppel Certificate, which may be conclusively relied upon by any prospective purchaser, mortgagee or beneficiary under any deed of trust covering the Building or any part thereof. Said Estoppel Certificate shall certify the following:

a)	that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification);

b)	the date, if any, to which rental and other sums payable hereunder have been paid;

c)	that no notice has been received by Tenant of any default which has not been cured, except as to defaults specified in the certificate;

d)	that Landlord is not in default under this Lease or, if so, specifying such default; and

e)	such other factual matters as may be reasonably requested by Landlord.

Tenant’s failure to deliver the Estoppel Certificate within five (5) business days following receipt of the Landlord’s second (2nd) written request therefor shall entitle Landlord and any party relying on such certificate to conclusively presume that the facts contained in such certificate are true and correct.

In connection with any assignment or sublease by Tenant or transfer of shares or assets that result in a change in control of Tenant, or any material financing transaction, Landlord shall, within fifteen (15) business days after receipt of Tenant’s written request therefor, execute and deliver to Tenant an estoppel certificate certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification) and the date, if any, to which rental and other sums payable hereunder have been paid and indicating whether, to Landlord’s knowledge, Tenant is in default under this Lease.

ARTICLE 16

NOTICES

Section 16.1. Notices. Any notice, consent, approval, agreement, certification, request, bill, demand, statement, acceptance or other communication hereunder (a “notice”) shall be in writing and shall be considered duly given or furnished when:

a)	delivered personally or by messenger or overnight delivery service, with signature evidencing such delivery;

b)	upon the date of receipt (or upon the date receipt is refused), after being mailed in a postpaid envelope, sent certified mail, return receipt requested, when addressed to Landlord as set forth in the Basic Lease Information and to Tenant at the Premises and any other address for Tenant specified in the Basic Lease Information; or to such other address or addressee as either party may designate by a written notice given pursuant hereto; or

c)	upon confirmation of good transmission if sent via facsimile machine to such phone number as shall have been provided in writing by Landlord or Tenant, one to the other.

If Tenant fails to provide another valid address, other than the Premises, upon which service to Tenant can be perfected, to the extent consistent with applicable legal requirements, (i) then Tenant hereby appoints as its agent to receive the service of all dispossessory or distraint proceedings and notices thereunder the person in charge of or occupying the Premises at the time, and (ii) if no person shall be in charge of or occupy the same, then such service may be made by attaching the same to the main entrance of the Premises.

ARTICLE 17

DEFAULT AND LANDLORD’S OPTION TO CURE

Section 17.1. Tenant’s Default. For the purposes of this Section 17.1, if the term “Tenant”, as used in this Lease, refers to more than one person, then, such term shall be deemed to include all of such persons or any one of them. If this Lease has been assigned, the term “Tenant”, as used in Sections 17.1 (a) through (e), inclusive, shall be deemed to include the assignee and assignor, jointly and severally, unless Landlord shall have, in connection with such assignment, previously released the assignor from any further liability under this Lease, in which event the term “Tenant”, as used in said subparagraphs, shall not include the assignor that was previously released.

Tenant’s continued occupancy and quiet enjoyment of the Premises and this Lease and the covenants and estate hereby granted are subject to the limitation that:

a)	if Tenant fails to make any payment of Fixed Monthly Rent or Additional Rent within five (5) business days following Tenant’s receipt of written notice that any such amount is due and unpaid; or

b)	if Tenant abandons or vacates the Premises and concurrently discontinues the payment of Rent; or

c)	if Tenant defaults in the keeping, observance or performance of any covenant or agreement set forth in Sections 6.1, 6.2, or 19.3, and if such default continues and is not cured by Tenant before the expiration of Landlord’s written seven (7)-Day Notice to Cure or Quit; or

d)	if Tenant defaults in the keeping, observance or performance of any covenant or agreement including any provisions of the rules and regulations established by Landlord (other than a default of the character referred to in Sections 17.1 (a), (b) or (c)), and if such default continues and is not cured by Tenant within thirty (30) days after Landlord has given to Tenant a notice specifying the same, or, in the case of such a default which for causes beyond Tenant’s reasonable control (including occupancy of a sublessee) cannot with due diligence be cured within such period of thirty (30) days, if Tenant:

i)	does not, promptly upon Tenant’s receipt of such notice, advise Landlord of Tenant’s intention duly to institute all steps necessary to cure such default; or

ii)	does not duly institute and thereafter diligently prosecute to completion all steps (including, if appropriate, legal proceedings against a defaulting sublessee) necessary to cure the same; or

e)	if Tenant fails to take possession of and move into the Premises within fifteen (15) calendar days after Landlord tenders the same in writing to Tenant, unless Tenant acknowledges and accepts the Commencement Date as occurring within such fifteen-(15) day time period, and pays Rent thereon from such Commencement Date;

then, in any or each such event, Tenant shall be deemed to have committed a material default under this Lease.

Section 17.2. Landlord’s Option to Cure Tenant’s Default. If Tenant enters into a default under this Lease, and such default continues past any applicable notice and cure period in lieu of Landlord’s issuance of a written notice, as specified hereinbelow, Landlord may cure the same at the sole expense of Tenant:

a)	immediately and without notice in the case of emergency; if said default is specified in Section 17.1 (c), or if such default unreasonably and materially interferes with the use by any other tenant of the Building; with the efficient operation of the Building; or will result in a violation of law or in a cancellation of any insurance policy maintained by Landlord, and

b)	after the expiration of Landlord’s 3-Day Notice of Intent to Cure, in the case of any default other than those specified in Section 17.2 (a) hereinabove.

Section 17.3. Landlord’s Option to Terminate this Lease. In addition to any other remedies Landlord may have at law or in equity, if Tenant remains in default after notice and lapse of the applicable cure period, Landlord shall be entitled to give to Tenant a written notice of intention to terminate this Lease at the expiration of five (5) business days from the date of the giving of such notice, and if such notice is given by Landlord, and Tenant fails to cure the defaults specified therein, then this Lease and the Term and estate hereby granted (whether or not the Commencement Date has already occurred) shall terminate upon the expiration of such five (5) business day period (a “Default Termination”), with the same effect as if the last of such five (5) business days were the Termination Date, except that Tenant shall remain liable for damages as provided hereinbelow or pursuant to law.

Section 17.4. Certain Payments. Bills for all reasonable costs and expenses incurred by Landlord in connection with any performance by it under Section 17.2 shall be payable, as Additional Rent, pursuant to the provisions of Section 4.3.

Section 17.5. Certain Waivers. Unless Tenant has submitted documentation that it validly disputes Landlord’s billing for Fixed Monthly Rent hereunder, or is completing an audit of Landlord’s Operating Expense Statement, if Tenant is in default in payment of Fixed Monthly Rent or Additional Rent hereunder, Tenant waives the right to designate the items against which any payments made by Tenant are to be credited. In lieu thereof, Landlord may apply any payments received from Tenant to the then-oldest billing remaining unpaid on Tenant’s rental account or to any other payment due from Tenant, as Landlord sees fit.

Section 17.6. Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless:

a)	in the event such default is with respect to the payment of money, Landlord fails to pay such unpaid amounts within five (5) business days of written notice from Tenant that the same was not paid when due; or

b)	in the event such default is other than the obligation to pay money, Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall duly institute all steps reasonably necessary to cure such default within such thirty (30) day period and thereafter diligently pursue the same to completion within a reasonable time period.

Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

ARTICLE 18

DAMAGES; REMEDIES; RE-ENTRY BY LANDLORD; ETC.

Section 18.1. Damages. If Landlord terminates this Lease, pursuant to the provisions of Section 17.3 (a “Default Termination”), then Landlord may recover from Tenant the total of:

a)	the worth at the time of award of the unpaid Fixed Monthly Rent and Additional Rent earned to the date of such Default Termination; and

b)	the worth at the time of award of the amount by which the unpaid Fixed Monthly Rent and Additional Rent which would have been earned after the date of such Default Termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and

c)	the worth at the time of award of the amount by which the unpaid Fixed Monthly Rent and Additional Rent which would have been earned for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and

d)	any other amount reasonably necessary to compensate Landlord for all of the detriment proximately caused by Tenant’s failure to observe or perform any of its covenants and agreements under this Lease or which in the ordinary course of events would be likely to result therefrom, including, without limitation, the payment of the reasonable expenses incurred or paid by Landlord in re-entering and securing possession of the Premises and in the reletting thereof (including, without limitation, altering and preparing the Premises for new tenants and brokers’ commission), provided that such reletting expenses shall be prorated for the period of the then remaining Term; and

e)	at Landlord’s sole election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable California laws.

Section 18.2. Computations. The “worth at the time of award” is computed:

a)	in paragraphs (a) and (b) above, by allowing interest at the rate of ten percent (10%) per annum (but in no event in excess of the maximum rate permitted by law); and

b)	in paragraph (c) above, by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

c)	For purposes of computing unpaid rental which would have been “earned under the balance of the Term” pursuant to Section 18.1(c) above,, unpaid rental shall consist of the sum of:

i)	the total Fixed Monthly Rent for the balance of the Term, plus

ii)	a computation of Tenant’s Share of Additional Rent due under the Lease including, without limitation, Tenant’s Share of any increase in Operating Expenses (including real estate taxes) for the balance of the Term. For purposes of computing any increases due Landlord hereunder, Additional Rent for the calendar year of the default and for each future calendar year in the Term shall be assumed to be equal to the Additional Rent for the calendar year prior to the year in which default occurs, compounded at a rate equal to the mean average rate of inflation for the preceding five calendar years as determined by the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index (All Urban Consumers, all items, 1982-84 equals 100) for the metropolitan area or region of which Los Angeles, California is a part. If such index is discontinued or revised, the average rate of inflation shall be determined by reference to the index designated as the successor or substitute index by the government of the United States.

Section 18.3. Re-Entry by Landlord.

a)	If any default specified in Sections 17.1 (a) through (e) occurs and continues beyond the period of grace (if any) therefor, then if Landlord does not elect to terminate this Lease Landlord may, from time to time and without terminating this Lease, enforce all its rights and remedies under this Lease, including the right to recover the Fixed Monthly Rent and Additional Rent as the same becomes payable by Tenant hereunder.

i)	If Landlord consents thereto, Tenant may sublet the Premises or any part thereof (which consent Landlord agrees will not be unreasonably withheld), subject to Tenant’s compliance with the requirements of Article 11 of this Lease. So long as Landlord is exercising this remedy it will not terminate Tenant’s right to possession of the Premises, but it may engage in the acts permitted by Section 1951.4(c) of the California Civil Code.

b)	If Tenant abandons the Premises in breach of this Lease, Landlord shall have the right to relet the Premises or any part thereof on such terms and conditions and at such rentals as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs in and to the Premises necessary to reletting. If Landlord so elects to relet, then gross rentals received by Landlord from the reletting shall be applied:

i)	first, to the payment of the reasonable expenses incurred or paid by Landlord in re-entering and securing possession of the Premises and in the reletting thereof (including, without limitation, altering and preparing the Premises for new tenants and brokers’ commissions);

ii)	second, to the payment of the Fixed Monthly Rent and Additional Rent payable by Tenant hereunder; and

iii)	third, the remainder, if any, to be retained by Landlord and applied to the payment of future Fixed Monthly Rent and Additional Rent as the same become due.

Should the gross rentals received by Landlord from the reletting be insufficient to pay in full the sums stated in Section 18.3 (a) and (b) hereinabove, Tenant shall, upon demand, pay the deficiency to Landlord.

Section 18.4. Certain Waivers. After Landlord has actually obtained possession of the Premises pursuant to any lawful order of possession granted in a valid court of law, Tenant thereafter waives and surrenders for Tenant, and for all claiming under Tenant, all rights and privileges now or hereafter existing to redeem the Premises (whether by order or judgment of any court or by any legal process or writ); to assert Tenant’s continued right to occupancy of the Premises; or to have a continuance of this Lease for the Term hereof. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of an eviction or dispossession for nonpayment of rent, and of any successor or other law of like import.

Section 18.5. Cumulative Remedies. The remedies of Landlord provided for in this Lease are cumulative and are not intended to be exclusive of any other remedies to which Landlord may be lawfully entitled. The exercise by Landlord of any remedy to which it is entitled shall not preclude or hinder the exercise of any other such remedy.

ARTICLE 19

INSURANCE

Section 19.1. Landlord Obligations.

a)	Landlord shall secure and maintain during the Term of this Lease the following insurance:

i)	Commercial General Liability and Umbrella Liability insurance relating to Landlord’s operation of the Building, for personal and bodily injury and death, and damage to other’s property;

ii)	All risk of standard fire insurance and extended coverage including vandalism and malicious mischief and sprinkler leakage endorsements relating to the Building, the parking facilities, the Common Area improvements and any and all improvements installed in, on or upon the Premises and affixed thereto (but excluding Tenant’s fixtures, furnishings, equipment, personal property or other elements of Tenant’s Property), and provided that the premium cost for coverage of the Improvements to the Premises in excess of a total value equal to Thirty-Five Dollars ($35.00) per square foot of Usable Area in the Premises shall be directly reimbursed from Tenant to Landlord, pursuant to the provisions of Section 4.3 of this Lease; and

iii)	Such other insurance (including, without limitation, boiler and machinery, rental loss, earthquake and/or flood insurance) as Landlord reasonably elects to obtain or any Lender requires.

b)	Insurance effected by Landlord under this Section 19.1 will be:

i)	Except as otherwise provided, in amounts which any prudent landlord of an office project comparable to the Project would maintain or which any Lender requires; and

ii)	Subject to such commercially reasonable deductibles and exclusions as Landlord deems appropriate.

c)	Notwithstanding any contribution by Tenant to the cost of insurance premiums as provided herein, Tenant acknowledges that Tenant has no right to receive any proceeds from any insurance policies carried by Landlord.

d)	The insurance requirements in this Section shall not in any way limit, in either scope or amount, the indemnity obligations separately owed by Landlord to Tenant under the Lease.

Section 19.2. Tenant Obligations.

a)	Prior to the earlier of the Commencement Date or Tenant’s anticipated early possession date of the Premises and thereafter during the Term of this Lease, Tenant shall secure and maintain, at its own expense throughout the Term of this Lease the following minimum types and amounts of insurance, in form and in companies acceptable to Landlord, insuring Tenant, its employees, agents and designees:

i)	Workers’ Compensation Insurance, the amount and scope of which shall be the amount and scope required by statute or other governing law;

ii)	Employer’s Liability Insurance in amounts equal to the greater of (1) the insurance currently maintained by Tenant, or (2) the following: Bodily Injury by accident $1,000,000 each accident; Bodily Injury by disease $1,000,000 policy limit; and Bodily Injury by disease - $1,000,000 each employee;

iii)	Commercial General Liability and Umbrella Liability Insurance on an occurrence basis, without claims-made features, with bodily injury and property damage coverage with a combined single limit of $2,000,000; and such insurance shall include the following coverages: (A) Premises and Operations coverage with X, C, and U exclusions for explosion, collapse, and underground property damage deleted under both premises/operations and contractual liability coverage parts, if applicable; (B) Owner and Contractor Protective coverage; (C) Products and Completed Operations coverage; (D) Blanket Contractual coverage, including both oral and written contracts; (E) Personal Injury coverage; (F) Broad Form Comprehensive General Liability coverage (or its equivalent); and (G) Broad Form Property Damage coverage, including completed operations;

iv)	All risk of standard fire insurance and extended coverage with vandalism and malicious mischief and sprinkler leakage endorsements, insuring fixtures, glass, equipment, merchandise, inventory and other elements of Tenant’s Property in and all other contents of the Premises. Such insurance shall be in an amount equal to 100% of the replacement value thereof (and Tenant shall re-determine the same as frequently as necessary in order to comply herewith). The proceeds of such insurance, so long as this Lease remains in effect, shall be used to repair and/or replace the items so insured; and

v)	Any other forms of insurance (other than earthquake insurance) Landlord may require from time to time, in form and amounts and for insurance risks against which a prudent tenant of comparable size in a comparable business would protect itself provided that (i) the obligations of Tenant to provide increased or new insurance hereunder shall be limited to the extent the same is then customarily required by landlords of comparable buildings in the Woodland Hills area with comparable tenants occupying comparable sized premises, and (ii) such insurance is reasonably available at a commercially reasonable cost.

b)	All insurance policies maintained to provide the coverages required herein shall:

i)	Be issued by insurance companies authorized to do business in the state in which the leased premises are located, and with companies rated, at a minimum “A- VII” by A.M. Best;

ii)	Be subject to the prior approval of Landlord (which approval shall not be unreasonably withheld) as to form, substance and insurer;

iii)	Provide for a deductible only so long as Tenant shall remain liable for payment of any such deductible in the event of any loss;

iv)	Contain appropriate cross-liability endorsements denying Tenant’s insurers the right of subrogation against Landlord as to risks covered by such insurance, without prejudice to any waiver of indemnity provisions applicable to Tenant and any limitation of liability provisions applicable to Landlord hereunder, of which provisions Tenant shall notify all insurance carriers;

v)	Contain provisions for at least ten (10) days advance written notice to Landlord of cancellation due to non-payment and thirty (30) days advance written notice to Landlord of material modification or cancellation for any reason other than non-payment; and

vi)	Stipulate that coverages afforded under such policies are primary insurance as respects Landlord and that any other insurance maintained by Landlord are excess and non-contributing with the insurance required hereunder.

c)	No endorsement limiting or excluding a required coverage is permitted.

d)	Tenant shall deliver to Landlord upon execution of this Lease, written evidence of insurance coverages required herein. Tenant shall deliver to Landlord no less than fifteen (15) days prior to the expiration of any required coverage, written evidence of the renewal or replacement of such coverage. Landlord’s failure at any time to object to Tenant’s failure to provide the specified insurance or written evidence thereof (either as to the type or amount of such insurance) shall not be deemed as a waiver of Tenant’s obligations under this Section.

e)	Landlord shall be named as an additional insured on the Tenant’s policies of General Liability and Umbrella Liability insurance and as a loss payee on the Tenant’s policies of All Risk insurance as their interest may appear. Tenant shall deliver to Landlord the appropriate endorsements evidencing additional insured and loss payee status. Any claim for loss under said insurance policies shall be payable notwithstanding any act, omission, negligence, representation, misrepresentation or other conduct or misconduct of Tenant which might otherwise cause cancellation, forfeiture or reduction of such insurance.

f)	The insurance requirements in this Section shall not in any way limit, in either scope or amount, the indemnity obligations separately owed by Tenant to Landlord under the Lease.

g)	Nothing herein shall in any manner limit the liability of Tenant for non-performance of its obligations or for loss or damage for which Tenant is responsible. The aforementioned minimum limits of policies shall in no event limit the liability of Tenant hereunder.

h)	Tenant may, at its option, satisfy its insurance obligations hereunder by policies of so-called blanket insurance carried by Tenant provided that the same shall, in all respects, comply with the provisions hereof. In such event, Tenant shall not be deemed to have complied with its obligations hereunder until Tenant shall have obtained and delivered to Landlord a copy of each such policy together with an appropriate endorsement or certificate applicable to and evidencing full compliance with the specific requirements of the Lease (irrespective of any claim which may be made with respect to any other property or liability covered under such policy), and until the same shall have been approved by Landlord in writing.

Section 19.3. Compliance with Building Insurance Requirements. After Tenant takes occupancy of the Premises, Tenant shall not violate or permit in, on or upon the Premises the violation of any condition imposed by such standard fire insurance policies as are normally issued for office buildings in the City or County in which the Building is located. Tenant shall not do, suffer or permit anything to be done, or keep, suffer or permit anything to be kept, in the Premises which would increase the risk ratings or premium calculation factors on the Building or property therein (collectively an “Increased Risk”), or which would result in insurance companies of good standing refusing to insure the Building or any property appurtenant thereto in such amounts and against such risks as Landlord may reasonably determine from time to time are appropriate.

Notwithstanding the above, if additional insurance is available to cover such Increased Risk, Tenant shall not be in default hereunder if:

a)	Tenant authorizes Landlord in writing to obtain such additional insurance; and

b)	prepays the annual cost thereof to Landlord for such additional coverage, as well as the additional costs, if any, of any increase in Landlord’s other insurance premiums resulting from the existence or continuance of such Increased Risk.

Section 19.4. Mutual Waiver of Subrogation. Tenant and Landlord agree that if a loss occurs due to any of the perils for which they are required hereunder to provide insurance, (i) each party shall look solely to the insurance policies covering such loss or risk for recovery; and (ii) notwithstanding any other provision in this Lease to the contrary, each party waives all claims of recovery against the other for damage or loss to its property due to hazards covered by the insurance maintained by that party or which would have been covered by the policies of insurance which should have been obtained pursuant to this Lease or which should have been covered thereby. Landlord and Tenant hereby grant to each other, on behalf of any insurer providing insurance to either of them with respect to the Premises, a waiver of any right of subrogation that any such insurer of one party may acquire against the other by virtue of payment of any loss under such insurance.

Section 19.5. Failure to Secure. If at any time during the Term, and after expiration of ten (10) business days’ prior written demand therefore from Landlord, Tenant fails to:

a)	provide Landlord with access to a registered insurance broker of record that can verify Tenant’s compliance with the requirement contained in this Article 19; or

b)	provide documentation reasonably acceptable to Landlord that Tenant has secured and maintained the insurance coverage required hereunder,

then such failure shall be considered a material default under the Lease, and Landlord shall have the option, but not the obligation, without further notice or demand to obtain such insurance on behalf of Tenant. In such event, Tenant shall pay Landlord’s billing for the premiums associated with such insurance policy or policies within thirty (30) days after receipt of Landlord’s billing, as well as such other reasonable costs and fees arising out of such default, together with interest on the entire amount so advanced by Landlord, at the rate of ten percent (10%) per annum, computed from the date of such advance. Such advances, if made by Landlord, shall be construed as and considered Additional Rent under this Lease.

ARTICLE 20

MISCELLANEOUS

Section 20.1. Entire Agreement. This Lease, including the exhibits and guaranty of lease, if any, annexed hereto, contains all of the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection therewith and neither party and no agent or representative thereof has made or is making, and neither party in executing and delivering this Lease is relying upon, any warranties or representations, except to the extent set forth in this Lease. All understandings and agreements heretofore had between Landlord and Tenant relating to the leasing of the Premises are merged in this Lease, which alone fully and completely expresses their agreement. The Riders (if any) and Exhibits annexed to this Lease and the Construction Agreement are hereby incorporated herein and made a part hereof.

Section 20.2. No Waiver or Modification. The failure of Landlord or Tenant to insist in any instance upon the strict keeping, observance or performance of any covenant or agreement contained in this Lease or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant or agreement, but the same shall continue and remain in full force and effect. No waiver or modification by either Landlord or Tenant of any covenant or agreement contained in this Lease shall be deemed to have been made unless the same is in writing executed by the party whose rights are being waived or modified. No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder unless accepted in writing by Landlord. The receipt and retention by Landlord, and the payment by Tenant, of Fixed Monthly Rent or Additional Rent with knowledge of the breach of any covenant or agreement contained in this Lease shall not be deemed a waiver of such breach by either Landlord or Tenant.

Section 20.3. Time of the Essence. Time is of the essence of this Lease and of all provisions hereof.

Section 20.4. Force Majeure. For the purposes of this Lease, “Force Majeure” shall be defined as any or all prevention, delays or stoppages and/or the inability to obtain services, labor, materials or reasonable substitutes therefor, when such prevention, delay, stoppage or failure is due to strikes, lockouts, labor disputes, acts of God, governmental actions, civil commotion, fire or other casualty, and/or other causes beyond the reasonable control of the party obligated to perform, except that Force Majeure may not be raised as a defense for Tenant’s non-performance of any obligations imposed by the Lease with regard to the payment of Fixed Monthly Rent and/or Additional Rent.

Notwithstanding anything to the contrary contained in this Lease, Force Majeure shall excuse the performance of such party for a period equal to any such prevention, delay, stoppage or inability. Therefore, if this Lease specifies a time period for performance of an obligation by either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

Section 20.5. Broker. Landlord and Tenant represent to one another that each has dealt with no broker or agent in connection with this Lease or its negotiations other than Douglas, Emmett and Company and Studley. Landlord and Tenant shall hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation. Landlord agrees to pay all commissions due to the brokers listed above created by Tenant’s execution of this Lease.

Section 20.6. Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of California.

Section 20.7. Submission of Lease. Whether or not rental deposits have been received by Landlord from Tenant, and whether or not Landlord has delivered to Tenant an unexecuted draft version of this Lease for Tenant’s review and/or signature, no contractual or other rights shall exist between Landlord and Tenant with respect to the Premises, nor shall this Lease be valid and/or in effect until this Lease has been fully executed and a duplicate original of said fully-executed Lease has been delivered to both Landlord and Tenant.

The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or an option for Tenant to lease, or otherwise create any interest by Tenant in the Premises or any other offices or space situated in the Building. Execution of this Lease by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered a fully-executed duplicate original of this Lease to Tenant. Landlord and Tenant agree hereby to authorize transmission of all or portions of documents, including signature lines thereon, by facsimile machines, and further authorize the other party to rely conclusively upon such facsimile transmissions as if the original had been received.

Section 20.8. Captions. The captions in this Lease are for convenience only and shall not in any way limit or be deemed to construe or interpret the terms and provisions hereof.

Section 20.9. Singular and Plural, Etc. The words “Landlord” and “Tenant”, as used herein, shall include the plural as well as the singular. Words used in the masculine gender include the feminine and neuter. If there be more than one Landlord or Tenant the obligations hereunder imposed upon Landlord and Tenant shall be joint and several.

Section 20.10. Independent Covenants. Except where the covenants contained in one Article of this Lease are clearly affected by or contingent upon fulfillment by either party of another Article or paragraph of this Lease, this Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any actions hereunder at Landlord’s expense or to any set-off of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for the violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Project or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

Section 20.11. Severability. If any covenant or agreement of this Lease or the application thereof to any person or circumstance shall be held to be invalid or unenforceable, then and in each such event the remainder of this Lease or the application of such covenant or agreement to any other person or any other circumstance shall not be thereby affected, and each covenant and agreement hereof shall remain valid and enforceable to the fullest extent permitted by law.

Section 20.12. Warranty of Authority. If Landlord or Tenant signs as a corporation, limited liability company or a partnership, each of the persons executing this Lease on behalf of Landlord or Tenant hereby covenant and warrant that each is a duly authorized and existing entity, that each has and is in good standing and qualified to do business in California, that the persons signing on behalf of Landlord or Tenant have full right and authority to enter into this Lease, and that each and every person signing on behalf of either Landlord or Tenant are authorized to do so.

Section 20.13. No Representations or Warranties. Neither Landlord nor Landlord’s agents or attorneys have made any representations or warranties with respect to the Premises, the Building or this Lease, except as expressly set forth herein, and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise.

Section 20.14. No Joint Venture or Partnership. This Lease shall not be deemed or construed to create or establish any relationship of partnership or joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

Section 20.15. Tenant’s Obligations At Its Sole Expense. Notwithstanding the fact that certain references in this Lease to acts required to be performed by Tenant hereunder, or to breaches or defaults of this Lease by Tenant, omit to state that such acts shall be performed at Tenant’s sole expense, or omit to state that such breaches or defaults by Tenant are material, unless the context clearly implies to the contrary each and every act to be performed or obligation to be fulfilled by Tenant pursuant to this Lease shall be performed or fulfilled at Tenant’s sole expense, and all breaches or defaults by Tenant hereunder shall be deemed material.

Section 20.16. Attorneys’ Fees. If litigation is instituted between Landlord and Tenant, the cause for which arises out of or in relation to this Lease, the prevailing party in such litigation shall be entitled to receive its costs (not limited to court costs), expenses and reasonable attorneys’ fees from the non-prevailing party as the same may be awarded by the court.

Section 20.17. Waiver of Trial by Jury. In the interest of saving time and expense, Landlord and Tenant hereby consent to trial without a jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other or their successor-in-interest in respect to any matters arising out of or relating to this Lease.

Section 20.18. No Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies.

Section 20.19. Prohibition Against Recording. Except as provided in Section 14.3 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

Section 20.20. Hazardous Materials. As used in this Lease, the term “Hazardous Material” shall mean any hazardous or toxic substance, material, or waste that is or becomes regulated by the United States, the State of California or any governmental authority having jurisdiction over the Project. Tenant specifically agrees that, except for such limited quantities of office materials and supplies as are customarily used in Tenant’s normal business operations, Tenant shall not engage or permit at any time, any operations or activities upon, or any use or occupancy of the Premises, or any portion thereof, for the purpose of or in any way involving the handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge or disposal (whether legal or illegal, accidental or intentional) of any Hazardous Materials.

Tenant shall, during the Term, remain in full compliance with all applicable laws governing its use and occupancy of the Premises, including, without limitation, the handling, manufacturing, treatment, storage, disposal, discharge, use, and transportation of Hazardous Materials. Tenant will remain in full compliance with the terms and conditions of all permits and licenses issued to it by any governmental authority on account of any or all of its activities on the Premises.

Landlord represents that, to the best of Landlord’s actual current knowledge and without the duty of inquiry, as of the date of this Lease there are no Hazardous Materials in or under the Building. If Landlord receives a written citation or written notification from a governmental authority with jurisdiction over the Building that Hazardous Materials existed in or on the Building (any such notice being referred to herein as a “Hazardous Materials Notice”), and such Hazardous Materials were neither created or brought in by Tenant, and Landlord does not choose to dispute such citation or notification, or is unsuccessful in the prosecution of such dispute, then Landlord agrees that it will hire a contractor certified to handle hazardous wastes and toxic materials, and will comply with the recommendation(s) of said contractor, whether for removal or encapsulation of the Hazardous Materials, or to leave said Hazardous Materials undisturbed. Said work, if any, shall be completed at Landlord’s sole expense, unless the Hazardous Materials were brought in or created by Tenant, in which case said work shall be completed at Tenant’s expense.

Section 20.21. Transportation Management. Tenant shall, at Tenant’s sole expense, fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, when the same have been mandated by an outside governmental authority having jurisdiction therefor and not when required for the convenience of Landlord.

In connection therewith, Tenant shall be responsible for the transportation planning and management for all of Tenant’s employees while located at the Premises, by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities reasonably designated by Landlord. Such programs may include, without limitation:

a)	restrictions on the number of peak-hour vehicle trips generated by Tenant;

b)	requirements for increased vehicle occupancy;

c)	implementing an in-house ride-sharing program and/or appointing an employee transportation coordinator;

d)	working with employees of any Building (or area-wide) ridesharing program manager;

e)	instituting employer-sponsored incentives (financial or in-kind) to encourage employees to ridesharing; and

f)	utilizing flexible work shifts for employees.

Section 20.22. Signage. Tenant may not install, inscribe, paint or affix any awning, shade, sign, advertisement or notice on or to any part of the outside or inside of the Building, or in any portion of the Premises visible to the outside of the Building or Common Areas without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

All signage and/or directory listings installed on behalf of Tenant, whether installed in, on or upon the public corridors, doorways, Building directory and/or parking directory (if any), or in any other location whatsoever visible outside of the Premises, shall be installed by Landlord, at Tenant’s sole expense.

Tenant’s identification on or in any common area of the Building shall be limited to Tenant’s name and suite designation, and in no event shall Tenant be entitled to the installation of Tenant’s logo in any portion of the Building or Common Areas. Furthermore, the size, style, and placement of letters to be used in any of Tenant’s signage shall be determined by Landlord, in Landlord’s sole discretion, in full conformance with previously-established signage program for the Building.

Except as specified hereinbelow, Tenant shall only be entitled to one (1) listing on the Building directory, or any parking directory ancillary thereto, which shall only show Tenant’s business name and suite designation. Tenant shall also be entitled to designate a maximum of ten (10) additional listings on said Building and/or parking directory, which listings shall be limited solely to Tenant’s officers, employees, subsidiaries, affiliates and/or sublessees, if any. All of said listings shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed.

Section 20.23. Disclosure. Landlord and Tenant acknowledge that principals of Landlord have a financial interest in Douglas Emmett Realty Advisors and P.L.E. Builders.

Section 20.24. Confidentiality. Landlord and Tenant agree that a copy of this Lease shall not be divulged to anyone not directly involved in the management, administration, ownership, lending against, or subleasing of the Premises, which permitted disclosure shall include, but not be limited to, the board members, legal counsel and/or accountants of either Landlord or Tenant.

ARTICLE 21

PARKING

Section 21.1. Parking. Throughout the Term, Tenant shall purchase and assign to its employees, all on a “must-take” basis (i) twenty-eight (28) unreserved permits beginning on the Commencement Date and ending on February 28, 2007, and (ii) commencing on March 1, 2007 and thereafter during the Term thirty-seven (37) unreserved permits and two (2) reserved permits until the expiration of the initial Term. In addition, commencing on the Commencement Date, Tenant shall be entitled to purchase two (2) reserved permits on a month to month basis, the right to which reserved permits shall be terminable by either Landlord or Tenant upon thirty (30) days prior notice (provided that upon any cancellation of the foregoing permits by either party where notice is given on a day other than the first (1st) day of a calendar month, Tenant shall pay the amount due through the end of the next full calendar month). Landlord shall use commercially reasonable efforts to provide Tenant with up to an additional eighteen (18) unreserved parking permits on a month-to-month basis and subject to availability. In the event Tenant subleases the entire Premises, as of the effective date of such sublease Tenant shall no longer have the obligation to purchase any parking permits.

The unreserved parking permits and the reserved parking permits that Tenant is obligated to purchase shall be located in Parking Structure 4, shown on the Project Site Plan attached hereto as Exhibit A-3. Landlord shall retain sole discretion to designate the location of all other parking permits, if any, granted to Tenant, but shall first endeavor to locate such parking permits in Parking Structure 4.

Except as otherwise set forth in this Lease or otherwise permitted by Landlord’s management agent in its reasonable discretion, and based on the availability thereof, in no event shall Tenant be entitled to purchase more than the number of parking permits specified in this Lease. If additional parking permits (i.e., in excess of the additional eighteen (18) permits described in the preceding paragraph) are available on a month-to-month basis, which determination shall be in the sole discretion of Landlord’s parking agent, Tenant shall be permitted to purchase one or more of said permits on a first-come, first-served basis.

Said parking permits shall allow Tenant to park in the Building parking facility at the posted monthly parking rates and charges then in effect, plus any and all applicable taxes, provided that such rates may be changed from time to time, in Landlord’s sole discretion. Landlord represents and warrants that, as of the date of this Lease, the rate for each single unreserved parking permit per month is $85.00 and the rate for each single reserved parking permit per month is $175.00 (including the ten percent (10%) City of Los Angeles tax). Notwithstanding the foregoing, (a) as to any unreserved parking permits up to a maximum of thirty-seven (37) for the period commencing on the Commencement Date through the date that is eighteen (18) months after the Commencement Date Tenant shall be entitled to a twenty-five percent (25%) discount off of the then posted rates (but the amount of taxes shall not be discounted) (b) as to up to four (4) reserved parking permits, Tenant shall be charged the then posted rate for unreserved parking (plus any and all taxes but no discount shall be applied to the unreserved rate) for the period commencing on the Commencement Date through the date that is eighteen (18) months after the Commencement Date.

Guests and invitees of Tenant shall have the right to use, in common with guests and invitees of other tenants of the Building, the transient parking facilities of the Building at the then-posted parking rates and charges, or at such other rate or rates and charges as may be agreed upon from time to time between Landlord and Tenant in writing. Such rate(s) or charges may be changed by Landlord from time to time in Landlord’s sole discretion, and shall include, without limitation, any and all fees or taxes relating to parking assessed to Landlord for such parking facilities.

Tenant or Tenant’s agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders continued use of said transient, as well as monthly parking, shall be subject to Tenant and Tenant’s agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders continued compliance with the reasonable and non-discriminatory rules and regulations adopted by Landlord, which rules and regulations may change at any time or from time to time during the Term hereof in Landlord’s sole discretion.

ARTICLE 22

CONCIERGE SERVICES

Section 22.1. Provision of Services. Landlord and Tenant acknowledge and understand that Landlord may, from time to time, make it possible for Tenant to use or purchase a variety of personal services which may include, but not be limited to, personal shopping, assistance with choosing or obtaining travel reservations, accommodations and/or tickets; tickets to performances, recommendations to eating establishments; and the like (collectively “Concierge Services”).

Tenant acknowledges that said Concierge Services are provided by Landlord solely as an accommodation to and for the convenience of Tenant and Tenant’s agents, contractors, directors, employees, licensees, officers, partners or shareholders, and Landlord does not make any representation, warranty or guarantee, express or implied, as to the quality, value, accuracy, or completeness of said Concierge Services, or whether or not Tenant shall be satisfied with the services and/or goods so provided and/or recommended. Landlord hereby disclaims any control over the variety or sufficiency of such services to be provided.

Tenant acknowledges that Tenant is not required to use such Concierge Services as a condition precedent to compliance with the Lease; that Tenant’s use of such Concierge Services is strictly voluntary, and at the sole discretion and control of Tenant. Tenant shall independently make such financial arrangements for payment of the services provided as Tenant deems reasonable and of value.

ARTICLE 23

OPTION TO EXTEND TERM

Section 23.1. Option to Extend Term. Provided Tenant is not in material default following delivery of any required notice and expiration of any applicable cure period on (i) the date that Tenant gives notice to Landlord of Tenant’s intent to exercise its rights pursuant to this Article 23, or (ii) the Termination Date, Tenant is given the option to extend the term for one (1) additional three (3) year period (the “Extended Term”), commencing the next calendar day after the expiration of the initial Term (the “Option”). The Option shall apply only to the entirety of the Premises, and Tenant shall have no right to exercise the Option as to only a portion of the Premises.

Tenant’s exercise of this Option is contingent upon Tenant giving written notice to Landlord (the “Option Notice”) of Tenant’s election to exercise its rights pursuant to this Option by Certified Mail, Return Receipt Requested, no more than twelve (12) and no less than nine (9) months prior to the Termination Date.

Section 23.2. Fixed Monthly Rent Payable. The Rent payable by Tenant during the Extended Term (“Option Rent”) shall be equal to the Fair Market Value of the Premises as of the commencement date of the Extended Term. The term “Fair Market Value” shall be defined as the annual rent per rentable square foot that a willing, comparable renewal, tenant would pay, and what a willing comparable landlord in the Woodland Hills area would accept at arms length, in either case giving appropriate consideration to all economic benefits achievable by Landlord, such as Fixed Monthly Rent (including periodic adjustments), Additional Rent in the form of Operating Expense reimbursements, and any and all monetary or non-monetary concessions (including [x] a then-current base year or expense stop number, as the case may be, [y] any tenant improvement allowance, and [z] any rent abatement, if any) that may be given in the market place to a comparable renewal tenant, as is chargeable for a similar use of comparable space for a comparable term in a comparable office building in a comparable location in the Woodland Hills area.

Landlord and Tenant shall have thirty (30) days (the “Negotiation Period”) after Landlord receives the Option Notice in which to agree on the Fair Market Value. If Landlord and Tenant agree on the Fair Market Value during the Negotiation Period, they shall immediately execute an amendment to the Lease extending the Term and stating the Fair Market Value.

Section 23.3. Appraisers to Set Fixed Monthly Rent. If Landlord and Tenant are unable to agree on the Fair Market Value during the Negotiation Period, then:

a)	Landlord and Tenant, each at its own cost, shall select an independent real estate appraiser with at least ten (10) years full-time commercial appraisal experience in the area in which the Premises are located, and shall provide written notice to the other party of the identity and address of the appraiser so appointed. Landlord and Tenant shall make such selection within ten (10) days after the expiration of the Negotiation Period.

b)	Within thirty (30) days of having been appointed to do so (the “Appraisal Period”), the two (2) appraisers so appointed shall meet and set the Fair Market Value for the Extended Term. In setting the Fair Market Value, the appraisers shall solely consider the use of the Premises for general office purposes.

Section 23.4. Failure by Appraisers to Set Fair Market Value. If the two (2) appointed appraisers are unable to agree on the Fair Market Value within ten (10) days after expiration of the Appraisal Period, they shall elect a third appraiser of like or better qualifications, and who has not previously acted in any capacity for either Landlord or Tenant. Landlord and Tenant shall each bear one half of the costs of the third appraiser’s fee.

Within thirty (30) days after the selection of the third appraiser (the “Second Appraisal Period”) the Fair Market Value for the Extended Term shall be set by a majority of the appraisers now appointed.

If a majority of the appraisers are unable to set the Fair Market Value within the Second Appraisal Period, the three (3) appraisers shall individually render separate appraisals of the Fair Market Value, and their three (3) appraisals shall be added together, then divided by three (3); resulting in an average of the appraisals, which shall be the Fair Market Value during the Extended Term.

However, if the low appraisal or high appraisal varies by more than ten percent (10%) from the middle appraisal, then one (1) or both shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting average shall be the Fair Market Value. If both the low and high appraisal are disregarded, the middle appraisal shall be the Fair Market Value for the Premises during the Extended Term. The appraisers shall immediately notify Landlord and Tenant of the Fair Market Value so established, and Landlord and Tenant shall immediately execute an amendment to the Lease, extending the Term and revising the Fixed Monthly Rent payable pursuant to the Fair Market Value so established.

The amount and methodology of determining a tenant’s annual contribution towards operating expenses, if applicable, shall also be determined as part of the Fair Market Value for the Premises.

Landlord or Tenant’s failure to execute such amendment establishing the Fair Market Value within fifteen (15) days after the other party’s request therefor shall constitute a material default under the Lease, and if Tenant is the party failing to so execute, this Option shall become null and void and of no further force or effect.

Section 23.5. No Right of Reinstatement or Further Extension. Once Tenant has either failed to exercise its rights to extend the term pursuant to this Article 23 or failed to execute the amendment called for hereunder, it shall have no right of reinstatement of its Option to Extend the Term, nor shall Tenant have any right to a further or second extension of the Term beyond the period stated in Section 23.1 hereinabove.

ARTICLE 24

LETTER OF CREDIT

Concurrently with the execution of this Lease, Tenant shall deliver to Landlord, as collateral for the full and faithful performance by Tenant of all of its obligations under this Lease, an irrevocable and unconditional negotiable letter of credit (the “Letter of Credit”), substantially in the form attached as Exhibit G hereto and made a part hereof, and containing the terms required herein, payable in the County of Los Angeles, California, running in favor of Landlord, issued by a solvent bank reasonably approved by Landlord under the supervision of the Superintendent of Banks of the State of California, or a National Banking Association, in the amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00) (“LC Amount”). The Letter of Credit shall be:

a) at sight and irrevocable;

b) maintained in effect for the entire period from the date of execution of this Lease through the date (“Expiration Date”) which is sixty (60) days following the expiration of the Term of this Lease, provide that the expiration date thereof shall be no earlier than the Expiration Date or provide for automatic renewal thereof at least through the Expiration Date, unless the issuing bank provides at least sixty (60) days prior written notice to Landlord of such non-renewal by certified mail, return receipt requested at the address set forth on the form of Letter of Credit attached as Exhibit E, and Tenant shall deliver a new Letter of Credit to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit without any action whatsoever on the part of Landlord;

c) subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev) International Chamber of Commerce Publication #500; and

d) fully assignable by Landlord in connection with any number of transfers of Landlord’s interest in this Lease (with Tenant bearing any fees, costs or expenses in connection with the first two (2) occasions, if any, in which such transfers occur, with Landlord being responsible for any such fees, costs or expenses for any and all subsequent transfers), and permit partial draws.

In addition to the foregoing, the form and terms of the Letter of Credit (and the bank issuing the same) shall be acceptable to Landlord, in Landlord’s reasonable discretion, and shall provide, among other things, in effect that:

i) Landlord, or its men managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit upon the presentation to the issuing bank of Landlord’s (or Landlord’s then managing agent’s) written statement that Landlord is entitled to make such drawing under this Lease, it being understood that if Landlord or its managing agent be a corporation, partnership or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity);

ii) the Letter of Credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of such statement; and

iii) in the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit (or cause a substitute letter of credit to be delivered, as applicable) to the transferee and thereupon the Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said Letter of Credit to a new landlord.

If, as a result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the LC Amount, Tenant shall, within five (5) days thereafter, provide Landlord with an additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total amount of the LC Amount) and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Article 24, and if Tenant fails to comply with the foregoing, the same shall constitute an uncurable default by Tenant.

Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit, or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the Lease Expiration Date, Landlord will accept a renewal letter of credit or substitute letter of credit (such renewal or substitute letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the Lease Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion. However, if the Letter of Credit is not timely renewed or a substitute letter of credit is not timely received, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Article 24, Landlord shall have the right to present the Letter of Credit to the issuing bank in accordance with the terms of this Article 24, and the entire sum evidenced thereby shall be paid to and held by Landlord as cash (the “Cash Collateral”) to be held as collateral for performance of all of Tenant’s obligations under this Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under this Lease pending Tenant’s delivery to Landlord of the required replacement letter of credit in the LC Amount and otherwise complying with all of the provisions of this Article 24. Upon delivery of such replacement letter of credit, any Cash Collateral held by Landlord shall be returned to Tenant. Landlord shall have the right to hold Cash Collateral in a deposit account in the name of Landlord and commingle the Cash Collateral with its general assets and Tenant hereby grants Landlord a security interest in the Cash Collateral. Tenant shall not be entitled to any interest earned on the Cash Collateral.

If there shall occur a default by Tenant under the Lease following delivery of any required notice and expiration of any applicable grace period, Landlord may, but without obligation to do so, draw upon the Letter of Credit and/or utilize the Cash Collateral, in part or in whole, to cure any default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained by Landlord resulting from Tenant’s default. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw from the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner.

Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or Cash Collateral be:

a) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7;

b) subject to the terms of such Section 1950.7; or

c) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto:

i) recite that the Letter of Credit and/or Cash Collateral, as the case may be, is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto; and

ii) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

Notwithstanding any contrary provision of this Article 24 and subject to the conditions set forth in the last sentence of this paragraph, the LC Amount shall decrease to $225,000.00 as of the first calendar day of the twenty-fifth (25th) full calendar month of the initial Term, to $150,000.00 as of the first calendar day of the thirty-seventh (37th) full calendar month of the initial Term, and to $75,000.00 as of the first calendar day of the forty-ninth (49th) full calendar month of the initial Term. There shall be no further reductions of the LC Amount thereafter. Notwithstanding the foregoing, the LC Amount shall be decreased only if (a) there does not then exist a default or breach by Tenant of its obligations or liabilities under this Lease which continues after the expiration of any applicable cure period, and (b) neither the Lease nor Tenant’s right to possession of the Premises has been terminated.

ARTICLE 25

ONE-TIME RIGHT OF FIRST OFFER

Section 25.1. One-Time Right of First Offer.

a)	Subject to any pre-existing rights of first offer and/or refusal which Landlord or Landlord’s predecessors may have granted other tenants in the Building at the time this Lease is executed; and

b)

Upon Landlord’s receipt of written notification (“Tenant’s Expansion Notice”) from Tenant that Tenant desires additional space in the Building on the sixteenth (16th) floor of the Building contiguous to the Premises; and

c)	Provided Tenant is not in material uncured default after the expiration of time and the opportunity to cure as of the date or any time after Tenant tenders to Landlord Tenant’s Expansion Notice; and

d)	At least eighteen (18) months remain before expiration of the Term of this Lease, or Tenant is willing to enter into an extension of the Term for a minimum of eighteen (18) additional months;

then, Landlord grants Tenant a one-time right of first offer to lease any contiguous space on the sixteenth (16th) floor of the Building (the “Expansion Premises”) that is vacated and thereafter becomes available for rent following Tenant’s Expansion Notice during the initial Term of this Lease, as follows:

If any space within the Expansion Premises is vacated and thereafter becomes available for lease at any time during the initial Term of this Lease, Landlord shall give written notice thereof (the “Offer Notice”) to Tenant, specifying the terms and conditions upon which Landlord is willing to lease that portion of the Expansion Premises then available.

Section 25.2. Tenant’s Acceptance. Tenant shall have five (5) business days after receipt of the Offer Notice from Landlord to advise Landlord of Tenant’s election (the “Acceptance”) to lease the Expansion Premises on the same terms and conditions as Landlord has specified in its Offer Notice. If the Acceptance is so given, then within ten (10) days thereafter, Landlord and Tenant shall sign an amendment to this Lease, adding the Expansion Premises to the Premises and incorporating all of the terms and conditions originally contained in Landlord’s Offer Notice.

Section 25.3. Failure to Accept Extinguishes Rights. If Tenant does not tender the Acceptance of Landlord’s Offer Notice, or if Tenant’s Acceptance is conditional or purports to modify any material term contained in Landlord’s Offer Notice, or if Tenant fails to execute the amendment to Lease called for above within the time period specified, then Landlord may lease such portion of the Expansion Premises as is then available to any third party it chooses without liability to Tenant on terms and conditions reasonably similar to those specified in Landlord’s Offer Notice, and Tenant’s right of first offer under this Article 25 shall be null and void thereafter, with the understanding, however, that if Landlord elects to subsequently lease the Expansion Premises on terms that are materially more favorable to Tenant than those set forth in Landlord’s Offer Notice, the Expansion Premises shall be re-offered to Tenant on such revised terms, with Tenant having five (5) days to either accept or reject such new offer.

Section 25.4. No Assignment of Right. This right is personal to the original Tenant signing the Lease, and to all of such Tenant’s Affiliates, and shall be null, void and of no further force or effect as of the date that Tenant assigns the Lease to an entity that is not an Affiliate and/or subleases more than forty-nine percent (49%) of the total Rentable Area of the Premises.

ARTICLE 26

OPTION TO TERMINATE LEASE EARLY

Section 26.1. Option to Terminate Lease Early. Tenant may elect to terminate this Lease as of the end of the thirty-eighth (38th) full calendar month of the initial Term (the “Early Termination Date”) by giving Landlord written notice (the “Termination Notice”) during the twenty-ninth (29th) full calendar month of the initial Term (the “Notice Period”), with said notice being sent Certified Mail, Return Receipt Requested.

Section 26.2. Contingencies to Early Termination. Provided that:

a) the Termination Notice is duly and timely received by Landlord;

b) Tenant is not in default under this Lease (following delivery of any required notice and expiration of any applicable cure period) as of the date the Termination Notice is received by Landlord and as of the Early Termination Date, and

c) Tenant complies with all the requirements contained in Section 26.3, then, as of the Early Termination Date, Landlord and Tenant shall be released from liability for any of their respective obligations hereunder, except for such obligations as specifically herein continue after the expiration or earlier termination of this Lease.

If Tenant fails to comply with the requirements of this Section 26.2 or fails to pay the Termination Consideration (as defined below) as specified in Section 26.3 below, which failure shall include but not be limited to Tenant’s check being returned by the bank for any reason whatsoever, such failure shall constitute a material default of this provision and shall serve to nullify the terms and conditions of this Article 26, in which case this Lease shall continue in full force and effect for the remainder of the initial Term.

Section 26.3. Tenant’s Compensation to Landlord for Early Termination. As soon as is reasonably possible after Landlord’s receipt of the Termination Notice, Landlord shall send to Tenant a statement for an amount equal to the unamortized cost as of the Early Termination Date of any Tenant improvements or Tenant improvement Allowance (the “Termination Consideration”). Tenant shall pay Landlord the total so billed within ten (10) days of Tenant’s receipt of such statement.

Section 26.4. Expiration of Option to Terminate Early. Provided that Tenant has not already delivered the Termination Notice specified hereinabove, then, effective the first calendar day of the thirtieth (30th) full calendar month of the initial Term, the provisions of this Article 26 shall be deemed null, void and of no further force or effect.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease, effective as of the later of the date(s) written below.

LANDLORD:			TENANT:
DOUGLAS EMMETT 2000, LLC, a Delaware limited liability company			REACHLOCAL, INC. A Delaware corporation

By:	DOUGLAS, EMMETT AND COMPANY,
	a California corporation,		By:	/s/ Zorik Gordon
	its agent		Name:	Zorik Gordon
			Title:	President & CEO

	By:	/s/ Michael J. Means	By:
		Michael J. Means, Senior Vice President	Name:
Dated:	9/5/06		Title:

			Dated:	August 30, 2006

EXHIBIT A

PREMISES PLAN

Suite 1600 at 21700 Oxnard Street, Woodland Hills, California 91367

A-1

EXHIBIT A-1

INITIAL PREMISES PLAN

A Portion of Suite 1600 at 21700 Oxnard Street, Woodland Hills, California 91367

Rentable Area: approximately 8,486 square feet

Usable Area: approximately 7,074 square feet

(Measured pursuant to the provisions of Section 1.4 of the Lease)

A-2

EXHIBIT A-2

MUST-TAKE SPACE PREMISES PLAN

A Portion of Suite 1600 at 21700 Oxnard Street, Woodland Hills, California 91367

Rentable Area: approximately 2,607 square feet

Usable Area: approximately 2,173 square feet

(Measured pursuant to the provisions of Section 1.4 of the Lease)

A-3

EXHIBIT A-3

PROJECT SITE PLAN

A-4

EXHIBIT B

IMPROVEMENT CONSTRUCTION AGREEMENT

CONSTRUCTION TO BE PERFORMED BY LANDLORD WITH AN ALLOWANCE

Section 1. Completion of Improvements. Landlord, through its general contractor (“Contractor”), shall furnish and install within the Premises those items of general construction, shown on the final Plans and Specifications approved by Landlord and Tenant pursuant to the Schedule of Approvals below, in compliance with all applicable codes and regulations (the “Final Plans and Specifications”), and complete any construction required in the Common Areas of the Building when such construction is required by or arises out of completion of the Improvements (collectively the “Improvements”). Landlord has approved WWCOT as Tenant’s architect (“Architect”). The term “Premises” as used herein shall refer to both the “Initial Premises” and the “Must-Take Space” as defined in the Lease, it being understood that the Improvements to the Initial Premises and the Must-Take Space shall be performed at the same time pursuant to this Exhibit B.

The definition of Improvements shall include all costs associated with completing the Tenant Improvements (including one supplementary HVAC unit, subject to Landlord’s review of power and heat loads), including but not limited to, space planning, design, architectural, and engineering fees, contracting, labor and material costs, municipal fees and permit costs, and document development and/or reproduction.

Tenant acknowledges and agrees that any change in the scope of work or details of construction after Tenant’s sign off of the finalized working drawings shall constitute a “Change Order”, the costs of which Tenant shall pay pursuant to the provisions of Subsection 2 (d) hereinbelow.

Landlord shall provide Tenant sufficient riser capacity from the ground floor main point of entry of the Building to the Premises for the purposes of installing data, telecommunications and telephone cable reasonably required to operate Tenant’s business. Landlord shall provide adequate capacity within the base Building fire alarm system to provide for Tenant’s reasonable fire life safety requirements in the Premises. Landlord shall provide existing Building standard window coverings along the window line of the Premises and shall repair or replace any broken window coverings as reasonably required along the window line of the Premises. To the extent required by any of the planned Improvements, and to the extent required by any Codes, Tenant shall, at Tenant’ sole cost and expense (which may be charged against any available amount of the Allowance (as hereinafter defined), remove all cables and wiring including, without limitation, any of the same located above the plenum, in the Premises.

Section 2. Landlord’s Allowance.

a)	Tenant shall bear all costs of construction of the Improvements in excess of the Allowance, and shall deposit such excess costs with Landlord pursuant to the provisions of Subsection 2 (d) hereinbelow. In addition, Tenant shall be responsible for payment of any and all of Landlord’s actual and reasonable out of pocket costs incurred in reviewing Tenant’s plans for any Change Order or for any other “peer review” work associated with Landlord’s review of Tenant’s plans for any Change Order, including, without limitation, Landlord’s out of pocket costs incurred in engaging any third party engineers (including engineers engaged to review specifications for any supplementary HVAC units), contractors, consultants or design specialists, with the understanding that such payment can be charged against the Allowance or reimbursed separately by Tenant if and to the extent the Allowance has not been fully paid. If reimbursed separately, Tenant shall pay such costs to Landlord within ten (10) business days after Landlord’s delivery to Tenant of a copy of the invoice(s) for such work. Landlord shall have no obligation whatsoever to commence construction of the Improvements until such time as Tenant has deposited the excess costs of construction, and Tenant’s failure to make such deposit timely, as required, shall be assessed against Tenant as a Tenant Delay (as hereinafter defined), pursuant to the provisions contained in this subsection 2 a).

As used in this Lease, “Tenant Delay” shall mean any delay in the construction of the Improvements caused by any act, omission, delay or material default by Tenant or any Tenant Party (as hereinafter defined), including, without limitation, the failure of Tenant or Tenant Party to comply with any construction schedule or other provision expressly set forth in this Lease (including, without limitation, Exhibit B) requiring Tenant or any Tenant Party to respond to, review, authorize or approve any matter, or perform an obligation related to the design and construction of the Improvements within a specified time period, provided, however, that no Tenant Delay shall be deemed to have occurred unless and until Landlord has provided a written notice to Tenant that is factually correct in all material respects (the “Tenant Delay Notice”), specifying the action or inaction which Landlord contends constitutes the Tenant Delay. If such action or inaction is not cured by Tenant within two (2) business days after Tenant’s receipt of such Tenant Delay Notice, then the Tenant Delay shall be deemed to have occurred as of the date the Tenant Delay Notice is delivered to Landlord. A Tenant Delay shall also be assessed in the event any component

EXHIBIT B

IMPROVEMENT CONSTRUCTION AGREEMENT (continued)

of the Improvements or any Change Order requires materials that are not locally available, or is not customary for a normal office build out and, as a result, the same requires a longer lead time for ordering materials or a longer construction period. If a Tenant Delay has occurred, then the Commencement Date (as defined in the Lease) shall be the earlier of (i) November 1, 2006, or (ii) the date that substantial completion of the Improvements would have occurred but for such Tenant Delay. As used in this Lease a “Tenant Party” shall mean Tenant, any employee of Tenant, or any agent, authorized representative or construction manager engaged by Tenant.

To the extent the Improvements are consistent with typical general office improvements and completion of same results in required renovations or revisions to any Common Area of the Building and provided no variance from such requirement can be obtained, Landlord shall perform such renovations or revisions at Landlord’s sole cost. To the extent the Improvements are inconsistent with typical general office improvements and completion of same results in required renovations or revisions to any Common Area of the Building and provided no variance from such requirement can be obtained, Landlord shall perform such renovations or revisions at Tenant’s sole cost (which cost, if any, may be charged against the Allowance).

b)	Landlord shall contribute a maximum sum of $22.50 per square foot of Usable Area contained in the Premises, which is the total amount of $208,057.50 (the “Allowance”) which may solely be applied towards planning, design, permits, engineering, construction and other related costs of completion of the Improvements, and which Landlord shall pay directly to Contractor for Tenant’s account, provided, however, out of the Allowance (and not in addition to it), Tenant shall have the right to allocate an amount up to $3.00 per square foot of Usable Area contained in the Premises, which is the total amount of $27,741.00, for telecommunication and data cabling expenses and moving expenses. Landlord shall, within thirty (30) days after receipt of invoices and any other documentation evidencing such costs reasonably requested by Landlord, disburse from any available portion of the Allowance expenses incurred by Tenant for Tenant’s moving company (up to the maximum allowable portion of the Allowance for such costs) or other third party contractors hired by Tenant (up to the maximum allowable portion of the Allowance for such costs) for which Tenant is entitled to reimbursement from the Allowance. Tenant acknowledges that Landlord shall have no obligation to disburse the Allowance if and to the extent that Tenant fails to make a claim for reimbursement on or before the of one (1)-year anniversary of the Commencement Date. No supervision fee shall be due Landlord in connection with the construction of the Improvements.

c)	Prior to commencing construction of the Improvements, Landlord shall submit to Tenant a written statement showing the total anticipated cost of the Improvements, which statement shall include Contractor’s overhead and profit.

Tenant’s failure to give written approval of such statement within five (5) working days after submission thereof shall be conclusively deemed a disapproval of such statement, and Contractor shall not commence the Improvements. Any delay of Tenant, after the expiration of ten (10) days from receipt of Landlord’s statement, to provide Landlord with a revised scope of work and written approval of a revised cost statement therefor shall be considered a Tenant Delay, assessable against Tenant pursuant to the provisions of Subsection 2 a) hereinabove.

d)	If applicable, Tenant agrees to pay Landlord within ten (10) working days after receipt of Landlord’s billing statement, the amount by which the estimated cost of all the Improvements, plus the actual costs of any Change Order, exceeds the Allowance. Tenant’s failure to make such payment timely, as specified herein, shall release Landlord from any obligation to commence or continue construction of the Improvements, and each of Tenant’s continued failure to make payment shall be treated as a Tenant delay, assessable against Tenant pursuant to the provisions of Subsection 2 a) hereinabove.

Tenant hereby authorizes Landlord to pay Contractor interim payments from the funds so deposited towards completion of the Improvements, except that Landlord shall retain the sum of ten percent (10%) of the total cost of Improvements, as revised by Change Orders, if any, until such time as:

(i)	Tenant has advised Landlord of its approval of completion of the Improvements, which approval shall not be unreasonably withheld, conditioned or delayed; or

(ii)	Contractor has provided reasonable documentation that the Improvements, pursuant to the original scope of work, have been reasonably completed.

Prior to making any such interim payment, or concurrently therewith, Landlord shall deliver a copy of the Contractor’s demand, plus all supporting invoices and purchase orders, that substantiate the interim payment so requested.

EXHIBIT B

IMPROVEMENT CONSTRUCTION AGREEMENT (continued)

Within thirty (30) business days after Contractor has reasonably completed the Improvements, Landlord shall provide Tenant with a final statement, indicating any difference between the estimated cost of the Improvements, the final cost of the Improvements; any initial or interim payments made by Tenant towards completion thereof; the amount of Allowance contributed and the balance owing from or to Tenant. Any balance owed to Tenant shall be returned with such statement, and any shortfall due Landlord shall be paid within five (5) business days after Tenant’s receipt of Landlord’s billing.

e)	[intentionally omitted]

f)	Landlord and Tenant agree that if the Improvements are actually constructed by Contractor at a cost which is less than the Allowance (such difference being referred to as the “Shortfall”), there shall be no monetary adjustment between Landlord and Tenant and the cost savings shall accrue to the benefit of Landlord. However, Tenant shall be entitled to apply the amount of any such Shortfall to the cost of any additional improvements or alterations made to the Premises, provided that such work (which shall be deemed a Tenant Change) is performed in accordance with Section 12.12 and Exhibit B-1 and provided further that such work is completed and the request for payment is made on or before the one (1) year anniversary of the Commencement Date.

Section 3. Plans and Specifications. Tenant shall, through the Architect, provide such information and directions as are necessary to complete the architectural and engineering Plans and Specifications required for the construction of the Improvements.

Section 4. Completion of Work Not Included as Improvements. Any work not shown in the final construction Plans and Specifications, including but not limited to, telephone service, furnishings, installation of Tenant’s trade fixtures or cabinetry (collectively “Tenant Work”), shall be separately contracted and paid for by Tenant subject to the provisions of Section 2(e) above. Tenant shall obtain Landlord’s written approval of Tenant’s suppliers and contractors prior to commencement of any Tenant Work.

Landlord shall give reasonable access to Tenant’s suppliers and contractors so as to achieve timely completion of any Tenant Work. Notwithstanding Landlord’s obligation to provide such access, completion of all Tenant Work shall be subject to Landlord’s supervision, policies and procedures, and shall be scheduled with Contractor and completed in such as manner as to not unreasonably hinder or delay completion of the Improvements.

Section 5. Schedule of Approvals. Subject to Force Majeure, Tenant shall comply with the following Schedule of Approvals:

Event	Time
a) Deadline by which Tenant shall have met with Completed Landlord’s space planner.	Completed

b) Deadline for space plan approval.	Five (5) business days after Tenant’s receipt

c) Deadline for notifying Landlord of Tenant’s selection of finishes and materials.	On or before September 8, 2006

d) Deadline for Tenant’s approval of final Plans, Specifications and working drawings.	Five (5) business days after Tenant’s receipt

e) Deadline for Tenant’s approval of Landlord’s cost estimate of Improvements.	Five (5) business days after Tenant’s receipt

If and to the extent Tenant disapproves of any of the foregoing items, the parties shall act promptly, reasonably, diligently and in good faith to resolve all disapproved items.

Section 6. Construction Insurance Requirements. Contractor, at the its sole expense, shall obtain and maintain public liability and workmen’s compensation insurance adequate to protect Tenant and Landlord from and against any and all liability for death or injury to persons or damage to property caused in or about the Premises by reason of completion of the Improvements.

Tenant shall, at Tenant’s sole expense, either obtain and maintain public liability and workmen’s compensation insurance adequate to fully protect Landlord as well as Tenant from and against any and all liability for death or injury to persons or damage to property caused in or about the Premises by reason completion of any Tenant Work, or shall cause Tenant’s contractors or subcontractors to provide such insurance.

Section 7. Completion of Punch List. Prior to Tenant’s taking occupancy of the Premises, a representative of each of Landlord and Tenant shall conduct a joint inspection of the Premises for the purpose of developing a “punch list” of Tenant Improvement items, if any, that require repair or correction by Landlord. Provided that said items were included within the original plans, Landlord shall diligently proceed to correct those items within thirty (30) days of receipt of Tenant’s list. Tenant’s failure or refusal to participate in such inspection in a timely manner (provided Tenant has received

EXHIBIT B

IMPROVEMENT CONSTRUCTION AGREEMENT (continued)

reasonable notice of the readiness of the Premises for such inspection), shall constitute Tenant’s waiver of its rights pursuant to this Section 7.

Section 8. Construction Warranties. Landlord agrees that, so long as Tenant is not in default hereunder (following delivery of any required notice and expiration of any applicable cure period), and Landlord shall complete the Improvements, and shall correct any construction defects about which Tenant notifies Landlord in writing within one (1) year following the Commencement Date. Tenant’s right to repair of any defect shall be extended for such longer period as may be covered by warranties provided by Contractor or subcontractor(s).

Section 9. Cleaning. Landlord agrees to thoroughly clean the Premises immediately prior to Tenant taking occupancy of the Premises at Landlord’s sole cost and expense.

LANDLORD:			TENANT:
DOUGLAS EMMETT 2000, LLC, a Delaware limited liability company			REACHLOCAL, INC., a Delaware corporation

By:	DOUGLAS, EMMETT AND COMPANY,
	a California corporation,		By:
	its agent		Name:
Title:
	By:	/s/ Michael J. Means
Michael J. Means, Senior Vice President
By:
Dated:	9/5/06		Name:
Title:

Dated:

EXHIBIT B-1

CONSTRUCTION BY TENANT DURING TERM

The terms of this Exhibit B-l are subject to Section 12.12 of the Lease.

1. If Tenant wishes to make a Tenant Change, as specified in Section 12.12 of the Lease, such Tenant Change shall be completed pursuant to the provisions of Section 12.12 of the Lease and this Exhibit B-1. Tenant shall bear all costs of said Tenant Change (subject to application of said costs to any Shortfall, as defined in Exhibit “B”, for any Tenant Change that is completed and the request for payment made prior to the first (1st) anniversary of the Commencement Date), which shall be paid directly to Tenant’s general contractor (“Contractor”).

2. Contractor shall complete construction to the Premises pursuant to the final Plans and Specifications approved in writing by Landlord and Tenant (the “Tenant Change”), in compliance with all applicable codes and regulations. Tenant’s selections of finishes and materials shall be indicated on the Plans and Specifications, and shall be equal to or better than the minimum Building standards and specifications. All work not shown on the final Plans and Specifications, but which is to be included in the Tenant Change, including but not limited to, telephone service installation, furnishings or cabinetry, shall be installed pursuant to Landlord’s reasonable directives.

3. Prior to commencing any work:

a)	Tenant’s proposed Contractor and the Contractor’s proposed subcontractors and suppliers shall be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. As a condition of such approval, so long as the same are reasonably cost competitive, then Contractor shall use Landlord’s Heating, Venting, and Air-conditioning, plumbing, and electrical subcontractors for such work.

b)	During completion of any Tenant Change, neither Tenant or Contractor shall permit any subcontractors, workmen, laborers, material or equipment to come into or upon the Building if the use thereof, in Landlord’s reasonable judgment, would violate Landlord’s agreement with any union providing work, labor or services in or about the Building.

c)	Contractor shall submit to Landlord and Tenant a written bid for completion of the Tenant Change. Said bid shall include Contractor’s overhead, profit, and fees., and, if the proposed Tenant Change is for cosmetic work in excess of $25,000 in aggregate value per occurrence or for structural work of any kind, Contractor shall upon completion of said Tenant Change, pay an administration fee for supervision of said Tenant Change equal to fifty dollars ($50.00) per hour, to a maximum of three percent (3%) of the total cost of the Tenant Change, to defray said agent’s costs for supervision of the construction. Tenant may apply any Shortfall to the foregoing costs as long as the applicable Tenant Change is completed and the request for payment is made prior to the first (1st) anniversary of the Commencement Date.

4. Tenant or Contractor shall submit all Plans and Specifications to Landlord, and no work on the Premises shall be commenced before Tenant has received Landlord’s final written approval thereof, which shall not be unreasonably withheld, delayed or conditioned. In addition, Tenant shall reimburse Landlord for any and all of Landlord’s actual and reasonable out of pocket costs incurred in reviewing Tenant’s plans for any Tenant Change or for any other “peer review” work associated with Landlord’s review of Tenant’s plans for any Tenant Change, including, without limitation, Landlord’s actual and reasonable out of pocket costs incurred in engaging any third party engineers, contractors, consultants or design specialists. Except and to the extent covered by any Shortfall as provided in Section 1 above, Tenant shall pay such costs to Landlord within ten (10) business days after Landlord’s delivery to Tenant of a copy of the invoice(s) for such work.

5. Contractor shall complete all architectural and planning review and obtain all permits, including signage, required by the city, state or county in which the Premises are located.

6. Contractor shall submit to Landlord verification of commercial general liability and worker’s compensation insurance adequate to fully protect Landlord and Tenant from and against any and all liability for death or injury to persons or damage to property caused in or about or by reason of the construction of any work done by Contractor or Contractor’s subcontractors or suppliers.

7. [Intentionally Omitted].

8. Contractor and Contractor’s subcontractors and suppliers shall be subject to Landlord’s reasonable administrative control and supervision. Landlord shall provide Contractor and Contractor’s subcontractors and suppliers with reasonable access to the Premises.

9. During construction of the Tenant Change, Contractor shall adhere to the procedures contained hereinbelow, which represent Landlord’s minimum requirements for completion of the Tenant Change.

10. Upon completion of the Tenant Change, Tenant shall provide Landlord with such evidence as Landlord may reasonably request that the Contractor has been paid in full, and Contractor shall provide Landlord with lien releases as requested by Landlord, confirmation that no liens have been filed against the Premises or the Building. If any liens arise against the Premises or the Building as a result of the Tenant Change, Tenant shall immediately, at Tenant’s sole expense, remove such liens and provide Landlord evidence that the title to the Building and Premises have been cleared of such liens.

11. Whether or not Tenant or Contractor timely complete the Tenant Change, unless the Lease is otherwise terminated pursuant to the provisions contained therein, Tenant acknowledges and agrees that Tenant’s obligations under the Lease to pay Fixed Monthly Rent and/or Additional Rent shall continue unabated.

B1-1

EXHIBIT B-1

CONSTRUCTION BY TENANT DURING TERM (continued)

Tenant’s obligations under the Lease to pay Fixed Monthly Rent and/or Additional Rent shall continue unabated.

CONSTRUCTION POLICY

The following policies outlined are the construction procedures for the Building. As a material consideration to Landlord for granting Landlord’s permission to Tenant to complete the construction contemplated hereunder, Tenant agrees to be bound by and follow the provisions contained herein below:

1.	Administration

a)	Contractors to notify the management office for the Building prior to starting any work. All jobs must be scheduled by the general contractor or subcontractor when no general contractor is being used.

b)	The general contractor is to provide the Building Manager with a copy of the projected work schedule for the suite, prior to the start of construction.

c)	Contractor will make sure that at least one set of drawings will have the Building Manager’s initials approving the plans and a copy delivered to the Building Office.

d)	As-built construction, including mechanical drawings and air balancing reports will be submitted at the end of each project, if the applicable Tenant Change affects the mechanical or HVAC systems.

e)	The HVAC contractor is to provide the following items to the Building Manager upon being awarded the contract from the general contractor:

i)	A plan showing the new ducting layout, all supply and return air grille locations and all thermostat locations. The plan sheet should also include the location of any fire dampers; and

ii)	An Air Balance Report reflecting the supply air capacity throughout the suite, which is to be given to the Chief Building Engineer at the finish of the HVAC installation.

f)	All paint bids should reflect a one-time touch-up paint on all suites. This is to be completed approximately five (5) days after move-in date.

g)	The general contractor must provide for the removal of all trash and debris arising during the course of construction. At no time are the building’s trash compactors and/or dumpsters to be used by the general contractor’s cleanup crews for the disposal of any trash or debris accumulated during construction. The Building Office assumes no responsibility for bins. Contractor is to monitor and resolve any problems with bin usage without involving the Building Office. Bins are to be emptied on a regular basis and never allowed to overflow. Trash is to be placed in the bin.

h)	Contractors will include in their proposals all costs to include: parking, elevator service, additional security (if required), restoration of carpets, etc. Parking will be validated only if contractor is working directly for the Building Office.

i)	Any problems with construction per the plan, will be brought to the attention of and documented to the Building Manager. Any changes that need additional work not described in the bid will be approved in writing by the Building Manager. All contractors doing work on this project should first verify the scope of work (as stated on the plans) before submitting bids; not after the job has started.

2.	Building Facilities Coordination

a)	All deliveries of material will be made through the parking lot entrance.

b)	Construction materials and equipment will not be stored in any area without prior approval of the Building Manager.

c)	Only the freight elevator is to be used by construction personnel and equipment. Under no circumstances are construction personnel with materials and/or tools to use the “passenger” elevators.

3.	Housekeeping

a)	Suite entrance doors are to remain closed at all times, except when hauling or delivering construction materials.

b)	All construction done on the property that requires the use of lobbies or common area corridors will have carpet or other floor protection. The following are the only prescribed methods allowed:

i)	Mylar: Extra heavy-duty to be taped from the freight elevator to the suite under construction, or

ii)

Masonite:  1/4 inch Panel, Taped to floor and adjoining areas. All corners, edges and joints to have adequate anchoring to provide safe and “trip-free” transitions. Materials to be extra heavy-duty and installed from freight elevator to the suite under construction.

c)	Restroom wash basins will not be used to fill buckets, make pastes, wash brushes, etc. If facilities are required, arrangements for utility closets will be made with the Building Office.

d)	Food and related lunch debris are not to be left in the suite under construction.

e)	All areas the general contractor or their subcontractors work in must be kept clean. All suites the general contractor works in will have construction debris removed prior to completion inspection. This includes dusting of all window sills, light diffusers, cleaning of cabinets and sinks. All Common Areas are to be kept clean of building materials at all times so as to allow tenants access to their suites or the building.

B1-2

EXHIBIT B-1

CONSTRUCTION BY TENANT DURING TERM (continued)

4.	Construction Requirements

a)	All Life and Safety and applicable Building Codes will be strictly enforced (i.e. tempered glass, fire dampers, exit signs, smoke detectors, alarms, etc.). Prior coordination with the Building Manager is required.

b)	Electric panel schedules must be brought up to date identifying all new circuits added.

c)	All electrical outlets and lighting circuits are to be properly identified. Outlets will be labeled on back side of each cover plate.

d)	All electrical and phone closets being used must have panels replaced and doors shut at the end of each day’s work. Any electrical closet that is opened with the panel exposed must have a work person present.

e)	All electricians, telephone personnel, etc. will, upon completion of their respective projects, pick up and discard their trash leaving the telephone and electrical rooms clean. If this is not complied with, a cleanup will be conducted by the building janitors and the general contractor will be backcharged for this service.

f)	Welding or burning with an open flame will not be done without prior approval of the Building Manager. Fire extinguishers must be on hand at all times.

g)	All “anchoring” of walls or supports to the concrete are not to be done during normal working hours (7:30 a.m. - 6:00 p.m., Monday through Friday). This work must be scheduled before or after these hours during the week or on the weekend.

h)	All core drilling is not to be done during normal working hours (7:30 a.m. - 6:00 p.m., Monday through Friday). This work must be scheduled before or after these hours during the week or on the weekend.

i)	All HVAC work must be inspected by the Building Engineer. The following procedures will be followed by the general contractor:

i)	A preliminary inspection of the HVAC work in progress will be scheduled through the Building Office prior to the reinstallation of the ceiling grid;

ii)	A second inspection of the HVAC operation will also be scheduled through the Building Office and will take place with the attendance of the HVAC contractor’s Air Balance Engineer. This inspection will take place when the suite in question is ready to be air-balanced; and

iii)	The Building Engineer will inspect the construction on a periodic basis as well.

i)	All existing thermostats, ceiling tiles, lighting fixtures and air conditioning grilles shall be saved and turned over to the Building Engineer.

Good housekeeping rules and regulations will be strictly enforced. The building office and engineering department will do everything possible to make your job easier. However, contractors who do not observe the construction policy will not be allowed to perform within this building. The cost of repairing any damages that are caused by Tenant or Tenant’s contractor during the course of construction shall be deducted from Tenant’s Allowance or Tenant’s Security Deposit, as appropriate.

LANDLORD:			TENANT:

DOUGLAS EMMETT 2000, LLC, a Delaware limited liability company			REACHLOCAL, INC. a Delaware corporation

By:	DOUGLAS, EMMETT AND COMPANY, a California corporation,		By:	/s/ Zorik Gordon
	its agent		Name:	Zorik Gordon
			Title:	President & CEO
	By:	/s/ Michael J. Means
Michael J. Means, Senior Vice President

Dated:	9/5/06		By:
Name:
Title:

			Dated:	August 30, 2006

B1-3

EXHIBIT C

RULES AND REGULATIONS

BUILDING RULES AND REGULATIONS

1. Access. Tenant and/or Tenant’s agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders shall only use the sidewalks, entrances, lobby(ies), garage(s), elevators, stairways, and public corridors as a means of ingress and egress, and shall take such actions as may reasonably be necessary to ensure that the same remain unobstructed at all times.

The entrance and exit doors to the Premises are to be kept closed at all times except as required for orderly passage to and from the Premises. Except on balconies available for the joint or exclusive use of Tenant as otherwise specified hereinabove, Tenant shall not permit its agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders to loiter in any part of the Building or obstruct any means of ingress or egress. Tenant shall not cover any doors, and shall not cover any window, other than with vertical or mini-blinds pre-approved in writing by Landlord. Landlord specifically disapproves the installation of any film or foil covering whatsoever on the windows of the Premises.

Neither Tenant, nor its agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders shall go up on the roof or onto any balcony serving the Building, except upon such roof, portion thereof, or balcony as may be contiguous to the Premises and is designated in writing by Landlord as a roof-deck, roof-garden area, or exclusive use balcony area.

2. Restroom Facilities. The toilet rooms, toilets, urinals, wash bowls and other apparatus (the “Restroom Facilities”), whether contained in the Common Areas of the Building and/or the interior of the Premises, shall not be used for any purpose other than that for which they were designed. Tenant shall not permit its agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders to throw foreign substances of any kind whatsoever or papers not specifically designated for use in the Restroom facilities down any toilet, or to dispose of the same in any way not in keeping with the instructions provided to Tenant by the management of the Building regarding same, and Tenant hereby specifically agrees to reimburse Landlord directly for the expense of any breakage, stoppage or damage resulting from Tenant’s violation of this rule.

3. Heavy Equipment. Landlord reserves the right, in Landlord’s sole discretion, to decline, limit or designate the location for installation of any safes, other unusually heavy, or unusually large objects to be used or brought into the Premises or the Building. In each case where Tenant requests installation of one or more such unusually heavy item(s), which request shall be conclusively evidenced by Tenant’s effort to bring such item(s) into the Building or Premises, Tenant shall reimburse Landlord for the costs of any engineering or structural analysis required by Landlord in connection therewith. In all cases, each such heavy object shall be placed on a metal stand or metal plates or such other mounting detail of such size as shall be prescribed by Landlord.

Tenant hereby indemnifies Landlord against any damage or injury done to persons, places, things or the Building or its Common Areas when such damage or injury primarily arises out of Tenant’s installation or use of one or more unusually heavy objects. Tenant further agrees to reimburse Landlord for the costs of repair of any damage done to the Building or property therein by putting in, taking out, or maintaining such safes or other unusually heavy objects.

4. Transportation of Freight. Except as otherwise agreed to by Landlord in writing, Tenant or Tenant’s agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders shall only carry freight, furniture or bulky materials in or out of the Building before or after Normal Business Hours, (as that term is defined in Section 8.1 of the Lease). Tenant may only install and/or move such freight, furniture or bulky material after previous written notice of its intention to complete such a move, given to the Office of the Building. The persons and/or company employed by Tenant for such work must be professional movers, reasonably acceptable to Landlord, and said movers must provide Landlord with a certificate of insurance evidencing the existence of worker’s compensation and commercial general liability coverage in a minimum amount of $2,000,000.

Tenant may, subject to the provisions of the immediately preceding paragraph, move freight, furniture, bulky matter and other material in or out of the Premises on Saturdays between the hours of 8:00 a.m. and 6:00 p.m., provided that Tenant pays in advance for Landlord’s reasonably anticipated additional costs, if any, for elevator operators, security guards and other expenses arising by reason of such move by Tenant. Notwithstanding the foregoing, Tenant shall not be charged for use of the freight elevators during Tenant’s initial move into the Premises.

5. Flammable Materials. Except for such limited quantities of office materials and supplies as are customarily utilized in Tenant’s normal business operations, Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline, flammable or combustible fluid or material, other than those limited quantities of normal business operating materials as may reasonably be necessary for the operation or maintenance of office equipment. Nor shall Tenant keep or bring into the Premises or the Building any other toxic or hazardous material specifically disallowed pursuant to California state law.

6. Cooking / Odors / Nuisances. Tenant shall not permit its agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders to engage in the preparation and/or serving of foods unless the Premises includes a self-contained kitchen area. Nor shall Tenant permit the odors arising from such cooking, or any other improper noises, vibrations, or odors to be emanate from the Premises. Tenant shall not obtain for use in the Premises, ice, drinking water, food, beverage, towel or other similar services except at such reasonable hours and under such reasonable regulations as may be specified by Landlord.

Tenant hereby agrees to instruct all persons entering the Premises to comply with the requirements of the Building, by advising all persons entering the Premises that smoking of any tobacco or other substance is prohibited at all times, except in such Common Areas located outside the Building as may be designated by the Building management.

Tenant shall not permit Tenant’s agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders to interfere in any way with other tenants of the Building or with those having business with them.

Tenant shall not permit its agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders to bring or keep within the Building any animal, bird or bicycle, except such seeing-eye dog or other disability assistance type animal as may comply with the requirements of any handicapped ordinances having jurisdiction therefor.

Tenant shall store its trash and garbage within the Premises. No material shall be placed in the trash boxes or receptacles if such material is a hazardous waste or toxic substance or is of such a nature that its disposal in Landlord’s ordinary and customary manner of removing and disposing of trash and garbage would be a violation of any law, ordinance or company regulation governing such disposal. All garbage and refuse disposal shall be made only through entry ways and elevators provided for such purposes and at such times as Landlord shall designate. As and when directed by Landlord and/or if required by any governmental agency having jurisdiction therefor, Tenant shall comply with all directives for recycling and separation of trash.

Tenant shall not employ any person to do janitorial work in any part of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion.

Landlord reserves the right to exclude or expel from the Building any person who in Landlord’s sole discretion is intoxicated or under the influence of liquor or drugs or who, in any manner, engages in any act in violation of the Rules and Regulations of the Building.

Tenant shall not conduct any public or private auction, fire sale or other sale of Tenant’s personal property, furniture, fixtures or equipment or any other property located in or upon the Premises, without Landlord’s prior written consent, which consent shall be in Landlord’s sole discretion.

7. Storage. Tenant may only store goods, wares, or merchandise on or in the Premises in areas specifically designated by Landlord for such storage.

8. Directives to Management. Tenant’s requirements, other than those Landlord specifically agrees to perform elsewhere in this Lease, shall only be attended to upon the Building management’s receipt of Tenant’s written request therefor. Landlord’s employees shall not perform any work or do anything outside of their regular duties unless under special instruction from the Building management. No security guard, janitor or engineer or other employee of the Building management shall admit any person (Tenant or otherwise) to the Premises without specific instructions from the Office of the Building and written authorization for such admittance from Tenant.

9. Keys and Locks. Landlord shall furnish Tenant with thirty (30) keys free of charge to Tenant and the remainder shall be paid for by Tenant promptly after Landlord delivers an invoice for the same to Tenant, to the front door of the Premises, and two (2) keys to each other door lock existing in the Premises. Tenant shall reimburse Landlord a reasonable charge for these and any additional keys. Tenant shall not be permitted to have keys made, nor shall Tenant alter any lock or install a new or additional lock or bolts on any door of the Premises without Landlord’s prior written consent. Tenant shall, in each case, furnish Landlord with a key for any additional lock installed or changed by Tenant or Tenant’s agent(s). Tenant, upon the expiration or earlier termination of this Lease, shall deliver to Landlord all keys in the possession of Tenant or Tenant’s agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders for doors in the Building, whether or not furnished to Tenant by Landlord. If Tenant, or Tenant’s agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders, lose or misplace any key(s) to the Building, Landlord shall, in Landlord’s sole discretion, either replace said key(s) or re-key such locks as may be affected thereby, and Tenant shall reimburse Landlord for all such costs of such re-keying and/or replacement.

10. Solicitation. Tenant and/or its agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders shall not permit any canvassing, peddling, soliciting and/or distribution of handbills or any other written materials to occur in the Premises and/or the Building, nor shall Tenant or Tenant’s agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders engage in such solicitation or distribution activities.

11. Retail Sales, Services and Manufacturing Prohibited. Except with the prior written consent of Landlord, Tenant shall not sell, or permit the retail sale of, newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises, nor shall Tenant carry on or permit or allow any employee or other person to carry on the independent business of stenography, typewriting or any similar business in or from the Premises for the service or accommodation of other occupants of any other portion of the Building. Tenant shall not permit the Premises to be used for manufacturing or for any illegal activity of any kind, or for any business or activity other than for Tenant’s specific use.

12. Change in Name or Address. Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building, provided that Landlord reimburses Tenant for the reasonable cost of replacing all of Tenant’s existing stock of business stationery, cards, directories and other materials rendered obsolete as a result of such change.

13. Projections from Premises. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or the exterior walls of the Building or in any area projecting outside the interior walls of the Premises. Tenant shall not install or permit to be installed any awnings, air conditioning units or other projections, without the prior written consent of Landlord.

14. Superiority of Lease. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the covenants, agreements or provisions of this Lease. If a conflict or disagreement between the Lease and these Rules becomes apparent, this Lease shall prevail.

15. Changes to Rules and Regulations. Provided such changes do not materially harm Tenant’s ability to conduct its normal business operations, Landlord shall retain the right to change, add or rescind any rule or regulation contained herein, or to make such other and further reasonable and non-discriminatory Rules and Regulations as in Landlord’s sole judgment may, from time to time, become necessary for the management, safety, care and cleanliness of the Premises, the Building or the Parking Facilities, or for the preservation of good order therein, or for the convenience of other occupants and tenants therein, so long as such rescission, addition, deletion or change is thereafter reasonably applied to all occupants of the Building affected thereby.

PARKING RULES AND REGULATIONS

A.	Tenant shall strictly comply with all posted speed limits, directional signs, yield signs, stops signs and all other signs within or about the parking facilities.

B.	Tenant shall register all vehicle license plate numbers with the Building management.

C.	Tenant shall be responsible for the cost of repairing any damage to the parking facilities or cleaning any debris created or left by Tenant, including, without limitation, oil leakage from motor vehicles parked in the parking facilities under its auspices.

D.	Landlord, in addition to reserving the right to designate one or more areas solely for visitor parking, which areas may be changed by Landlord from time to time with or without prior notice to Tenant, reserves the right to allocate additional visitor spaces on any floor of the parking facilities. Tenant shall not park any vehicles in any spaces designated as visitor only spaces or customer spaces within the parking facilities.

E.	Tenant shall strictly comply with all rules, regulations, ordinances, speed limits, and statutes affecting handicapped parking and/or access, and shall not park any vehicles within the fire lanes, along parking curbs or in striped areas.

F.	Tenant shall only use the number of parking permits allocated to it and shall not permit more than one of its employees to utilize the same parking permit. Landlord reserves the right to assign or reassign parking spaces within the Parking facilities to Tenant from time to time, and provided Landlord is required to do so by reason of any action arising out of a governmental mandate imposed on Landlord, Landlord further reserves the right at any time to substitute an equivalent number of parking spaces in a parking facilities or subterranean or surface parking facility within a reasonable distance of the Premises.

G.	Except with Landlord’s managing agent(s)’ prior written consent, Tenant shall not leave vehicles in the parking facilities overnight, nor park any vehicles in the parking facilities other than automobiles, motorcycles, motor-driven or non-motor-driven bicycles or four-wheeled trucks or vans. Landlord may, in its sole discretion, designate separate areas for bicycles and motorcycles. Tenant shall ensure that vehicles parking in the parking facilities by using the parking permits assigned to Tenant shall be parked entirely within the striped lines designating a single space and are not so situated or of such a width or length as to impede access to or egress from vehicles parked in adjacent areas or doors or loading docks. Further, all vehicles utilizing Tenant’s parking permits shall not be higher than any height limitation that may be posted, or of such a size, weight or dimension so that entry of such vehicle into the parking facilities would cause any damage or injury thereto.

H.	Tenant shall not allow any of the vehicles parked using Tenant’s permits, or the vehicles of any of Tenant’s suppliers, shippers, customers or invitees to be loaded or unloaded in any area other than those specifically designated by Landlord for loading.

I.	Tenant shall not use or occupy the parking facilities in any manner which will unreasonably interfere with the use of the parking facilities by other tenants or occupants of the Building. Without limitation, Tenant agrees to promptly turn off any vehicle alarm system activated and sounding an alarm in the parking facilities. In the event said alarm system fails to turn off and no longer sound an intruder alert fifteen (15) minutes after commencing such an alarm, Landlord shall reserve the right to remove the vehicle from the parking facilities at Tenant’s sole expense.

J.	Tenant acknowledges that the Rules and Regulations as posted herein shall be in effect twenty-four hours per day, seven days per week, without exception.

K.	Tenant acknowledges that the uniformed guard officers and parking attendants serving the parking facilities are authorized to issue verbal and written warnings of Tenant’s violations of any of the rules and regulations contained herein. Except in the case of a car alarm continuing to sound in excess of a maximum of fifteen minutes, in which case no further notice by Landlord shall be required. If Tenant or Tenant’s agents, contractors, directors, employees, officers, partners or shareholders continue to materially breach these rules and regulations after expiration of written notice and the opportunity to cure has been given to Tenant, then in addition to such other remedies and request for injunctive relief it may have, Landlord shall have the right, without additional notice, to remove or tow away the vehicle involved and store the same, all costs of which shall be borne exclusively by Tenant and/or revoke Tenant’s parking privileges and rights under the Lease.

LANDLORD:			TENANT:

DOUGLAS EMMETT 2000, LLC, a Delaware limited liability company			REACHLOCAL, INC. a Delaware corporation

By:	DOUGLAS, EMMETT AND COMPANY, a California corporation, its agent		By:	/s/ Zorik Gordon
			Name:	Zorik Gordon
			Title:	President & CEO

	By:	/s/ Michael J. Means	By:
		Michael J. Means, Senior Vice President	Name:
Dated:	9/5/06		Title:

			Dated:	August 30, 2006

EXHIBIT D

MEMORANDUM OF LEASE TERM DATES AND RENT

To:

Re:	Lease dated August 30, 2006 between DOUGLAS EMMETT 2000, LLC, a Delaware limited liability company (“Landlord”), , a California limited liability partnership (“Tenant”) concerning Suite 1600 on the sixteenth (16th) floor of the office building located at 21700 Oxnard Street, Woodland Hills, California 91367.

Ladies and Gentlemen:

In accordance with the Office Lease (the “Lease”), we wish to advise you of and confirm the following:

1. The Lease Term shall commence on or has commenced on                          (“Commencement Date”) for a term of                          ending on                        .

2. Tenant acknowledges and agrees commencing                         , and continuing through                         , Tenant shall pay the initial Fixed Monthly Rent of $             per month.

Furthermore, as of the Commencement Date, the provisions of Section 3.3 are hereby deleted in their entirety, and replaced in lieu thereof, with the following:

“Commencing             , 20    , and continuing through             , 20    , the Fixed Monthly Rent payable by Tenant shall increase from $            , per month to $             per month;

Commencing             , 20    , and continuing through             , 20     the Fixed Monthly Rent payable by Tenant shall increase from $             per month to $             per month;

Commencing             , 20    , and continuing through             , 20    , the Fixed Monthly Rent payable by Tenant shall increase from $             per month to $             per month; and

Commencing                         , and continuing throughout the remainder of the initial Term, the Fixed Monthly Rent payable by Tenant shall increase from $             per month to $             per month.”

3. If the Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the Fixed Monthly Rent as provided for in the Lease.

4. Tenant acknowledges and agrees that Landlord has completed the Improvements for which Landlord was obligated under the Lease to Tenant’s satisfaction, and, as of the Commencement Date, the Premises were in good order and repair.

3. If the Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the Fixed Monthly Rent as provided for in the Lease.

4. Tenant acknowledges and agrees that Landlord has completed the Improvements for which Landlord was obligated under the Lease to Tenant’s satisfaction, and, as of the Commencement Date [or Delivery Date], the Premises were in good order and repair.

5. The exact Usable Area within the Premises is              square feet and the exact Rentable Area within the Premises is             .

6. The Security Deposit is confirmed to be $            ; Tenant’s Share as adjusted based upon the exact number of usable square feet within the Premises is     %; and Tenant shall be entitled to      permits for unreserved spaces,      of which Tenant shall be obligated to purchase      on a “must-take” basis.

7. Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Memorandum and that each person signing on behalf of Tenant is authorized to do so.

D-1

LANDLORD:		TENANT:

DOUGLAS EMMETT 2000, LLC, a Delaware limited liability company		REACHLOCAL, INC. a Delaware corporation

By:	DOUGLAS, EMMETT AND COMPANY, a California corporation,	By:
	its agent	Name:
Title:
By:
Michael J. Means, Senior Vice President

Dated:		By:
Name:
Title:

Dated:

D-2

EXHIBIT E

PRO FORMA LETTER OF CREDIT

[BANK LETTERHEAD]

Attention: Rita Silver, Controller

Douglas Emmett 2000, LLC

c/o Douglas, Emmett and Company

808 Wilshire Boulevard, Suite 200

Santa Monica, California 90401

Letter of Credit No.

Ladies and Gentlemen:

We hereby establish our Irrevocable Letter of Credit and authorize you to draw on us at sight for the account of REACHLOCAL, a Delaware corporation (“Applicant”), the aggregate amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00).

Funds under this Letter of Credit are available to the beneficiary hereof as follows:

Any and all of the sums hereunder may be drawn down at any time and from time to time from and after the date hereof by Douglas Emmett 2000, LLC, a Delaware limited liability company (“Beneficiary”), when accompanied by this Letter of Credit and a written statement signed by an authorized signatory of Beneficiary, certifying that Beneficiary is entitled to make such drawing pursuant to the Lease, together with a notarized certification by any such individual representing that such individual is authorized by Beneficiary to take such action on behalf of Beneficiary, and a sight draft executed and endorsed by such individual. The sums drawn by Beneficiary under this Letter of Credit shall be payable upon demand without necessity of notice.

This Letter of Credit is transferable in its entirety, without any limitation on the number of such transfers. Should a transfer be desired, such transfer will be subject to the return to use of this advice, together with written instructions.

The amount of each draft must be endorsed on the reverse hereof by the negotiating bank. We hereby agree that this Letter of Credit shall be duly honored upon presentation and delivery of the certification specified above.

This Letter of Credit is effective immediately and shall expire at 5:00 p.m., Pacific Standard Time on the date that is sixty (60) days after the Term of the Lease expires (the “Expiration Date”).

Notwithstanding the above expiration of this Letter of Credit, the term of this Letter of Credit shall be automatically renewed for successive, additional one (1) year periods (with the last such one (1) year period expiring no earlier than sixty (60) days after the expiration date of that certain Office Lease dated             , 2006, (the “Lease”) by and between Applicant, as Tenant, and Beneficiary, as Landlord), unless, at least sixty (60) days prior to any such date of expiration, the undersigned shall give written notice to Beneficiary, by certified mail, return receipt requested and at the address set forth above or at such other address as may be given to the undersigned by Beneficiary, that this Letter of Credit will not be renewed; it being understood that if the Applicant fails to maintain the Letter of Credit in the amount and in accordance with the terms of the Lease, Beneficiary shall have the right to present the Letter of Credit to us for payment.

Our obligation under this Letter of Credit shall not be affected by any circumstances, claim or defense, real or personal, of any party as to the enforceability of the Lease between Beneficiary and Applicant or the validity of Beneficiary’s claim, it being understood that our obligation shall be that of a primary obligor and not that of a surety, guarantor or accommodation maker.

Applicant shall pay all costs of, or in connection with, this Letter of Credit, including without limitation, any fees associated with the transfer or assignment of this Letter of Credit by the Beneficiary.

This Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993) Revision), International Chamber of Commerce publication 500.

This Letter of Credit sets forth in full the terms of our undertaking, and such terms shall not in any way be modified, amended, limited, discharged, or terminated except by a writing signed by authorized representatives of Beneficiary and the undersigned on or before the Expiration Date.

Very truly yours,

E-1

FIRST AMENDMENT TO OFFICE LEASE

This First Amendment to Office Lease (the “First Amendment”), dated January 31, 2008, is made by and between DOUGLAS EMMETT 2000, LLC, a Delaware limited liability company (“Landlord”), with offices at 808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401, and REACHLOCAL, INC., a California corporation (“Tenant”), with offices at 21700 Oxnard Street, Suite 1600, Woodland Hills, California 91367.

WHEREAS,

A. Landlord, pursuant to the provisions of that certain Office Lease, dated August 30, 2006 (the “Original Lease”), as amended by that certain Memorandum of Lease Term Dates and Rent, dated December 14, 2006 (collectively, the “Lease”) leased to Tenant and Tenant leased from Landlord space in the property located at 21700 Oxnard Street, Woodland Hills, California 91367 (the “Building”), commonly known as Suite 1600 (the “Existing Premises”);

B. The Term of the Lease expires on January 31, 2012, which Term Landlord and Tenant wish to hereby extend;

C. Tenant also wishes to expand its occupancy within the Building to include additional office space in the Building commonly known as Suite 1610 (the “Suite 1610 Expansion Space”) and Suite 1500 (the “Suite 1500 Expansion Space”), as shown on Exhibits A-1 and A-2, which expansion Landlord has conditionally permitted, contingent upon Tenant’s acceptance of and compliance with the provisions of this First Amendment; and

D. Landlord and Tenant, for their mutual benefit, wish to revise certain other covenants and provisions of the Lease.

NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the sufficiency of which Landlord and Tenant hereby acknowledge, Landlord and Tenant agree:

1.	Confirmation of Defined Terms. Unless modified herein, all terms previously defined and capitalized in the Lease shall hold the same meaning for the purposes of this First Amendment.

2.	Expansion Dates and Term.

2.1 Suite 1610. The expansion of the Premises to include the Suite 1610 Expansion Space contemplated hereunder shall be effective the next business day after the date Landlord substantially completes the Improvements (as defined in Exhibit B attached hereto) contemplated for the Suite 1610 Expansion Space under Exhibit B attached hereto (the “Suite 1610 Expansion Date”) and shall end, unless sooner terminated as otherwise provided herein or in the Lease, at midnight on the last calendar day of the calendar month which occurs five (5) years after the Suite 1500 Expansion Date as such term is defined in Section 2.2 below (the “Termination Date”). The anticipated Suite 1610 Expansion Date is March 31, 2008. In the event of any Tenant Delay (as such term is defined in Exhibit B), in addition to any other remedies available to Landlord under the Lease or applicable law, the Suite 1610 Expansion Date shall be the next business day after the date the Improvements would have been substantially completed had no such Tenant Delay occurred. Landlord and Tenant shall promptly execute an amendment to the Lease, confirming the finalized Suite 1610 Expansion Date and Termination Date as soon as they are determined.

For purposes of establishing the Suite 1610 Expansion Date, substantial completion shall be defined as that point in the construction process when a majority of all of the structural, mechanical, plumbing and electrical work (if any) contemplated under Exhibit B has been performed; the paint, carpet, hard flooring materials, and base moldings, if any, have been installed, and a majority of the other finish work specified in the final Plans and Specifications (as such term is defined in Exhibit B attached hereto) have been completed in such a manner that Tenant could, if it took possession of the Suite 1610 Expansion Space, conduct normal business operations in the Suite 1610 Expansion Space, provided that completion of any millwork shall not be required as a criterion for substantial completion.

Tenant’s taking possession of the Suite 1610 Expansion Space and/or commencing Tenant’s normal business operations in the Suite 1610 Expansion Space shall be deemed conclusive evidence that, as of the Suite 1610 Expansion Date:

a)	Landlord has substantially completed the Tenant Improvements contemplated hereunder for Suite 1610, except for any Punchlist (as such term is defined in Exhibit B attached hereto) items to be completed as identified on the Punchlist prepared by Landlord pursuant to Exhibit B; and

b)	the Suite 1610 Expansion Space is in good order and repair.

1

If for any reason (including any Tenant Delay or Landlord’s inability to complete the Improvements called for hereunder) Landlord is unable to deliver possession of the Suite 1610 Expansion Space to Tenant on the anticipated Suite 1610 Expansion Date, this First Amendment shall not be void or voidable, nor shall Landlord be liable to Tenant for any damage resulting from Landlord’s inability to deliver such possession. However, Tenant shall not be obligated to pay the Fixed Monthly Rent or Additional Rent that Tenant is required to pay for the Suite 1610 Expansion Space pursuant to this First Amendment until such possession of the Suite 1610 Expansion Space has been delivered to Tenant by Landlord, subject to any Tenant Delay. Except for such delay in the commencement of Rent (but subject to any acceleration of the Suite 1610 Expansion Date as a result of any Tenant Delay), Landlord’s failure to give possession on the anticipated Suite 1610 Expansion Date shall in no way affect Tenant’s obligations hereunder.

If possession of the Suite 1610 Expansion Space is not tendered by Landlord within sixty (60) days after the anticipated Suite 1610 Expansion Date, then, subject to any Tenant Delay, Tenant shall have the right to terminate this First Amendment with respect to the Suite 1610 Expansion Space only by giving written notice to Landlord within ten (10) days after such failure. Landlord shall have ten (10) days after receipt of such notice to cure such failure and, if Landlord has not cured the matter within such time period (subject to any Tenant Delay), this First Amendment with respect to the 1610 Expansion Space only shall terminate upon a second (2nd) written notice from Tenant after such failure to cure. If such notice of termination is not so given by Tenant within said ten (10) day time period, then this First Amendment shall continue in full force and effect.

If, due to Force Majeure, Landlord is unable to tender possession of the Suite 1610 Expansion Space within one hundred eighty (180) days after the anticipated Suite 1610 Expansion Date (but subject to a day for day extension for each day of a Tenant Delay), then this First Amendment shall terminate with respect to the Suite 1610 Expansion Space only, and the rights and obligations of Landlord and Tenant with respect to the Suite 1610 Expansion Space hereunder, shall terminate automatically, without further liability by either party to the other, and without further documentation being required.

2.2. Suite 1500. The expansion of the Premises to include the Suite 1500 Expansion Space contemplated hereunder shall be effective the next business day after the date Landlord substantially completes the Improvements contemplated under Exhibit B attached hereto (the “Suite 1500 Expansion Date”) and shall end, unless sooner terminated as otherwise provided herein or in the Lease, at midnight on the last calendar day of the calendar month which occurs five (5) years after the Suite 1500 Expansion Date (the “Termination Date”). The anticipated Suite 1500 Expansion Date is July 1, 2008. In the event of any Tenant Delay (as such term is defined in Exhibit B), in addition to any other remedies available to Landlord under the Lease or applicable law, the Suite 1500 Expansion Date shall be the next business day after the date the Improvements would have been substantially completed had no such Tenant Delay occurred. Landlord and Tenant shall promptly execute an amendment to the Lease, confirming the finalized Suite 1500 Expansion Date and Termination Date as soon as they are determined.

For purposes of establishing the Suite 1500 Expansion Date, substantial completion shall be defined in the same manner as specified in Section 2.1 above.

Tenant’s taking possession of the Suite 1500 Expansion Space and/or commencing Tenant’s normal business operations in the Suite 1500 Expansion Space shall be deemed conclusive evidence that, as of the Suite 1500 Expansion Date:

a) Landlord has substantially completed the Tenant Improvements contemplated hereunder for Suite 1500 Expansion Space, except for any Punchlist (as such term is defined in Exhibit B attached hereto) items to be completed as identified on the Punchlist prepared by Landlord pursuant to Exhibit B; and

b) the Suite 1500 Expansion Space is in good order and repair.

If for any reason (including any Tenant Delay or Landlord’s inability to complete the Improvements called for hereunder) Landlord is unable to deliver possession of the Suite 1500 Expansion Space to Tenant on the anticipated Suite 1500 Expansion Date, this First Amendment shall not be void or voidable, nor shall Landlord be liable to Tenant for any damage resulting from Landlord’s inability to deliver such possession. However, Tenant shall not be obligated to pay the Fixed Monthly Rent or Additional Rent that Tenant is required to pay for the Suite 1500 Expansion Space pursuant to the Lease as amended by this First Amendment until such possession of the Suite 1500 Expansion Space has been delivered to Tenant by Landlord, subject to any Tenant Delay. Except for such delay in the commencement of Rent (but subject to any acceleration of the Suite 1500 Expansion Date as a result of any Tenant Delay), Landlord’s failure to give possession on the anticipated Suite 1500 Expansion Date shall in no way affect Tenant’s obligations hereunder.

2

If possession of the Suite 1500 Expansion Space is not tendered by Landlord within sixty (60) days after the anticipated Suite 1500 Expansion Date, then, subject to any Tenant Delay, Tenant shall have the right to terminate this First Amendment with respect to the Suite 1500 Expansion Space only by giving written notice to Landlord within ten (10) days after such failure. Landlord shall have ten (10) days after receipt of such notice to cure such failure and, if Landlord has not cured the matter within such time period (subject to any Tenant Delay), this First Amendment with respect to the Suite 1500 Expansion Space only shall terminate upon a second (2nd) written notice from Tenant after such failure to cure. If such notice of termination is not so given by Tenant within said ten (10) day time period, then this First Amendment shall continue in full force and effect.

If, due to Force Majeure, Landlord is unable to tender possession of the Suite 1500 Expansion Space within one hundred eighty (180) days after the anticipated Suite 1500 Expansion Date (but subject to a day for day extension for each day of a Tenant Delay), then this First Amendment with respect to the Suite 1500 Expansion Space only, and the rights and obligations of Landlord and Tenant hereunder with respect to the Suite 1500 Expansion Space only, shall terminate automatically, without further liability by either party to the other, and without further documentation being required.

3.	Existing Premises Term. The Term of the lease of the Existing Premises is hereby extended from and including February 1, 2012 through and including midnight on the Termination Date (as defined above).

4.	Expansion of Premises.

Suite 1610.

As of the Suite 1610 Expansion Date, the definition of the Premises shall be revised to include both the Existing Premises and the Suite 1610 Expansion Space, and wherever in the Lease the word “Premises” is found, it shall thereafter refer to both the Existing Premises and the Suite 1610 Expansion Space together, as if the same had been originally included in said Original Lease.

As of the Suite 1610 Expansion Date, the Usable Area of the Premises shall increase from 9,247 square feet to 11,385 square feet and the Rentable Area of the Premises shall increase from 11,093 square feet to 13,658 square feet.

Suite 1500

As of the Suite 1500 Expansion Date, the definition of the Premises shall be revised to include the Existing Premises (which on the Suite 1500 Expansion Date will also include the Suite 1610 Expansion Space) and the Suite 1500 Expansion Space, and wherever in the Lease the word “Premises” is found, it shall thereafter refer to both the Existing Premises and the Suite 1500 Expansion Space together, as if the same had been originally included in said Original Lease.

As of the Suite 1500 Expansion Date, the Usable Area of the Premises shall increase from 11,385 square feet to 18,313 square feet and the Rentable Area of the Premises shall increase from 13,658 square feet to 21,982 square feet.

5.	Revision in Fixed Monthly Rent.

a.	Existing Premises.

Commencing on February 1, 2012, and continuing through the last calendar day of the forty-eighth (48th) calendar month following the Suite 1610 Expansion Date, the Fixed Monthly Rent payable by Tenant for the Existing Premises shall be $34,812.13 per month.

Commencing on the forty-ninth (49th) calendar month following the Suite 1610 Expansion Date, and continuing through the last calendar day of the sixtieth (60th) calendar month following the Suite 1610 Expansion Date, the Fixed Monthly Rent payable by Tenant for the Existing Premises shall increase from $34,812.13 per month to $36,378,67 per month.

Commencing on the sixty-first (61st) calendar month following the Suite 1610 Expansion Date, and continuing throughout the remainder of Term, the Fixed Monthly Rent payable by Tenant for the Existing Premises shall increase from $36,378.67 per month to $38,015.71 per month.

b.	Expansion Spaces.

(i)	Suite 1610.

Commencing on the Suite 1610 Expansion Date and continuing through the last calendar day of the twelfth (12th) calendar month following the Suite 1610 Expansion Date, the Fixed Monthly Rent payable by Tenant for the Suite 1610 Expansion Space shall be $7,053.75 per month.

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Commencing the first calendar day of the thirteenth (13 th) calendar month following the Suite 1610 Expansion Date, and continuing through the last calendar day of the twenty-fourth (24th) calendar month following the Suite 1610 Expansion Date, the Fixed Monthly Rent payable by Tenant for the Suite 1610 Expansion Space shall increase from $7,053.75 per month to $7,371.17 per month.

Commencing the first calendar day of the twenty-fifth (25th) calendar month following the Suite 1610 Expansion Date, and continuing through the last calendar day of the thirty-sixth (36th) calendar month following the Suite 1610 Expansion Date, the Fixed Monthly Rent payable by Tenant for the Suite 1610 Expansion Space shall increase from $7,371.17 per month to $7,702.87 per month.

Commencing the first calendar day of the thirty-seventh (37th) calendar month following the Suite 1610 Expansion Date, and continuing through the last calendar day of the forty-eighth (48th) calendar month following the Suite 1610 Expansion Date, the Fixed Monthly Rent payable by Tenant for the Suite 1610 Expansion Space shall increase from $7,702.87 per month to $8,049.50 per month.

Commencing the first calendar day of the forty-ninth (49th) calendar month following the Suite 1610 Expansion Date, and continuing through the last calendar day of the sixtieth (60th) calendar month following the Suite 1610 Expansion Date, the Fixed Monthly Rent payable by Tenant for the Suite 1610 Expansion Space shall increase from $8,049.50 per month to $8,411.73 per month.

Commencing the first calendar day of the sixty-first (61st) calendar month following the Suite 1610 Expansion Date, and continuing throughout the remainder of the Term, the Fixed Monthly Rent payable by Tenant for the Suite 1610 Expansion Space shall increase from $8,411.73 per month to $8,790.26 per month.

(ii)	Suite 1500

Commencing on the Suite 1500 Expansion Date and continuing through the last calendar day of the twelfth (12th) calendar month following the Suite 1610 Expansion Date, the Fixed Monthly Rent payable by Tenant for the Suite 1500 Expansion Space shall be $22,891.00 per month.

Commencing the first calendar day of the thirteenth (13th) calendar month following the Suite 1610 Expansion Date, and continuing through the last calendar day of the twenty-fourth (24th) calendar month following the Suite 1610 Expansion Date, the Fixed Monthly Rent payable by Tenant for the Suite 1500 Expansion Space shall increase from $22,891.00 per month to $23,921.10 per month.

Commencing the first calendar day of the twenty-fifth (25th) calendar month following the Suite 1610 Expansion Date, and continuing through the last calendar day of the thirty-sixth (36th) calendar month following the Suite 1610 Expansion Date, the Fixed Monthly Rent payable by Tenant for the Suite 1500 Expansion Space shall increase from $23,921.10 per month to $24,997.54 per month.

Commencing the first calendar day of the thirty-seventh (37th) calendar month following the Suite 1610 Expansion Date, and continuing through the last calendar day of the forty-eighth (48th) calendar month following the Suite 1610 Expansion Date, the Fixed Monthly Rent payable by Tenant for the Suite 1500 Expansion Space shall increase from $24,997.54 per month to $26,122.43 per month.

Commencing the first calendar day of the forty-ninth (49th) calendar month following the Suite 1610 Expansion Date, and continuing through the last calendar day of the sixtieth (60th) calendar month following the Suite 1610 Expansion Date, the Fixed Monthly Rent payable by Tenant for the Suite 1500 Expansion Space shall increase from $26,122.43 per month to $27,297.94 per month.

Commencing the first calendar day of the sixty-first (61st) calendar month following the Suite 1610 Expansion Date, and continuing throughout the remainder of the Term, the Fixed Monthly Rent payable by Tenant for the Suite 1500 Expansion Space shall increase from $27,297.94 per month to $28,526.35 per month.

6.	Revision to Tenant’s Share and Tenant’s Common Area Share. As of the Suite 1610 Expansion Date, Tenant’s Share, solely as it relates to the Suite 1610 Expansion Space, shall be 0.54%, and Tenant’s Common Area Share, solely as it relates to the Suite 1610 Expansion Space, shall be 0.36%.

As of the Suite 1500 Expansion Date, Tenant’s Share, solely as it relates to the Suite 1500 Expansion Space, shall be 1.76%, and Tenant’s Common Area Share, solely as it relates to the Suite 1500 Expansion Space, shall be 1.18%.

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7.	Revision to Base Year. As of each of the Suite 1610 Expansion Date and the Suite 1500 Expansion Date, respectively, the Base Year for Tenant’s payment of increases in Operating Expenses, solely as it relates to each of the Suite 1610 Expansion Space and the Suite 1500 Expansion Space, shall be calendar year 2008. The Base Year for the Existing Premises shall not change.

8.	Modification to Security Deposit. Landlord acknowledges that it currently holds the sum of $29,380.26 as a Security Deposit under the Lease, which amount Landlord shall continue to hold throughout the Existing Term, unless otherwise applied pursuant to the provisions of the Lease. Concurrent with Tenant’s execution and tendering to Landlord of this First Amendment, Tenant shall tender the sum of $45,952.06, which amount Landlord shall add to the Security Deposit already held by Landlord, so that thereafter, throughout the Term, provided the same is not otherwise applied, Landlord shall hold a total of $75,332.32 as a Security Deposit on behalf of Tenant. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other laws, statutes, ordinances or other governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in Article 18 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of the Lease or the acts or omission of Tenant or any Tenant Party. As used in the Lease a “Tenant Party” shall mean Tenant, any employee of Tenant or any agent, authorized representative, design consultant or construction manager engaged by or under the control of Tenant.

9.	Parking. As of the Suite 1610 Expansion Date, Tenant shall purchase on a “must-take” basis an additional nine (9) unreserved parking spaces at the prevailing monthly Building parking rates then in effect, plus any and all applicable taxes, which monthly rates may change from time to time, in Landlord’s sole and absolute discretion. As of the Suite 1500 Expansion Date, Tenant shall purchase on a “must-take” basis an additional twenty-seven (27) unreserved parking spaces at the prevailing monthly Building parking rates then in effect, plus any and all applicable taxes, which monthly rates may change from time to time, in Landlord’s sole and absolute discretion. Accordingly, Tenant shall be obligated to purchase a total of thirty (36) additional unreserved parking spaces with respect to the expansion spaces under this First Amendment.

10.	Acceptance of Premises. Tenant acknowledges that (i) it has been in possession of the Existing Premises for over one (1) year, and (ii) to the best of Tenant’s knowledge, as of the date hereof, it has no claim against Landlord in connection with the Existing Premises or the Lease. Tenant has made its own inspection of and inquiries regarding the Suite 1610 Expansion Space and the Suite 1500 Expansion Space and, except for the Improvements to be completed pursuant to Exhibit B attached hereto and made a part hereof, Tenant accepts each of the Suite 1610 Expansion Space and the Suite 1500 Expansion Space in its “as-is” condition. Tenant further acknowledges that Landlord has made no currently effective representation or warranty, express or implied regarding the condition, suitability or usability of the Existing Premises, the Suite 1610 Expansion Space or the Suite 1500 Expansion Space or the Building for the purposes intended by Tenant.

11.	Letter of Credit. Landlord currently holds a letter of credit (“Original LC”) in the amount of $300,000 (“Original LC Amount”), which Original LC Amount is subject to reduction in accordance with the last grammatical paragraph of Article 24 of the Original Lease and which Landlord shall continue to hold in accordance with the terms of the Original Lease as security for Tenant’s obligation under the Lease. In accordance with the Original Lease, the Original LC Amount shall decrease to $225,000.00 on December 1, 2008; to $150,000.00 on December 1, 2009; and to $75,000.00 on December 1, 2010. There shall be no further reductions of the Original LC Amount thereafter. Notwithstanding the foregoing, the Original LC Amount shall be decreased only if (a) there does not then exist a default or breach by Tenant of its obligations or liabilities under the Lease which continues after the expiration of any applicable cure period, and (b) neither the Lease nor Tenant’s right to possession of the Premises has been terminated.

In addition, concurrently with the execution of this First Amendment, Tenant shall deliver to Landlord, as collateral for the full and faithful performance by Tenant of all of its obligations under the Lease, as amended hereby, an irrevocable and unconditional negotiable letter of credit (the “Letter of Credit”), substantially in the form attached as Exhibit C hereto and made a part hereof, and containing the terms required herein, payable in the County of Los Angeles, California, running in favor of Landlord, issued by a solvent bank reasonably approved by Landlord under the supervision of the Superintendent of Banks of the State of California, or a National Banking Association, in the amount of $200,000.00 (“LC Amount”). The Letter of Credit shall be:

a) at sight and irrevocable;

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b) maintained in effect for the entire period from the date of execution of this First Amendment through the date which is sixty (60) days following the expiration of the Term of the Lease (“Letter of Credit Expiration Date”), provide that the expiration date thereof shall be no earlier than the Letter of Credit Expiration Date or provide for automatic renewal thereof at least through the Lease Expiration Date, unless the issuing bank provides at least sixty (60) days prior written notice to Landlord of such non-renewal by certified mail, return receipt requested at the address set forth on the form of Letter of Credit attached as Exhibit C, and Tenant shall deliver a new Letter of Credit to Landlord at least sixty (60) days prior to the expiration of the Letter of Credit without any action whatsoever on the part of Landlord;

c) subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev) International Chamber of Commerce Publication #500, as amended or revised; and

d) fully assignable by Landlord in connection with any number of transfers of Landlord’s interest in the Lease (with Tenant bearing any fees, costs or expenses in connection with any such transfer), and permit partial draws.

In addition to the foregoing, the form and terms of the Letter of Credit (and the bank issuing the same) shall be acceptable to Landlord, in Landlord’s reasonable discretion, and shall provide, among other things, in effect that:

i) Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit upon the presentation to the issuing bank of Landlord’s (or Landlord’s then managing agent’s) written statement that Landlord is entitled to make such drawing under the Lease, it being understood that if Landlord or its managing agent be a corporation, partnership or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity);

ii) the Letter of Credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of such statement; and

iii) in the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part (or cause a substitute letter of credit to be delivered, as applicable) to the transferee and thereupon the Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord.

If, as a result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the LC Amount, Tenant shall, within five (5) days thereafter, provide Landlord with an additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total amount of the LC Amount) and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 10, and if Tenant fails to comply with the foregoing, the same shall constitute an uncurable default by Tenant.

Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit, or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the Letter of Credit Expiration Date, Landlord will accept a renewal letter of credit or substitute letter of credit (such renewal or substitute letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the Letter of Credit Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion. However, if the Letter of Credit is not timely renewed or a substitute letter of credit is not timely received, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Section 10, Landlord shall have the right to present the Letter of Credit to the issuing bank in accordance with the terms of this Section 10, and the entire sum evidenced thereby shall be paid to and held by Landlord as cash (the “Cash Collateral”) to be held as collateral for performance of all of Tenant’s obligations under the Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under the Lease pending Tenant’s delivery to Landlord of the required replacement letter of credit in the LC Amount and otherwise complying with all of the provisions of this Section 10. Upon delivery of such replacement letter of credit, any Cash Collateral held by Landlord shall be returned to Tenant. Landlord shall have the right to hold Cash Collateral in a deposit account in the name of Landlord and commingle the Cash Collateral with its general assets and Tenant hereby grants Landlord a security interest in the Cash Collateral. Tenant shall not be entitled to any interest earned on the Cash Collateral.

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If there shall occur a default under the Lease beyond any applicable grace period, Landlord may, but without obligation to do so, draw upon the Letter of Credit and/or utilize the Cash Collateral, in part or in whole, to cure any default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which may be sustained by Landlord resulting from Tenant’s default. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw from the Letter of Credit. No condition or term of the Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner.

Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or Cash Collateral be:

a)	deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7;

b)	subject to the terms of such Section 1950.7; or

c)	intended to serve as a “security deposit” within the meaning of such Section 1950.7.

The parties hereto:

i) recite that the Letter of Credit and/or Cash Collateral, as the case may be, is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto; and

ii) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

Notwithstanding any contrary provision of this Section 11, and subject to the conditions set forth in the last sentence of this paragraph, commencing on the date that is the first calendar day of the twenty-fifth (25) calendar month following the Suite 1500 Expansion Date, the LC Amount shall decrease as follows (i) to $125,000 on the date that is the first calendar day of the twenty-fifth (25th) calendar month following the Suite 1500 Expansion Date; (ii) to $75,000 on the date that is the first calendar day of the forty-ninth (49 th) calendar month following the Suite 1500 Expansion Date; and to zero dollars on the Termination Date. Notwithstanding the foregoing, the LC Amount shall be decreased only if (a) there does not then exist a default or breach by Tenant of its obligations or liabilities under the Lease (as may be amended) which continues after the expiration of any applicable cure period, and (b) neither the Lease nor Tenant’s right to possession of the Premises has been terminated.

12.	Relocation. Landlord shall have the right at any time, except during the last twelve (12) months of the Term (as extended under this First Amendment), and after giving Tenant a minimum of one hundred twenty (120) days’ prior written notice, to:

a)	provide and furnish Tenant with space elsewhere in the Building of approximately the same size as the Premises (as expanded hereunder) with improvements (to be constructed by Landlord at Landlord’s sole cost and expense) comparable to the improvements in the Premises (the “Substitute Premises”), and

b)	relocate Tenant to such Substitute Premises at Landlord’s sole cost and expense.

Landlord shall pay all reasonable costs and expenses incurred as a result of such relocation (including Tenant’s reasonable out-of-pocket reprinting costs for announcements, replacing Tenant’s existing stock of stationary and business cards and the costs of relocating Tenant’s furniture and telephone, computer and data cabling equipment). If Landlord moves Tenant to the Substitute Premises, each and every term, covenant and condition of this Lease shall remain in full force and effect and be deemed applicable to the Substitute Premises, as though Landlord and Tenant had entered into an express written amendment of this Lease with respect thereto, except that if the approximate Rentable square footage of the Substitute Premises is less than that of the Premises, the Fixed Monthly Rent and Tenant’s Share and Tenant’s Common Area Share of Operating Expense increases shall be appropriately reduced.

If Tenant refuses to permit Landlord to relocate Tenant as specified above, Landlord shall have the right to terminate this Lease effective one hundred twenty (120) days from the date Landlord provided Tenant with the original notification of intent to relocate.

13.	Option to Terminate Lease Early.

13.1 Early Termination Date and Notice. Tenant may elect to terminate the Lease, as amended hereby, as of the end of the thirty-sixty (36th) full calendar month after the Suite 1500 Expansion Date (the “Early Termination Date”) by giving Landlord written notice (the “Termination Notice”) during the twenty-seventh (27th) full calendar month after the Suite 1500 Expansion Date (the “Notice Period”), with said notice being sent Certified Mail, Return Receipt Requested.

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Section 13.2. Contingencies to Early Termination. Provided that:

a) the Termination Notice is duly and timely received by Landlord;

b) Tenant is not in default under the Lease (following delivery of any required notice and expiration of any applicable cure period) as of the date the Termination Notice is received by Landlord and as of the Early Termination Date, and

c) Tenant complies with all the requirements contained in this Section 13,

then, as of the Early Termination Date, Landlord and Tenant shall be released from liability for any of their respective obligations under the Lease, as amended hereby, except for such obligations as specifically herein continue after the expiration or earlier termination of the Lease, as amended hereby. If Tenant fails to comply with the requirements of this Section 13 or fails to pay the Termination Consideration (as defined below) as specified in Section 13 below, which failure shall include but not be limited to Tenant’s check being returned by the bank for any reason whatsoever, such failure shall constitute a material default of this provision and shall serve to nullify the terms and conditions of this Section 13, in which case the Lease, as amended hereby, shall continue in full force and effect for the remainder of the Term.

Section 13.3. Tenant’s Compensation to Landlord for Early Termination. As soon as is reasonably possible after Landlord’s receipt of the Termination Notice, Landlord shall send to Tenant a statement for an amount equal to the unamortized cost (utilizing a nine percent (9%) annual interest factor) as of the Early Termination Date of (a) the Allowance under this First Amendment and (b) leasing commissions in connection with this First Amendment (collectively, the “Termination Consideration”), Tenant shall pay Landlord the total so billed within ten (10) days of Tenant’s receipt of such statement.

Section 13.4. Expiration of Option to Terminate Early. Provided that Tenant has not already delivered the Termination Notice specified hereinabove, then, effective the first calendar day of the twenty-eighth (28) full calendar month after the Suite 1500 Expansion Date, the provisions of this Section 13 shall be deemed null, void and of no further force or effect.

14.	Warranty of Authority. If Landlord or Tenant signs as a corporation or limited liability company or a partnership, each of the persons executing this First Amendment on behalf of Landlord or Tenant hereby covenants and warrants that the applicable entity executing herein below is a duly authorized and existing entity that is qualified to do business in California; that the person(s) signing on behalf of either Landlord or Tenant have full right and authority to enter into this First Amendment; and that each and every person signing on behalf of either Landlord or Tenant are authorized in writing to do so.

15.	Broker Representation. Landlord and Tenant represent to one another that it has dealt with no broker in connection with this First Amendment other than Douglas Emmett Management, LLC and Studley, Inc. Landlord and Tenant shall hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation. Landlord agrees to pay all commissions due to the brokers listed above created by Tenant’s execution of this First Amendment.

16.	Confidentiality. Landlord and Tenant agree that the covenants and provisions of this First Amendment shall not be divulged to anyone not directly involved in the management, administration, ownership, lending against, or subleasing of the Premises, other than Tenant’s or Landlord’s counsel-of-record or leasing or sub-leasing broker of record.

17.	Governing Law. The provisions of this First Amendment shall be governed by the laws of the State of California.

18.	Deleted Provisions. Articles 23, 25 and 26 of the Original Lease are hereby deleted in their entirety.

19.	Reaffirmation. Landlord and Tenant acknowledge and agree that the Lease, as amended herein, constitutes the entire agreement by and between Landlord and Tenant relating to the Premises, and supersedes any and all other agreements written or oral between the parties hereto. Furthermore, except as modified herein, all other covenants and provisions of the Lease shall remain unmodified and in full force and effect.

20.	Submission of Document. No expanded contractual or other rights shall exist between Landlord and Tenant with respect to the expansion space described in this First Amendment until both Landlord and Tenant have executed and delivered this First Amendment, whether or not any additional rental or security deposits have been received by Landlord, and notwithstanding that Landlord has delivered to Tenant an unexecuted copy of this First Amendment.

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The submission of this First Amendment to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or an option for the Tenant to lease the expansion space described in this First Amendment or otherwise create any interest by Tenant in the therein or any other portion of the Building other than the original Existing Premises currently occupied by Tenant. Execution of this First Amendment by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this First Amendment to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this document, effective the later of the date(s) written below.

LANDLORD:			TENANT:
DOUGLAS EMMETT 2000, LLC, a Delaware limited liability company			REACHLOCAL, INC., A California corporation

By:	Douglas Emmett Management, LLC, a Delaware limited liability company, its Agent		By:	/s/ Zorik Gordon
			Name:	Zorik Gordon
	By:	Douglas Emmett Management, Inc., a Delaware corporation, its Manager	Its:	CEO

			By:	/s/ Alan Urban
	By:	/s/ Michael J. Means	Name:	Alan Urban
		Michael J. Means Senior Vice President	Its:	CFO

Date:	2/4/08		Dated:	1-31-2008

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EXHIBIT A – SUITE 1610 EXPANSION SPACE PLAN

Suite 1610 at 21700 Oxnard Street, Woodland Hills, California 91367

Rentable Area: approximately 2,565 square feet

Usable Area: approximately 2,138 square feet

A-1

EXHIBIT A – SUITE 1500 EXPANSION SPACE PLAN

Suite 1500 at 21700 Oxnard Street, Woodland Hills, California 91367

Rentable Area: approximately 8,324 square feet

Usable Area: approximately 6,928 square feet

A-2

EXHIBIT B

IMPROVEMENT CONSTRUCTION AGREEMENT

CONSTRUCTION TO BE PERFORMED BY LANDLORD WITH AN ALLOWANCE

Section 1. Completion of Improvements. Landlord, through its general contractor (“Contractor”), shall furnish and install within the Suite 1610 Expansion Space and the Suite 1500 Expansion Space those items of general construction, shown on the final Plans and Specifications (as hereinafter defined) approved by Landlord and Tenant pursuant to the Schedule of Approvals below, in compliance with all applicable codes and regulations, and complete any construction required in the Common Areas of the Building when such construction is required by or arises out of completion of the Improvements (collectively the “Improvements”). This work letter shall govern the installation of the Improvements in both the Suite 1610 Expansion Space and the Suite 1500 Expansion Space, provided that it is understood and agreed by Landlord and Tenant that the Improvements in each space shall be constructed at different times. All references to the defined term “Premises” herein shall mean and refer to the Suite 1610 Expansion Space and the Suite 1500 Expansion Space and the definition of Improvements shall mean and refer to the Improvements to be constructed in each particular space.

The definition of Improvements shall include all costs associated with completing the Tenant Improvements, including but not limited to, space planning, design, architectural, and engineering fees, contracting, labor and material costs, municipal fees, plan check and permit costs, and document development and/or reproduction. The Space Plan and the Plans and Specifications (each as defined in Section 3 of this Exhibit B) shall be subject to Landlord’s prior review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Without limiting Landlord’s discretion to reasonably withhold its approval, Tenant agrees that it shall be reasonable for Landlord to withhold its approval of any aspect of Tenant’s Space Plan or Plans and Specifications (or, in either case, any proposed changes thereto) which (i) adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants, (ii) would violate any governmental laws, rules or ordinances; (iii) would require any changes to the base, shell and core of the Building, and/or (iv) are inconsistent with the standards of first class office buildings in the vicinity of the Building. Landlord shall provide a written statement of any disapproval of any Space Plan or Plans and Specifications stating the reasons for Landlord’s disapproval.

Tenant acknowledges and agrees that any change in the scope of work or details of construction after Tenant’s approval of the Plans and Specifications shall constitute a “Change Order”, the costs of which Tenant shall pay pursuant to this Exhibit B. To the extent the Change Order delays construction of the Improvements, or if Tenant fails to approve or pay for the Change Order upon submission of the Change Order, the same shall be a Tenant Delay. Contractor shall have no obligation to commence or continue work on the Improvements until Tenant pays for such Change Order provided that Contractor may elect, in its reasonable discretion, to continue work (without waiving Landlord’s right to receive payment and Tenant’s obligation to pay) with respect to the subject Change Order.

Section 2. Landlord’s Allowance.

a)	Tenant shall bear all costs of construction of the Improvements in excess of the “Allowance” (as hereinafter defined) and any architectural services fees and costs in excess of the maximum sum for architectural service fees as specified in Section 2 b) below, and shall deposit such excess costs with Landlord pursuant to the provisions of Subsection 2 (d) hereinbelow. In addition, Tenant shall reimburse Landlord for any and all of Landlord’s out of pocket costs incurred in reviewing Tenant’s Space Plan and/or Plans and Specifications or any Change Order or for any other “peer review” work associated with Landlord’s review of Tenant’s Space Plan or Plans and Specifications or any Change Order, including, without limitation, Landlord’s out of pocket costs incurred in engaging any third party engineers, contractors, consultants or design specialists. Tenant shall pay such costs to Landlord within five (5) business days after Landlord’s delivery to Tenant of a copy of the invoice(s) for such work, it being understood and agreed by Landlord and Tenant that such third party may submit its invoice to Landlord before or after the completion of the Improvements but Tenant’s obligation to pay the same shall remain in force and effect until paid. Landlord shall have no obligation whatsoever to commence construction of the Improvements until such time as Tenant has deposited the excess costs of construction, and Tenant’s failure to make such deposit timely, as required, shall be assessed against Tenant as a Tenant Delay.

b)

Landlord shall contribute a maximum sum of $22.50 per square foot of Usable Area contained in both the Suite 1610 Expansion Space and in the Suite 1500 Expansion Space, which amount equals a total of $203,985 for both expansion suites (the “Allowance”), provided, however, out of the Allowance (and not in addition to it), Tenant shall have the right to allocate an amount up to a maximum of $2.50 per square foot of Usable Area contained in both expansion suites (which is the total amount of $22,665.00) for telecommunication and data cabling expenses. Tenant may apply

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the total Allowance towards completion of the Improvements in either or both the Suite 1610 Expansion Space and/or the Suite 1500 Expansion Space, and which amounts Landlord shall pay directly to Contractor for Tenant’s account (provided that the fees and costs attributable to architectural services shall not exceed an aggregate amount equal to $2.00 per square foot of Usable Area of the Premises and Tenant shall pay such excess costs to Landlord, which excess costs shall not be chargeable against the Allowance). Landlord shall have no obligation to disburse the Allowance for any work performed as contemplated by this Exhibit B after the expiration of six (6) months following the full execution of this Lease.

c)	Prior to commencing construction of the Improvements, Landlord shall submit to Tenant a written estimate showing the total anticipated cost of the Improvements (the “Cost Estimate”), which shall include Contractor’s overhead and profit, and an estimate of all fees. No administrative fee shall be required for supervision of completion of the construction because Landlord’s contractor shall perform the work.

Tenant’s failure to give written approval of such statement within five (5) business days after submission thereof shall be a Tenant Delay and shall be conclusively deemed a disapproval of the Cost Estimate, and Contractor shall not commence work on the Improvements until such approval is given by Tenant to Landlord. In addition, a Tenant Delay shall be deemed to have occurred commencing on the sixth (6th) business day after submission of the Cost Estimate and continuing for each day thereafter that Tenant has not approved the same.

d)	Tenant agrees to pay Landlord within five (5) business days after receipt of Landlord’s Cost Estimate for the estimated cost of all the Improvements in excess of the Allowance. Tenant’s failure to make such payment within five (5) business days after receipt of Landlord’s billing, shall be a material default under the Lease, and a Tenant Delay shall be assessed for the entire time period that such failure continues. Such failure to pay shall release Landlord from any obligation to commence or continue construction of the Improvements.

Tenant hereby authorizes Landlord to pay Contractor interim payments from the funds so deposited towards completion of the Improvements, except that Landlord shall retain the sum of ten percent (10%) of the total cost of Improvements, as revised by Change Orders, if any, until the date Contractor provides Landlord with reasonable documentation that the Improvements have been substantially completed in accordance with the Plans and Specifications.

In the event there is any difference between the estimated cost of the Improvements, the final cost of the Improvements; any initial or interim payments made by Tenant towards completion thereof, then after Contractor has substantially completed the Improvements, Landlord shall provide Tenant with a final statement (the “Final Statement”) showing such difference, the amount of the Allowance disbursed to pay for the Improvements and the balance therefore owing from or to Tenant. Any balance owed to Tenant shall be returned with such statement, and any shortfall due Landlord shall be paid by Tenant within five (5) days after Tenant’s receipt of the Final Statement.

e)	As used in this Lease, “Tenant Delay” shall mean any delay in the design or construction of the Improvements which is due to any act or omission of Tenant or any Tenant Party (as such term is hereinafter defined), regardless of whether such act or omission is wrongful, negligent or otherwise. A “Tenant Delay” shall include, but shall not be limited to (i) the failure of Tenant or Tenant Party to comply with any design or construction schedule or other provision expressly set forth in this Lease (including, without limitation, this Exhibit B) requiring Tenant or any Tenant Party to respond to, review, authorize or approve any matter, or perform an obligation (including, without limitation, the obligation to pay, when due, any amounts required to be paid by Tenant pursuant to this Lease or to participate in any design or construction meetings or inspections of which Tenant or the Tenant Party had reasonable notice) within the time period specified in this Lease or in any written notice; (ii) any delay attributable to any Change Order (as such term is defined in this Exhibit B) or any other changes in or additions to the Space Plan or Plans and Specifications (as such terms are defined in this Exhibit B); (iii) any delay attributable to the inclusion in the Improvements or any Change Order or finishes, fixtures, millwork, carpet and other materials or services that are not locally available, or are above standard office improvements; or (iv) the failure to comply with any of the terms of this Exhibit B attached hereto.

f)	Landlord and Tenant agree that if the Improvements are actually constructed in the Suite 1610 Expansion Space and the Suite 1500 Expansion Space by Contractor at a cost which is less than the Allowance there shall be no monetary adjustment between Landlord and Tenant or offset against Rent or other sums owed by Tenant to Landlord under this Lease, and the cost savings shall be retained by Landlord and relinquished by Tenant.

Section 3. Plans and Specifications. Tenant shall submit to Landlord’s architect or space planner (the “Architect”) any and all information and directions as are necessary and as may be requested by the Architect to enable the Architect to prepare a space plan showing in such detail as deemed necessary by

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the Architect all demising walls, corridors, entrance, exits, doors, interior partitions and the location of all offices, conference rooms, computer rooms, kitchens and the like (“Space Plan”) and to enable Architect to prepare the Plans and Specifications required for the construction of the Improvements. Landlord shall submit the Space Plan to Tenant and Tenant shall approve or comment upon the Space Plan within the time period shown on the Schedule of Approvals set forth below in Section 5 of this Exhibit B. Following approval of the Space Plan, the Architect shall prepare and submit to Tenant construction drawings based on the Space Plan, which drawings shall include a description of all finishes and materials (“Plans and Specifications”). Tenant shall approve or comment upon the Plans and Specifications within the time period shown on the Schedule of Approvals.

Any failure by the Tenant to comply with the Schedule of Approvals or to provide information to the Architect as necessary shall be a Tenant Delay.

Section 4. Completion, of Work Not included as Improvements. Any work not shown in the Plans and Specifications, including but not limited to, data and telephone cabling and equipment, furnishings, installation of Tenant’s trade fixtures or cabinetry (collectively “Tenant’s Work”), shall be separately contracted and paid for by Tenant. Tenant shall obtain Landlord’s prior written approval of Tenant’s suppliers and contractors prior to commencement of any of Tenant’s Work. If Landlord’s consent is granted, then as a condition to such consent and prior to the commencement of any Tenant Work, Tenant shall submit a schedule to Landlord and Contractor, for their review and approval, which schedule shall detail the timing and purpose (e.g., a description of the work proposed to be performed) of Tenant’s Work. Tenant shall comply with any reasonable adjustments to Tenant’s proposed schedule requested by Landlord. If the performance of any Tenant Work interferes with the construction of the Improvements or otherwise delays completion of the Improvements, the same shall be deemed a Tenant Delay under this Lease. Subject to the foregoing, Landlord shall give reasonable access to Tenant’s suppliers and contractors so as to achieve timely completion of any Tenant Work, provided that such suppliers and contractors shall be under the reasonable administrative control and supervision of Landlord.

Section 5. Schedule of Approvals. Tenant shall comply with the schedule (“Schedule of Approvals”) set forth below. Tenant’s failure to comply with the Schedule of Approvals shall be a Tenant Delay.

Event	Time

Deadline by which Tenant shall have met with Landlord’s space planner.	On or before five (5) business days after this First Amendment is mutually executed with respect to Suite 1610 Expansion Space and forty-five (45) days after this First Amendment is executed with respect to the Suite 1500 Expansion Space

Deadline for Tenant’s approval of Space Plan.	On or before five (5) business days after receipt by Tenant

Deadline for Tenant’s approval of final Plans and Specifications (including finishes and materials)	On or before five (5) business days after receipt by Tenant

Deadline for Tenant’s approval of Landlord’s Cost Estimate.	On or before five (5) business days after receipt by Tenant

Section 6. Construction Insurance Requirements. Contractor, at the its sole expense, shall obtain and maintain public liability and workmen’s compensation insurance adequate to protect Tenant and Landlord from and against any and all liability for death or injury to persons or damage to property caused in or about the Premises by reason of completion of the Improvements.

Tenant shall, at Tenant’s sole expense, either obtain and maintain public liability and workmen’s compensation insurance adequate to fully protect Landlord as well as Tenant from and against any and all liability for death or injury to persons or damage to property caused in or about the Premises by reason completion of any Tenant Work, or shall cause Tenant’s contractors or subcontractors to provide such insurance.

Section 7. Completion of Punchlist. Prior to Tenant’s taking occupancy of the Premises, the representatives of each of Landlord and Tenant as specified in Section 9, below, shall conduct a joint inspection of the Premises for the purpose of developing a written “punchlist” of Improvement items, if any, that do not conform to the Plans and Specifications and any Change Orders (the “Punchlist”). Provided that said items were included within Plans and Specifications or Change Orders approved by the Landlord, Landlord shall endeavor to correct those items not yet completed within thirty (30) days

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after creation of the Punchlist. Tenant’s failure or refusal to participate in such inspection in a timely manner (provided Tenant has received reasonable notice of the readiness of the Premises for such inspection) or to sign off on the Punchlist, shall constitute Tenant’s waiver of its rights pursuant to this Section 7 and the Punchlist as prepared by Landlord, if any, shall be the approved Punchlist hereunder.

Section 8. Construction Warranties. Landlord agrees that, subject to Tenant’s performance of Tenant’s obligation under this Exhibit B and after Landlord shall complete the Improvements, Landlord shall correct any construction defects about which Tenant notifies Landlord in writing within one (1) year following the Commencement Date. Tenant’s right to repair of any defect shall be extended for such longer period as may be covered by warranties provided by Contractor or subcontractor(s).

Section 9. Meetings. Upon commencement of the planning and construction process, Landlord’s representatives shall hold meetings on a regular basis (which shall be weekly if deemed reasonably necessary) at reasonable times, with representatives of Tenant, and, when the parties deem reasonably appropriate, Architect and the Contractor, regarding the progress of the construction of the Improvements, which meetings shall be held at a location reasonably agreed to by Landlord and Tenant (or to be held by conference call). Tenant and/or its agents shall receive prior notice of all such meetings.

Section 10. Landlord and Tenant Representatives. Tenant shall designate its sole representative(s) with respect to the matters set forth in this Exhibit B within three (3) days after this First Amendment is mutually executed, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Exhibit B. Landlord has designated Erin Sullivan as its sole representatives with respect to the matters set forth in this Exhibit B, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Exhibit B.

LANDLORD:			TENANT:
DOUGLAS EMMETT 2000, LLC, a Delaware limited liability company			REACHLOCAL, INC., a California corporation

By:	Douglas Emmett Management, LLC, a Delaware limited liability company, its Agent,		By:	/s/ Zorik Gordon
			Name:	Zorik Gordon
	By:	Douglas Emmett Management, Inc., a Delaware corporation, its Manager	Its:	CEO

			By:	/s/ Alan Urban
	By:	/s/ Michael J. Means	Name:	Alan Urban
		Michael J. Means Senior Vice President	Its:	CFO

Dated:	2/4/08		Dated:	1-31-2008

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EXHIBIT C

PRO FORMA LETTER OF CREDIT

[BANK LETTERHEAD]

Attention: Chief Financial Officer

Douglas Emmett 2000, LLC

c/o Douglas Emmett Management, LLC

808 Wilshire Boulevard, Suite 200

Santa Monica, California 90401

Letter of Credit No.

Ladies and Gentlemen:

We hereby establish our Irrevocable Letter of Credit and authorize you to draw on us at sight for the account of (“Applicant”) the aggregate amount of Two Hundred Thousand and 00/100ths Dollars ($200,000).

Funds under this Letter of Credit are available to the beneficiary hereof as follows:

Any and all of the sums hereunder may be drawn down at any time and from time to time from and after the date hereof by Douglas Emmett 2000, LLC (“Beneficiary”) when accompanied by this Letter of Credit and a written statement signed by an authorized signatory of Beneficiary, certifying that Beneficiary is entitled to make such drawing pursuant to the Lease, together with a notarized certification by any such individual representing that such individual is authorized by Beneficiary to take such action on behalf of Beneficiary, and a sight draft executed and endorsed by such individual. The sums drawn by Beneficiary under this Letter of Credit shall be payable upon demand without necessity of notice.

This Letter of Credit is transferable in its entirety, without any limitation on the number of such transfers. Should a transfer be desired, such transfer will be subject to the return to use of this advice, together with written instructions.

The amount of each draft must be endorsed on the reverse hereof by the negotiating bank. We hereby agree that this Letter of Credit shall be duly honored upon presentation and delivery of the certification specified above.

This Letter of Credit is effective immediately and shall expire at 5:00 P.M., Pacific Standard Time on                      (the “Expiration Date”).

Notwithstanding the above expiration of this Letter of Credit, the term of this Letter of Credit shall be automatically renewed for successive, additional one (1) year periods (with the last such one (1) year period expiring no earlier than sixty (60) days after the expiration date of that certain Office Lease dated August 30, 2006 as amended (collectively, the “Lease”) by and between Applicant, as Tenant, and Beneficiary, as Landlord), unless, at least sixty (60) days prior to any such date of expiration, the undersigned shall give written notice to Beneficiary, by certified mail, return receipt requested and at the address set forth above or at such other address as may be given to the undersigned by Beneficiary, that this Letter of Credit will not be renewed; it being understood that if the Applicant fails to maintain the Letter of Credit in the amount and in accordance with the terms of the Lease, Beneficiary shall have the right to present the Letter of Credit to us for payment.

Our obligation under this Letter of Credit shall not be affected by any circumstances, claim or defense, real or personal, of any party as to the enforceability of the Lease between Beneficiary and Applicant or the validity of Beneficiary’s claim, it being understood that our obligation shall be that of a primary obligor and not that of a surety, guarantor or accommodation maker.

Applicant shall pay all costs of, or in connection with, this Letter of Credit, including without limitation, any fees associated with the transfer or assignment of this Letter of Credit by the Beneficiary.

This Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993) Revision), International Chamber of Commerce publication 500, as revised.

This Letter of Credit sets forth in full the terms of our undertaking, and such terms shall not in any way be modified, amended, limited, discharged, or terminated except by a writing signed by authorized representatives of Beneficiary and the undersigned on or before the Expiration Date.

Very truly yours,

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